Exhibit 99.1

BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION

IN THE MATTER OF PUBLIC SERVICE COMPANY OF ))
NEW MEXICO’S ABANDONMENT OF SAN JUAN )	Case No. 19-00018-UT
GENERATING STATION UNITS 1 AND 4)

FINAL ORDER ON REQUEST FOR ISSUANCE OF A FINANCING ORDER

THIS MATTER comes before the New Mexico Public Regulation Commission (“Commission” or “NMPRC”) on the February 21, 2020 Recommended Decision issued by Hearing Examiners Ashley Schannauer and Anthony Medeiros on Public Service Company of New Mexico’s (PNM) Request for Issuance of a Financing Order included as part of PNM’s July 1, 2019 Consolidated Application for Approvals for the Abandonment, Financing, and Resource Replacement for San Juan Generating Station pursuant to the Energy Transition Act (“Application”). The Commission, having reviewed the Recommended Decision (RD), the Application and being otherwise duly informed, FINDS:

1.            The Commission has jurisdiction over the parties and the subject matter of this case.

2.            On February 21, 2020, the Hearing Examiners issued an Order Shortening Deadline for Filing Exceptions and Addressing Deadline for Final Commission Action which required exceptions to be filed by March 3, 2020 and responses to exceptions to be filed by March 6, 2020.

3.            Exceptions to the RD were filed by intervenors New Energy Economy (NEE), Citizens for Fair Rates and the Environment (CFRE) and joint intervenor-SJGS co-owners County of Los Alamos and M-S-R Public Power Agency (Exiting Participants) on March 3, 2020.

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4.            Responses to the Exceptions were filed by PNM, the City of Farmington, and jointly by the Sierra Club, Coalition for Clean Affordable Energy and Western Resource Advocates.

EXITING PARTICIPANTS’ EXCEPTIONS

5.            The Exiting Participants’ first exception argues that PNM failed to submit competent evidence in support of its requested Financing Order because it introduced only portions of the mine reclamation study performed by outside consultant Golder and Associates as well as only the executive summary of the decommissioning cost study performed by consultant Burns and McDonald.

6.            The Exiting Participants argue that the Commission should change the RD to require that PNM file full and complete copies of any mine reclamation study or study supporting decommissioning costs in any subsequent rate case or other proceeding in order to adequately support a determination of those costs.

7.            The Commission agrees with the response to this exception. As participants at SJGS, the Exiting Participants had access to the very documentation that they now argue should have been considered, yet they did not seek to introduce such evidence or cross examine PNM’s witnesses on these issues. As the response notes, at this stage, the ETA requires an estimate of the costs rather than a final accounting which will be the subject of future review. At that time, the participants will have an opportunity to seek and introduce such full documentation.

8.            The Exiting participants’ second exception argues that the PNM failed to adequately address the financial risks to ratepayers in the event SJGS is transferred to the City of Farmington and continues to operate through the installation of carbon capture technology. The Exiting Participants assert PNM should be required to substantiate how it will protect ratepayers, including how it will obtain financial security from City of Farmington and Enchant Energy, whether through surety bond or some other means, before a financing order is issued.

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9.            While the Exiting Participants’ concerns are not without merit, at this point in time the City of Farmington / Enchant carbon capture project has not progressed to the point that it is clear whether that project will in fact come to fruition. Even then, the transfer of the departing SJGS participants’ interests in the SJGS plant will be a matter of negotiation under the various operative contracts between the SJGS participants. While at this time there is an insufficiently definite basis on which to insert in the Financing Order provisions requiring PNM to take any specific actions to protect the interests of ratepayers, PNM shall keep the Commission apprised of all material developments that may lead to a transfer of PNM’s interest in SJGS. PNM’s actions remain subject to the Commission’s scrutiny in the event any transfer is negotiated.

NEE / CFRE Exception 1-A - Compliance with Section 62-18-4(B)(5)

10.          NEE argues PNM’s application, which included a memorandum from Mr. Charles Atkins, a Senior Advisor at Guggenheim Securities, LLC in New York, did not provide an attestation by a securities firm “that the proposed issuance satisfies the current published AAA rating or equivalent “as required by Section 4(b)(5). CFRE joins in this exception.

11.          Section 4(b)(5) requires an application for a financing order to contain:

[A] memorandum with supporting exhibits from a securities firm, such firm to be attested to by the state board of finance as being experienced in the marketing of bonds and capable of providing such a memorandum, that the proposed issuance satisfies the current published AAA rating or equivalent rating criteria of at least one nationally recognized statistical rating organization for issuances similar to the proposed energy transition bonds. The request for such attestation may be made by a qualifying utility prior to an application for a financing order, and the state board of finance shall act upon such a request promptly.

12.          NEE argues that PNM’s witness Charles Atkins’s memorandum is insufficient because it contains what NEE terms a “disclaimer” stating:

This Presentation does not constitute financial advice or create any financial advisory, fiduciary or other commercial relationship. In addition, this Presentation does not constitute and should not be construed as (i) a recommendation, advice, offer, or solicitation by Guggenheim Securities, its affiliates .. . . with respect to any transaction or other matter, or with respect to the purchase or sale of any security . . . or addressing . . .. (b) the relative merits or any such transaction or matter as compared to any alternative business or financial strategies that might exist for any party, (c) the financing of any transaction, or (d) the effects of any other transaction in which any party might engage. The views expressed herein are solely those of the author(s) and may differ from the views of other Representatives of Guggenheim securities.

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13.          NEE points to the final sentence of the paragraph stating “The views expressed herein are solely those of the author(s) and may differ from the views of other Representatives of Guggenheim securities” and argues that the memorandum fails because it is not issued by Guggenheim Securities, LLC as a “firm,” and only by Mr. Atkins.

14.          This argument was specifically addressed in the RD and the Commission finds that the Hearing Examiners correctly rejected this argument. As the responses and RD note, the required attestation is to be made by the New Mexico Board of Finance regarding the fact that the securities firm is “experienced in the marketing of bonds and capable of providing such a memorandum.” As the RD notes, the requisite attestation was provided by eth Board of Finance and not challenged.

15.          Further, the RD correctly found that the function of the memo is not to attest that the proposed financing will obtain an AA rating, but rather that the proposed financing is structured to satisfy current major rating criteria for a AAA rating. The RD correctly found the memorandum finds that the proposed issuance of the Energy Transition Bonds by PNM satisfies the AAA rating criteria published by Fitch Ratings, Inc. This satisfies the statutory requirement that the memorandum opine that “the proposed issuance satisfies the current published AAA rating or equivalent rating criteria of at least one nationally recognized statistical rating organization for issuances similar to the proposed energy transition bonds.”

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16.          NEE’s reliance on Mr. Atkins’ answers to NEE’s interrogatories 4-6 and 4-7 admitted at NEE Exhibit 19 similarly misconstrue the nature of Mr. Atkins’s memorandum and relationship with Guggenheim securities. As the responses and RD correctly conclude, Mr. Atkins confirms his authorization by Guggenheim to submit the required memorandum on the limited issue of whether the structure of the proposed bond issuance, but not to provide financial advice because Guggenheim has not been engaged with respect to the sale of bonds.

NEE / CFRE Exception 1-B - Compliance with Section 62-18-4(B)(11)

17.          NEE also argues the financing order is not designed to achieve the lowest cost objective and is deficient under Section 4(B)(11) which requires that the application for financing order include “ a statement from the qualifying utility committing that the qualifying utility will use commercially reasonable efforts to obtain the lowest cost objective.”

18.          Section 2(N) defines "lowest cost objective" as “the structuring, marketing and pricing of energy transition bonds results in the lowest energy transition charges consistent with prevailing market conditions at the time of pricing of energy transition bonds and the structure and terms of energy transition bonds approved pursuant to the financing order.”

19.          NEE relies on Mr. Atkins’ testimony “the proposed securitization is structured to achieve the highest possible credit ratings and price at the lowest market-clearing interest costs consistent with investor demand and market conditions at the time of pricing.”

20.          NEE asserts that the “lowest market-clearing cost” is not equivalent to the “lowest cost objective.” NEE asserts, without reference to contrary expert testimony, that the “lowest mart-clearing cost” does not “reflect” PNM’s “obligation to make the bonds as inexpensive for ratepayers as possible” and instead “means whatever price that the bond issuer feels will sell” and therefore asserts there is a conflict of interest between the underwriter’s interest in making money and PNM’s obligation to ratepayers to secure the lowest possible interest rates. NEE presumes that this will necessarily increase interest rates and costs for ratepayers and NEE therefore posits without reference to any supporting evidence that the “the ETA will not be cheaper than traditional ratemaking.”

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21.          The RD correctly finds that Mr. Atkins’ expert testimony is uncontradicted and establishes that the marketed offering plan PNM will follow is typically used for utility securitized financings and is “designed specifically to achieve the lowest market clearing price and therefore the lowest available interest rates and lowest ETCs to consumers.”

NEE Exception 2:

22.          NEE argues that the Commission should reject PNM’s proposed financing order because the plant decommissioning and mine reclamation costs are not known to a greater degree of certainty and the PRC should require audits by the New Mexico Environment Department (NMED) and New Mexico Energy, Minerals, and Natural Resources Department (EMNRD) before approving the financing order.

23.          NEE points to 14 contaminant spills reported to the NMED as well as what NEE describes variously as a 2014 “spill” or “leak” of process water from the SJGS North Evaporation Pond. While NEE notes that PNM is pursuing remediation techniques such as “monitored natural attenuation” for the nitrate plume resulting from the evaporation pond leak and has installed two other recovery systems, it rejects those remediation techniques as “wholly ineffectual.”

24.          NEE asserts PNM’s use of natural attenuation for the nitrate plume “does not actually follow Federal EPA guidelines,” yet PNM witness Mr. Hale testified that the guidelines are not binding regulations. He rejected NEE’s assertion that PNM had failed to identify specific methods of attenuation, noting that PNM was utilizing biodegradation, chemical reactions, and dilution as methods of attenuation and that such methods were appropriate in light of the conditions – “because, one, the source has been removed; two, the nitrate-impacted groundwater isn’t going anywhere; three, we are seeing decreasing concentrations in the affected monitoring wells; four, there are no receptors of that nitrate-impacted water. Nobody’s drinking it. There are no water wells in that area.”

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25.          NEE similarly concludes PNM’s recovery systems are “wholly ineffectual” because they “do not go down far enough to intercept groundwater” yet fails to identify any testimony indicating that the recovery system depth is not effective as installed.

26.          NEE further declares PNM’s decommissioning study, which recommends the “retirement in place” scenario and puts off full demolition and reclamation for 25 years to be “horrifically irresponsible” because without reference to any supporting testimony in the record, NEE surmises PNM may not exist 25 years from now and ratepayers in the future may bear decommissioning cost for service they never received.

27.          The response and RD correctly note, the Commission lacks jurisdiction over the environmental concerns raised by NEE. NEE’s conclusory claims of evidence of environmental violations are speculative and lack sufficient support in the record to justify rejecting PNM’s financing order to request environmental audits from NMED and EMNRD. As NEE itself acknowledges, the previous incidents cited by NEE have been reported to NMED, have been subject to NMED oversight, including remediation activities, and there is no evidence that SJGS or the San Juan mine are currently violating any environmental regulatory standards. There is no evidence to support NEE’s assertion that during a retirement in place, SJGS would “continue leaching contamination” or evade future NMED oversight. Finally, as the RD notes, any costs in excess of the decommissioning and reclamation costs approved for securitization will remain subject to Commission review and oversight in future rate proceedings and unreasonable or imprudent costs are subject to disallowance.

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NEE EXCEPTION 3 – Commission Authority to Review Reasonableness and prudence of PNM’s Actual Expended Energy Transition Costs

28.          The Hearing Examiners requested briefing from the parties on the issue of whether under the ETA the Commission retain authority to review the reasonableness and prudence of PNM’s actual Energy Transition Costs when it trues up the difference between the estimated costs include in the securitized Energy Transition Costs and the final actual costs expended.

29.          Based on the uniform agreement by all other responding parties, the RD found that the Commission retains the authority to disallow unreasonable and imprudently incurred costs when it reconciles the Energy Transition Costs with actual expenditures. NEE relies on Section 62-18-31(C) in asserting the RD erred in reaching that conclusion.

30.          Section 62-18-31(C) states:

If a public utility has been granted a certificate of public convenience and necessity prior to January 1, 2015 to construct or operate an electric generation facility and the investment in that facility has been allowed recovery as part of the utility's rate-base, the commission may require the facility to discontinue serving customers within New Mexico if the replacement has less or zero carbon dioxide emissions into the atmosphere; provided that no order of the commission shall disallow recovery of any undepreciated investments or decommissioning costs associated with the facility.

31.          NEE focuses on only the last clause of the section stating “provided that no order of the commission shall disallow recovery of any undepreciated investments or decommissioning costs associated with the facility.” NEE essentially argues that Section 62-18-31(C) is a provision of general applicability barring disallowance of any undepreciated investment or decommission costs for any costs included as an Energy Transition Charge in the Financing Order.

32.          The RD correctly rejected NEE’s broad interpretation of Section 62-18-31(C). NEE ignores that the last clause of Section C on which it relies clearly modifies the preceding clauses, which in turn are limited to the circumstance in which the Commission is empowered to require the abandonment of a generating facility where a replacement generating facility has less or zero carbon dioxide emissions.

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NEE EXCEPTION 4 – The Energy Transition Act is Unconstitutional and the Commission should make a “finding” on this issue.

33.          Both NEE’s final exception and CFRE’s Exceptions 1, 2, 3, and 5 raise a number of claims of constitutional violations based on the application of the ETA and resulting changes to traditional ratemaking and regulatory principles. Among other things, that the ETA restrains the Commission’s ability to adopt limits on PNM’s cost recovery.

34.          The Hearing Examiners correctly found NEE’s facial challenges to the constitutionality of the ETA are not properly raised before the Commission and should be or have been taken to district court, which is vested with original jurisdiction over such claims under the New Mexico Constitution.

35.          NEE argues that “under the law, it is the Commission’s duty to set rates and regulate the monopoly public utility, yet the ETA clearly forbids regulation” and requests a specific finding in the Commission’s Final Order that” The Commission is prohibited by the Energy Transition Act from amending, adjusting or modifying the financial request in the Financing Order submitted by Public Service Company of New Mexico and therefore is unable to balance the interests of customers and shareholder investors, to the detriment of ratepayers. Based on substantial record evidence PNM’s financial request is not prudent or used and useful, and will not result in just and reasonable rates.”

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36.          The language of NEE’s requested “finding” is inconsistent with the findings of the RD and the Commission’s rulings in this Order. While NEE cites to various statutory provisions and caselaw it asserts are inconsistent with the provisions of the ETA, it fails to adhere to basic tenets of statutory interpretation. “In considering the statute's function in relation to related statutes passed by the Legislature, “[w]henever possible, we must read different legislative enactments as harmonious instead of as contradicting one another.” State v. Rivera, 2004-NMSC-001, para. 13. Likewise, NEE should be mindful of the longstanding related doctrines of constitutional avoidance regularly applied by the courts and described in Ashwander v. Tennessee Valley Authority, 297 U.S. 288, 345-48 (1936). As Justice Frankfurter has noted: “[i]f there is one doctrine more deeply rooted than any other in the process of constitutional adjudication, it is that we ought not pass on questions of constitutionality ... unless such adjudication is unavoidable.” Spector Motor Service, Inc. v. McLaughlin, 323 U.S. 101, 103 (1944).

37.          It should suffice for purposes of this matter to point out that Article XI, Section 2 of the New Mexico Constitution vests the PRC with “responsibility for regulating public utilities, including electric, natural gas and water companies; transportation companies, including common and contract carriers; transmission and pipeline companies, including telephone, telegraph and information transmission companies; and other public service companies in such manner as the legislature shall provide.” (emphasis added). The legislature’s singular authority to define public policy is directly applied in its discretionary actions in setting the parameters of regulation through legislation. Those parameters may range over a broad spectrum, from stringent regulation to deregulation.

IT IS THEREFORE ORDERED:

A.          The Recommended Decision on Public Service Company of New Mexico’s (PNM) Request for Issuance of a Financing Order, including the Statement of the Case, Discussion, Findings of Fact and Conclusions of Law, Decretal Paragraphs and the Financing Order recommended by the Hearing Examiner, are well taken and are hereby incorporated by reference as if fully set forth in this Final Order, and are ADOPTED, APPROVED, and ACCEPTED as the Findings, Conclusions and Orders of the Commission.

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B.           All exceptions, pending motions, requests or any other matter not expressly ruled on or addressed in the hearing or in the discussion of this Final Order herein are hereby deemed denied and disposed of consistent with the discussion of this Final Order.

C.           This Order is effective immediately.

D.           Copies of this Order shall be served on all persons listed on the attached Certificate of Service, via e-mail to those whose e-mail addresses are known, and otherwise via regular mail.

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ISSUED under the Seal of the Commission at Santa Fe, New Mexico, this 1st day of April, 2020.

NEW MEXICO PUBLIC REGULATION COMMISSION

/s/ Cynthia B. Hall, electronically signed
CYNTHIA B. HALL, COMMISSIONER DISTRICT 1

/s/ Jefferson Byrd, electronically signed
JEFFERSON L. BYRD, COMMISSIONER DISTRICT 2

/s/ Valerie Espinoza, electronically signed
VALERIE ESPINOZA, COMMISSIONER DISTRICT 3

/s/ Theresa Becenti-Aguilar, electronically signed
THERESA BECENTI-AGUILAR, COMMISSIONER DISTRICT 4

/s/ Stephen Fischmann, electronically signed
STEPHEN FISCHMANN, COMMISSIONER DISTRICT 5

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BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION

IN THE MATTER OF PUBLIC SERVICE COMPANY OF ))
NEW MEXICO’S ABANDONMENT OF SAN JUAN )	Case No. 19-00018-UT
GENERATING STATION UNITS 1 AND 4)

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that a true and correct copy of the foregoing Final Order on Request for Issuance of a Financing Order issued by the New Mexico Public Regulation Commission on April 1st, 2020 was sent via email to the parties indicated below:

Stacey Goodwin	Stacey.Goodwin@pnmresources.com;
Ryan Jerman	Ryan.Jerman@pnmresources.com;
Richard Alvidrez	Ralvidrez@mstlaw.com;
Robert Edwards	Bob.Edwards@troutman.com;
Dan Akenhead	DAkenhead@mstlaw.com;
Mark Fenton	Mark.Fenton@pnm.com;
Carey Salaz	Carey.salaz@pnm.com;
Steven Schwebke	Steven.Schwebke@pnm.com;
Heather Allen	Heather.Allen@pnmresources.com;
Mariel Nanasi	Mariel@seedsbeneaththesnow.com;
Aaron El Sabrout	Aaron@newenergyeconomy.org;
Joan Drake	jdrake@modrall.com;
Lisa Tormoen Hickey	lisahickey@newlawgroup.com;
Jason Marks	lawoffice@jasonmarks.com;
Matthew Gerhart	matt.gerhart@sierraclub.org;
Katherine Lagen	Katherine.lagen@sierraclub.org;
Ramona Blaber	Ramona.blaber@sierraclub.org;
Camilla Feibelman	Camilla.Feibelman@sierraclub.org;
Michel Goggin	MGoggin@gridstrategiesllc.com;
Nann M. Winter	nwinter@stelznerlaw.com;
Keith Herrmann	kherrmann@stelznerlaw.com;
Dahl Harris	dahlharris@hotmail.com;
Peter Auh	pauh@abcwua.org;
Jody García	JGarcia@stelznerlaw.com;
Andrew Harriger	akharriger@sawvel.com;
Donald E. Gruenemeyer	degruen@sawvel.com;
Joseph A. Herz	jaherz@sawvel.com;
Steven S. Michel	smichel@westernresources.org;
April Elliott	April.elliott@westernresources.org;
Pat O’Connell	pat.oconnell@westernresources.org;
Douglas J. Howe	dhowe@highrocknm.com;
Bruce C. Throne	bthroneatty@newmexico.com;
Rob Witwer	witwerr@southwestgen.com;

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Jeffrey Albright	JA@Jalblaw.com;
Amanda Edwards	AE@Jalblaw.com;
Michael I. Garcia	mikgarcia@bernco.gov;
Greg Sonnenfeld	greg@sonnenfeldconsulting.com;
Charles F. Noble	Noble.ccae@gmail.com;
Stephanie Dzur	Stephanie@Dzur-law.com;
Vicky Ortiz	Vortiz@montand.com;
Peter J. Gould	pgouldlaw@gmail.com;
Kelly Gould	kellydarshan@gmail.com;
Jim Dauphinais	jdauphinais@consultbai.com;
Michael Gorman	mgorman@consultbai.com;
Randy S. Bartell	rbartell@montand.com;
Sharon T. Shaheen	sshaheen@montand.com;
John F. McIntyre	jmcintyre@montand.com;
Marvin T. Griff	Marvin.Griff@thompsonhine.com;
David Ortiz	DOrtiz@montand.com;
Jennifer Breakell	jbreakell@fmtn.org;
Lorraine Talley	ltalley@montand.com;
Anna Sommer	ASommer@energyfuturesgroup.com;
Chelsea Hotaling	CHotaling@energyfuturesgroup.com;
Tyler Comings	tyler.comings@aeclinic.org;
Don Hancock	sricdon@earthlink.net;
Stephen Curtice	stephen@youtzvaldez.com;
Shane Youtz	shane@youtzvaldez.com;
James Montalbano	james@youtzvaldez.com;
Barry W. Dixon	bwdixon953@msn.com;
Kyle J. Tisdel	tisdel@westernlaw.org;
Erik Schlenker-Goodrich	eriksg@westernlaw.org;
Thomas Singer	Singer@westernlaw.org;
Mike Eisenfeld	mike@sanjuancitizens.org;
Carol Davis	caroljdavis.2004@gmail.com;
Robyn Jackson	chooshgai.bitsi@gmail.com;
Thomas Manning	cfrecleanenergy@yahoo.com;
Debra S. Doll	Debra@doll-law.com;
Katherine Coleman	Katie.coleman@tklaw.com;
Thompson & Knight	Tk.eservice@tklaw.com;
Jane L. Yee	jyee@cabq.gov;
Larry Blank, Ph.D.	lb@tahoeconomics.com;
Saif Ismail	sismail@cabq.gov;
David Baake	david@baakelaw.com;
Germaine R. Chappelle	Gchappelle.law@gmail.com;
Senator Steve Neville	steven.neville@nmlegis.gov;
Senator William Sharer	bill@williamsharer.com;
Rep. James Strickler	jamesstrickler@msn.com;
Rep. Anthony Allison	Anthony.Allison@nmlegis.gov
Rep. Rod Montoya	roddmontoya@gmail.com;

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Rep. Paul Bandy	paul@paulbandy.org;
Patrick J. Griebel	patrick@marrslegal.com;
Richard L. C. Virtue	rvirtue@virtuelaw.com;
Carla R. Najjar	Csnajjar@virtuelaw.com;
Philo Shelton	Philo.Shelton@lacnm.us;
Robert Cummins	Robert.Cummins@lacnm.us;
Kevin Powers	Kevin.Powers@lacnm.us;
Steven Gross	gross@portersimon.com;
Martin R. Hopper	mhopper@msrpower.org;
Cholla Khoury	ckhoury@nmag.gov;
Gideon Elliot	gelliot@nmag.gov;
Robert F. Lundin	rlundin@nmag.gov;
Elaine Heltman	Eheltman@nmag.gov;
Andrea Crane	ctcolumbia@aol.com;
Douglas Gegax	dgegax@nmsu.edu;
Michael C. Smith	Michaelc.smith@state.nm.us;
Bradford Borman	Bradford.Borman@state.nm.us;
John Bogatko	John.Bogatko@state.nm.us;
Jack Sidler	Jack.Sidler@state.nm.us;
Milo Chavez	Milo.Chavez@state.nm.us;
Marc Tupler	Marc.Tupler@state.nm.us;
Beverly Eschberger	Beverly.Eschberger@state.nm.us;
Georgette Ramie	Georgette.Ramie@state.nm.us;
Dhiraj Solomon	Dhiraj.Solomon@state.nm.us;
Anthony Sisneros	Anthony.Sisneros@state.nm.us;
Peggy Martinez-Rael	Peggy.Martinez-Rael@state.nm.us;
Elizabeth Ramirez	Elizabeth.Ramirez@state.nm.us;
Gilbert Fuentes	GilbertT.Fuentes@state.nm.us;
Jason Montoya	JasonN.Montoya@state.nm.us;
Ashley Schannauer	Ashley.Schannauer@state.nm.us;
Anthony Medeiros	Anthony.Medeiros@state.nm.us;

DATED this 1st day of April, 2020.

NEW MEXICO PUBLIC REGULATION COMMISSION

/s/ Isaac Sullivan-Leshin, electronically signed
Isaac Sullivan-Leshin, Paralegal

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BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION

IN THE MATTER OF PUBLIC SERVICE COMPANY OF ))
NEW MEXICO’S ABANDONMENT OF SAN JUAN )	Case No. 19-00018-UT
GENERATING STATION UNITS 1 AND 4)

RECOMMENDED DECISION
ON PNM’S REQUEST FOR ISSUANCE OF A FINANCING ORDER

February 21, 2020

TABLE OF CONTENTS

I.	STATEMENT OF THE CASE	1

II.	BACKGROUND AND LEGAL FRAMEWORK	10

A.	The Four Units of the San Juan Generating Station and Farmington’s Efforts to Use Carbon Capture Technology to Continue Operating the Plant	10

B.	Senate Bill 489 and the Energy Transition Act	12

C.	Financing Order	15

D.	Evidentiary Standards	19

III.	ISSUES AND RECOMMENDATIONS	20

A.	Summary of Recommendations	20

B.	Constitutional Issues	23

1.	Applicability of the ETA	23

2.	Other constitutional issues	25

C.	Overview of Estimated and Final Cost Recoveries	26

D.	Recovery of Estimated Energy Transition Costs through Securitized Bonds	27

1.	PNM’s Proposal	27

a.	Upfront financing costs	28

b.	Undepreciated investment in Units 1 and 4	30

c.	Coal mine reclamation costs	31

d.	Plant decommissioning costs	33

e.	Job training and severance costs	34

f.	Other costs required by changes in law	36

g.	Payments to newly-created state-administered energy transition funds (Section 16 payments)	36

2.	Issues and Recommendations	37

- i -

a.	Adequacy of PNM’s identification of decommissioning, reclamation and severance and job training costs and Section 16 costs	37

b.	NM AREA’s request that the Commission refile its financing application between three and nine months prior to the issuance of the Energy Transition Bonds	43

c.	The Attorney General’s recommended disallowance of PNM funding for $5.4 million in estimated severance and job training costs for plant and mine employees	45

d.	Restrictions on use of bond proceeds	49

e.	NEE’s request to deny PNM’s inclusion of decommissioning and reclamation cost estimates in the securitization until after the NMED and EMNRD perform a comprehensive audit of environmental conditions	52

E.	PNM’s Proposed Financing Order	57

F.	Energy Transition Charges to Pay Debt Service on the Energy Transition Bonds	61

1.	The securitization process and issuance of the Energy Transition Bonds	61

2.	Design of the Energy Transition Charges	63

3.	Ratemaking mechanism at time of bond issuance to reduce rates to compensate for addition of ETC rates	69

4.	Issues and recommendations	71

a.	Design of the Energy Transition Charges	71

b.	Staff’s concern regarding lack of resources to review the frequency of the ETA Rider true-ups	73

c.	NM AREA’s concern regarding the currency of PNM’s billing determinants	75

d.	NEE’s claim that the Atkins memorandum does not satisfy the requirements of the ETA	76

e.	NEE’s claim that PNM’s securitization proposal is not designed to satisfy the lowest cost objective	78

- ii -

f.	Ratemaking mechanism at time of bond issuance to reduce rates to compensate for the implementation of ETC rates	79

G.	Final Recovery of Actual versus Estimated Abandonment Costs	85

1.	PNM’s proposed ratemaking mechanism (regulatory assets and liabilities) to recover difference between actual and estimated abandonment costs recovered in the securitization	85

2.	Issues and recommendations	87

a.	Commission authority to modify PNM’s proposed ratemaking mechanism	87

b.	The Commission’s authority under the ETA to review the reasonableness and prudence of PNM’s actual expended Energy Transition Costs	89

c.	The Attorney General’s recommended limits on PNM’s final recoveries for securitized costs	94

d.	Carrying costs based on PNM’s WACC	96

H.	Advance Funding of Severance, Job Training, and Energy Transition Fund (Section 16) Costs	98

1.	PNM’s request	98

2.	Issues and recommendations	99

I.	Bill Impacts	103

J.	Financing Order	105

IV.	FINDINGS OF FACT AND CONCLUSIONS OF LAW	106

A.	Findings of Fact	106

B.	Conclusions of Law	128

V.	ORDERING PARAGRAPHS	144

- iii -

GLOSSARY OF ACRONYMS AND DEFINED TERMS

Acronym/Defined Term	Meaning

Application	Consolidated Application for Approvals for the Abandonment, Financing, and Resource Replacement for San Juan Generating Station pursuant to the Energy Transition Act

ARC	Asset Retirement Cost

Attorney General or NMAG	Attorney General of the State of New Mexico

CCAE	Coalition for Clean Affordable Energy

CCSD	Central Consolidated School District

CCUS	Carbon Capture and Utilization Storage

Commission or PRC	New Mexico Public Regulation Commission

Community Groups Decommissioning Agreement	Dine C.A.R.E. and San Juan Citizens Alliance Decommissioning Agreement San Juan Decommissioning and Trust Funds Agreement

CSA	Coal Supply Agreement

Dine C.A.R.E.	Dine Citizens Against Ruining Our Environment

EMNRD	New Mexico Energy, Minerals, and Natural Resources Department

Enchant Energy	Enchant Energy Corporation and Enchant Energy LLC

ETA	Energy Transition Act

ETCs	Energy Transition Charges

FEED Study	Front End Engineering Design Study

FPPCAC	Fuel and Purchased Power Cost Adjustment Clause

GWh	Gigawatt-hour

Interwest	Interwest Energy Alliance

kWh	Kilowatt hour

Acronym/Defined Term	Meaning

MWh	Megawatt hour

NEE	New Energy Economy

NMAC	New Mexico Administrative Code

NM AREA	New Mexico Affordable Reliable Energy Alliance (f/k/a New Mexico Industrial Energy Consumers or NMIEC)

NMED	New Mexico Environment Department

O&M	Operation and maintenance costs or expenses

Participation Agreement	Amended and Restated San Juan Project Participation Agreement

PPA	Purchased Power Agreement

PNM	Public Service Company of New Mexico

PUA	Public Utility Act

REA	Renewable Energy Act

RFP	Request for Proposals

SCR	Selective Catalytic Reduction

SB 489	Senate Bill 489, 2019 N.M. Laws, ch. 65, Energy Transition Act

SEC	Securities and Exchange Commission

SJCA	San Juan Citizens Alliance

SJC Entities	Board of County Commissioners of San Juan County, City of Farmington, Central Consolidated School District, and the San Juan Legislative Delegation

SJCC	San Juan Coal Company

SJGS	San Juan Generating Station

2

Acronym/Defined Term	Meaning

SNCR	Selective Non-Catalytic Reduction

SPE	Special Purpose Entity

Staff	Commission’s Utility Division Staff

WACC	Weighted Average Cost of Capital

Water Authority	Albuquerque Bernalillo County Water Utility Authority

WRA	Western Resource Advocates

WSJM	Westmoreland San Juan Mining LLC

3

The Hearing Examiners submit this Recommended Decision to the New Mexico Public Regulation Commission (“Commission” or PRC) pursuant to NMSA 1978, § 8-8-14, and the Commission’s Rules of Procedure 1.2.2.29(D)(4) and 1.2.2.37(B) NMAC. The Hearing Examiners recommend that the Commission adopt the following statement of the case, discussion, findings of fact, conclusions of law, and ordering paragraphs in an Order.

I.            STATEMENT OF THE CASE

On January 10, 2019, the Commission opened this docket in Case No. 19-00018-UT by its Order Requesting Response to Public Service Company of New Mexico’s (PNM) Verified Compliance Filing Concerning Continued Use of San Juan Generating Station (SJGS) to Serve New Mexico Customers Pursuant to Paragraph 19 of the Modified Stipulation approved by the Commission’s December 16, 2015 Final Order in Case No. 13-00390-UT.1 The Commission found in the January 10, 2019 Order that it should open a new docket “to address the issue of PNM’s abandonment of SJGS and seek the input of the signatories to the Modified Stipulation and the other parties” in Case Nos. 13-00390-UT and PNM’s 2017 Integrated Resource Plan (IRP) proceeding in Case 17-00174-UT.2 Thus, the Commission determined that

[T]he issue to be addressed is whether the Commission should grant PNM’s request to accept the December 31, 2019 filing as a compliance filing and take no further action pending PNM’s filing of a formal abandonment application and request to approve replacement resources, or whether the Commission should not delay the abandonment proceeding any longer and should instead set a procedural schedule in the new docket requiring PNM to file testimony in support of already pending abandonment of SJGS. The respondents should also address whether and how the Commission should address the matter of replacement resources in this new proceeding or a separate proceeding.3

1 1 In the Matter of the Application of Public Service Company of New Mexico for Approval to Abandon San Juan Generating Station Units 2 and 3, Issuance of Certificates of Convenience and Necessity for Replacement Power Resources, Issuance of Accounting Orders and Determination of Related Rate-Making Principles and Treatment, Case No. 13-00390-UT, Final Order (Dec. 16, 2015).

2 Jan. 10, 2019 Order, ¶ 10.

3 Id.

The Commission therefore ordered the filing of pleadings addressing the issues identified above by January 18, 2019 and responses to the pleadings by January 22, 2019.

On January 18, 2019, pleadings responsive to the January 10, 2019 Order were filed by PNM, the Coalition for Clean Affordable Energy (CCAE), New Energy Economy (NEE), Sierra Club, Southwest Generation Operating Company (SWG), Western Resource Advocates (WRA), and the “SJC Entities” consisting of the Board of County Commissioners of the County of San Juan (“San Juan County”), the City of Farmington, State Senators Steven P. Neville and William Sharer, and State Representatives Sharon Clahchischilliage, Rod Montoya, Paul Bandy, and James Strickler. Responses were then filed on January 22, 2019 by PNM, the Attorney General of New Mexico (“Attorney General” or NMAG) and joint respondents Albuquerque Bernalillo County Water Utility Authority (“Water Authority”), the Utility Division Staff (“Staff’) of the Commission and New Mexico Industrial Energy Consumers (NMIEC), Interwest Energy Alliance (“Interwest”), NEE, SWG, and the SJC Entities.

On January 30, 2019, the Commission issued its Order Initiating Proceeding on PNM’s December 31, 2018 Verified Compliance Filing Concerning Continued Use of and Abandonment of San Juan Generating Station, thereby initiating a proceeding to address the abandonment of SJGS Units 1 and 4 pursuant to NMSA 1978, § 62-9-5 of the Public Utility Act (PUA)4 “and any other applicable statutes and NMPRC rules, including [sic] §62-6-12.”5 Accordingly, the January 30, 2019 Order required PNM to file an application with supporting testimony by March 1, 2019 in support of its planned abandonment addressing all relevant issues, including, inter alia, all reasons justifying PNM’s decision to abandon its ownership interests in SJGS Units 1 and 4; PNM’s actions such as notice to its partners regarding termination of the SJGS related coal contract and write-offs taken; PNM’s identification of the amount of costs associated with the abandonment; PNM’s identification of the amount of costs it seeks to recover associated the abandonment; and PNM’s proposed treatment and financing of undepreciated investments, decommissioning costs and reclamation costs.6

4 NMSA 1978, §§ 62-1-1 to 7 (1909, as amended through 1993), 62-2-1 to -22 (1887, as amended through 2013), 62-3-1 to -5 (1967, as amended through 2019), 62-4-1 (1998), 62-6-4 to -28 (1941, as amended through 2018), 62-8-1 to -13-16 (1941, as amended through 2019). See Tri-State Generation and Transmission Ass’n v. N.M. Pub. Regulation Comm 2015-NMSC-013, ¶ 8 n.1, 347 P.3d 274 (listing the foregoing statutory provisions of the “entire PUA” and noting that § 62-13-1 specifies “the range of articles in Chapter 62 that comprised the PUA in 1993.”).

5 Jan. 30, 2019 Order, at 14, ¶ A.

6 Id. at 14, Order, at ¶ 14, A.

On February 27, 2019, PNM filed an Emergency Petition for Writ of Mandamus and Request for Emergency Stay with the New Mexico Supreme Court seeking to nullify the Commission’s January 30, 2019 Order.

By order issued March 1, 2019, the New Mexico Supreme Court ordered responses to the Petition for Writ by March 19, 2019 while at the same time granting the Request for Emergency Stay. PNM’s Petition for Writ expressly sought to delay the abandonment filing required by the Commission’s January 30, 2019 Order until after an anticipated June 14, 2019 effective date of proposed legislation applicable to PNM’s abandonment of SJGS.

On March 22, 2019, Governor Michelle Lujan Grisham signed into law Senate Bill 489 (“SB 489”), which included the Energy Transition Act (ETA) and amendments to the Renewable Energy Act (REA) and the Air Quality Control Act. The effective date of the provisions in SB 489 June 14, 2019.

On June 26, 2019, the New Mexico Supreme Court issued an Order sua sponte that denied PNM’s Petition for Writ and lifted the stay of the Commission’s January 30, 2019 Order.

On July 1, 2019, PNM filed its Consolidated Application for Approvals for the Abandonment, Financing, and Resource Replacement for San Juan Generating Station pursuant to the Energy Transition Act (“Application”) in a new docket — Case No. 19-00195-UT, rather than the existing docket in Case No. 19-00018-UT. In the Application, PNM requested the following approvals from the Commission:

(A)       Abandonment of the SJGS, including: (1) abandonment of the SJGS plant and facilities located at Waterflow, New Mexico; (2) decommissioning of the SJGS plant and facilities and reclamation of the coal mine that provides fuel for SJGS; and (3) recovery of abandonment costs and related energy transition costs as defined in the ETA of approximately $360.1 million.

(B)       Approval of new generating resources to replace the retired 497 MW of capacity and energy produced by PNM’s share of the SJGS, including: (1) twenty-year purchased power agreements (PPAs) and energy storage agreements (ESAs) for the output from a 50 MW solar facility located on Jicarilla Apache tribal lands combined with a 20 MW battery storage agreement (the Jicarilla PPA/ESA) and for the output from a 300 MW solar facility located in McKinley County combined with a 40 MW battery storage agreement (the Arroyo PPA/ESA); (2) issuance of certificates of public convenience and necessity (CCNs) for (a) 40 MW and 30 MW utility-owned energy storage systems, referred to as the Sandia and Zamora facilities, respectively, located at two existing utility sites in Bernalillo County and (b) 280 MW of utility-owned natural gas-fired generating units, referred to as the Pinon Gas Plant, located in Waterflow, New Mexico at the SJGS site. In addition to the foregoing SJGS replacement resource proposals, PNM requests that consideration be given to a PNM-owned 20 MW solar facility to be installed at the SJGS site as a means of fulfilling PNM’s obligation under Paragraph 40 of the Modified Stipulation approved in Case No. 13¬00390-UT.

(C)       Approval of a financing order under the ETA providing for the issuance of highly-rated Energy Transition Bonds in the principal amount of approximately $361 million secured by a non-bypassable customer charge that will provide for recovery of: (1) PNM’s undepreciated investments totaling $283.0 million; (2) costs for job training and severance for employees at SJGS and the coal mine in the amount of $20.0 million; (3) decommissioning and reclamation costs of $28.6 million; (4) transactional costs associated with issuing energy transition bonds and obtaining approval of abandonment of $8.7 million; (5) the Energy Transition Indian Affairs Fund to be administered by the Indian Affairs Department, in the amount of $1.8 million; (6) the Energy Transition Economic Development Assistance Fund to be administered by the Economic Development Department, in the amount of $5.9 million; and (7) the Energy Transition Displaced Worker Assistance Fund, to be administered by the Workforce Solutions Department, in the amount of $12.1 million.

On July 10, 2019, the Commission issued a Corrected Order on Consolidated Application, whereby the Commission bifurcated the review of PNM’s Application into two separate proceedings. The abandonment and securitization issues (items A and C above) are addressed in this proceeding, Case No. 19-00018-UT. The replacement resource issues (item B) are being addressed on a parallel but slightly staggered track in Case No. 19-00195-UT. The July 10, 2019 Order appointed the undersigned Hearing Examiners to jointly preside over Case Nos. 19-00018-UT and 19-00195-UT and issue recommended decisions within applicable statutory timeframes as established and extended by the Order.

The Hearing Examiners held a joint prehearing conference in this case and Case No. 19-000195-UT on July 23, 2019. Representatives of the following parties participated in the confer-ence: PNM, the Attorney General, Bernalillo County, CCAE, Interwest, IUOE Local 953, NEE, NMIEC (now New Mexico New Mexico Affordable Reliable Energy Alliance or NM AREA), the San Juan Citizens Alliance (SJCA) and Dine C.A.R.E., San Juan County, Sierra Club, SWG, the Water Authority, WRA, and Staff.

On July 25, 2019, the Hearing Examiners issued a Procedural Order with an attached Notice of Proceeding and Hearing (“Notice”). The Procedural Order provided for, inter alia: (a) PNM to publish the Notice in a newspaper of general circulation available in every county where PNM provides service in New Mexico by August 14, 2019; (b) PNM to post the Notice on its public website by August 1, 2019; (c) PNM to mail the Notice to its customers by September 3, 2019; (d) PNM to file a legal brief by August 23, 2019 regarding the issue of the extent to which N.M. Const. Article IV, § 34 prevents the application of the ETA to the issues in this case and, if PNM so chose, to allow PNM to file supplemental testimony regarding the foregoing issue by that date; (e) PNM to send the Notice by certified mail on or before August 1, 2019 to the proper regulatory officials or agencies of the affected government entities identified just below; (f) PNM to conduct face-to-face public community meetings in accordance with the Commission’s Orders of July 10 and 12, 2019 with affected government entities, including specifically the Nenahnezad Chapter, the Tse daa K’aan (Hogback) Chapter, the Shiprock Chapter, the San Juan Chapter and the Navajo Nation Council, to educate and provide answers to the public, including affected coal miners, concerning PNM’s plans and intentions with regard to the proposed shutdown of the San Juan Generating Station; (g) motions for leave to intervene by September 24, 2019; (h) Responses to the PNM legal brief filed on August 23, 2019 by October 18, 2019; (i) Staff and intervenor direct testimony by October 18, 2019; (j) rebuttal testimony filed by November 15, 2019; (k) motions in limine, motions to strike testimony, and other prehearing motions by November 22, 2019; (1) a prehearing conference on November 25, 2019; (m) a public comment hearing on December 9, 2019; and, finally, (n) evidentiary hearings starting on December 10, 2019 and running, as necessary, through December 19, 2019.

Pursuant to the July 10, 2019 Order, all motions to intervene filed in either this case or Case No. 19-00195-UT were accepted and treated as motions to intervene in both proceedings.

Twenty-six parties intervened or were deemed intervenors in this case. They include the following:

Attorney General

City of Albuquerque (“Albuquerque”)

Bernalillo County

Central Consolidated School District (CCSD)

Citizens for Fair Rates and the Environment (CFRE)

Coalition for Clean Affordable Energy (CCAE)

City of Farmington (“Farmington”)

County of Los Alamos (“Los Alamos”)

Dine C.A.R.E.

International Brotherhood of Electrical Workers, Local 611 (IBEW)

International Union or Operating Engineers, Local 953 (IUOE)

Interwest Energy Alliance

M-S-R Public Power Agency

New Energy Economy

NM AREA (f/k/a NMIEC)7

New Mexico Legislative Delegation of San Juan County (“San Juan

Legislative Delegation”)

Prosperity Works

Renewable Energy Industries Association (REIA)

San Juan Citizens Alliance

San Juan County

Sierra Club

Greg Sonnenfeld

Southwest Generation Operating Company (SWG)

Water Authority8

Western Resource Advocates (WRA)

Westmoreland Coal, Inc. (Westmoreland)

On July 29, 2019, the Hearing Examiners issue a Protective Order that established procedures to facilitate discovery among the parties and provided for the expeditious handling of information that a party claimed Confidential Material.

On October 10, 2019, the Hearing Examiners issued an Order granting Greg Sonnenfeld’s September 23, 2019 motion to intervene over PNM’s objection.

On October 15, 2019, the Hearing Examiners issued an Order denying WRA’s August 7, 2019 motion to strike the direct testimony of NEE witness Steven M. Fetter.

On October 16, 2019, the Hearing Examines issued an Order partially granting NEE’s October 8, 2019 motion to compel discovery from PNM.

7 See NMIEC Amended Motion for Leave to Intervene and Request for Discovery (Aug. 21, 2019).

8 The Water Authority subsequently withdrew its status as a party intervenor from this case and Case No. 19-00195-UT pursuant to its January 10, 2020 Notice of Withdrawal as Party Intervenor and Motion to Withdraw Previously Filed Pleadings and Supporting Documents.

On October 17, 2019, the Hearing Examiners granted PNM’s October 7, 2019 motion for leave to file the direct errata and supplemental and direct errata testimony of six PNM witnesses.

On December 2, 2019, the Hearing Examiners issued an Order denying PNM’s October 25, 2019 request for confidential treatment of certain San Juan Coal Company severance payment information. The Hearing Examiners also issued on this date an Order partially granting NEE’s November 22, 2019 second motion to compel outstanding discovery from PNM.

On December 4, 2019, the Hearing Examiners issued an Order denying NEE’s November 19, 2019 motion in limine to exclude the rebuttal testimony of PNM witness Lauren Azar. The Hearing Examiners further issued on this date an Order denying PNM’s November 19, 2019 motion to strike portions of witness testimony filed on behalf of NEE and the San Juan Legislative Delegation.

On December 9, 2019, the New Mexico House of Representatives, Governor Michelle Lujan Grisham, and Navajo Nation President Jonathan Nez (collectively “Petitioners”) filed an Emergency Verified Petition for Writ of Mandamus (“Petition”) with the New Mexico Supreme Court seeking, pursuant to Rule 12-504 NMRA, an emergency writ of mandamus directed to the Commission and individual PRC Commissioners, “mandating,” as asserted in the Petition, “that they comply with their duties under the New Mexico Constitution and apply the chaptered version of SB 489 (the `Energy Transition Act’ or ‘ETA’), Chapter 65, §§ 1 through 36, to [PNM’s] Application to abandon, finance and replace the coal-fired [SJGS], currently being considered in PRC dockets 19-00018-UT and 19-00195-UT.”9

The Commission held a public comment hearing in this case on December 9, 2019. Sixty-six people provided oral comment during this hearing.

9 Petition, Case No. S-1-SC-38041 (Dec. 9, 2019), at 1-2 (emphasis in original).

The evidentiary hearings in this case ran over nine days from December 10-19, 2019. The Commission received testimony from 35 witnesses. The transcripts of the evidentiary hearings, in nine volumes, were entered in the record between December 13 and 23, 2019.

On January 6, 2020, the Commission conducted a public comment hearing at San Juan College in Farmington, New Mexico. Sixty-four people provided oral comment during this hearing. Approximately sixty-six people filed written comments as of this date of this decision.

On December 20, 2019, the Hearing Examiner’s issued a Briefing Order. They issued Briefing Order No. 2 on December 27, 2019.

Parties filed post-hearing briefs in chief on January 8, 2020. Response briefs were filed on January 21 and 24, 2020.

On January 29, 2020, the New Mexico Supreme Court issued an Order granting the December 9, 2019 petition for a writ of mandamus in Case No. S-1-SC-38041. The Supreme Court also issued the Writ of Mandamus ordering the Commission to apply the ETA to these proceedings and those in Case No. 19-00195-UT. The Writ of Mandamus is discussed below in Section III.B.1.1 of this decision regarding the applicability of the ETA as a constitutional issue.

On February 5, 2020, the Commission issued a Compliance Order Pursuant to Writ of Mandamus in this docket and Case No. 19-00195-UT. That Order is also addressed in Section III.B.1.1.

II.            BACKGROUND AND LEGAL FRAMEWORK

A.	The Four Units of the San Juan Generating Station and Farmington’s Efforts to Use Carbon Capture Technology to Continue Operating the Plant

The four coal-fired generating units of the San Juan Generating Station came on line in 1976 through 1982.10 The Station has been operated by PNM on behalf of the Station’s nine owners pursuant to the San Juan Project Participation Agreement (“Participation Agreement”).11 The Participation Agreement is set to expire on July 1, 2022.

Four of the owners negotiated the exit of their participation in 2015 rather than be responsible for their shares of the costs required to install pollution control technology required by the U.S. Environmental Protection Agency and the New Mexico Environment Department to comply with the Regional Haze requirements of the federal Clean Air Act.12

To minimize the costs of complying with the EPA requirements, PNM and the remaining owners negotiated their ability to install a pollution control technology (i.e., Selective Non Catalytic Reduction or SNCR) instead of the technology (i.e., Selective Catalytic Reduction or SCR) originally required by the EPA and based upon the owners’ willingness to close Units 2 and 3. PNM accordingly filed an application in Case No. 13-00390-UT to abandon its interests in Units 2 and 3 and seek cost recovery for the SNCR pollution controls. PNM also sought Commission approval to assume the remaining shares of the exiting owners in Units 1 and 4 to enable the continued operation of those units. In the context of Case No. 13-00390-UT, the remaining owners also negotiated an extension of the facility’s coal supply agreement to June 30, 2022 to coincide with the expiration of the owners’ Participation Agreement. The coal supply agreement had been scheduled to expire on December 31, 2017.

10 CCNs for units were granted in Case No. 965 (Jan. 9, 1970), Case No. 1111 (Jan. 22, 1974) and Case No. 1221 (Sept. 2, 1975). The 340 MW Unit 1 came on line in 1976. The 340 MW Unit 2 came on line in 1973. The 496 MW Unit 3 came on line in 1979. The 507 MW Unit 4 came on line in 1982.

11 The original nine owners included PNM, Tucson Electric Company, the City of Farmington, M-S-R Public Power Agency, the County of Los Alamos, the Southern California Public Power Authority, the City of Anaheim, Utah Associated Municipal Power Systems, and Tri-State Generation and Transmission Association, Inc. (“Tri-State”).

12 The exiting owners included M-S-R Public Power Agency, the Southern California Public Power Authority, the City of Anaheim, and Tri-State. The California owners in San Juan were subject to a California statute, SB 1368, which restricted their ability to own or procure energy from coal-fired generation sources.

The service life of the San Juan units for depreciation purposes was originally expected to end in 2023, after the expiration of the Participation Agreement. PNM requested approval to extend the service lives to 2053 in 2005 to reflect capital upgrades to and replacements of the units’ turbine and boiler components.13

With the upcoming expiration of the ownership and coal supply agreements on July 1, 2022, four of the five owners that remained after Case No. 13-00390-UT announced their intentions in May through July 2018 not to continue their participation past July 1, 2022.14 The City of Farmington, however, which owns a 5.076% interest in the plant, notified the exiting owners on June 14, 2018 of its interest in continuing the plant’s operation.

The City has subsequently indicated its intention to exercise its right under the Participation Agreement to acquire the exiting owners’ interests in an effort to continue the plant’s operation. The City has entered into a series of preliminary agreements with an investment group and developer, Enchant Energy Corporation and Enchant Energy LLC (collectively “Enchant Energy”), and several equipment manufacturers and construction companies to investigate and pursue the potential retrofit of the plant with Carbon Capture and Utilization Storage (CCUS) technology. The CCUS technology could potentially enable the plant’s continued operation with CO2 emissions that satisfy the 1,100 pounds CO2/MWh emissions limits specified in the ETA to become effective in 2023. The Sargent and Lundy engineering firm has conducted a pre-feasibility study that suggests that the CCUS retrofit could be feasible and the U.S. Department of Energy recently awarded $2.7 million in funding for a Front End Engineering Design Study (FEED Study) to further investigate the project’s feasibility and provide the support for the further development of the project. Farmington states that the study will be completed by the first quarter of 2021.

13 See, Final Order Partially Approving Certification of Stipulation, Case No. 10-00086-UT, July 28, 2011, at 86-90, referencing October 19, 2015 PNM Letter to the Commission re San Juan Life Extension Depreciation Rates.

14 Tucson Electric Company provided its notice on May 22, 2018. The County of Los Alamos provided its notice on June 15, 2018. PNM provided its notice on June 29, 2018. The Utah Associated Municipal Power Systems provided its notice on July 26, 2018.

Preliminary negotiations have begun with PNM and the other exiting owners for the transfer of their ownership interests to the City, but it is too early to know whether the City’s efforts will be successful. Nevertheless, the City’s efforts draw into question whether the plant will, in fact, close on July 1, 2022 (irrespective of the abandonment of PNM’s interest) and the extent to which certain of the funds sought in PNM’s securitization request (i.e., for decommissioning, reclamation, severance and job training for plant and mine workers, and funding for state Indian Affairs, economic development and displaced worker programs) will need to be expended.

B.	Senate Bill 489 and the Energy Transition Act

Senate Bill 489 (2019 N.M. Laws, ch. 65) and the Energy Transition Act are often considered one and the same legislation. But the ETA is only one part of Senate Bill 489.

Senate Bill 489 includes 82 pages of double-spaced provisions. It contains primarily a new 49-page chapter of the Public Utility Act entitled Energy Transition Act (ETA),15 major revisions to the Renewable Energy Act (REA),16 an amendment to the Air Quality Control Act,17 and several other related amendments to the Public Utility Act.

15 NMSA 1978, §§ 62-18-1 to -23 (2019).

16 NMSA 1978, §§ 62-16-1 to -10 (2004, as amended through 2019).

17 NMSA 1978, § 74-2-5 (1967, as amended 2019).

The ETA establishes mechanisms to facilitate the abandonment of PNM’s interests in two coal-fired generating plants — the remaining Units 1 and 4 of the San Juan Generating Station in 2022 and PNM’s interests in the Four Corners Generating Station in 2031.18 The ETA provides for the use of bonds, i.e., securitization, to recover for PNM the undepreciated costs of its interests in the two plants; the estimated costs of decommissioning and reclamation; the estimated costs of severance and job training for affected employees at the plants and mines; financing costs associated with the securitization; and payments required to the state-administered funds for Indian affairs, energy transition economic development, and the assistance of displaced workers. The bonds would be issued by a wholly-owned subsidiary of PNM newly created as a special purpose entity (SPE).

The ETA then provides for the establishment of non-bypassable charges, i.e., Energy Transition Charges (ETCs), to be paid by PNM customers to cover the bonds’ debt service costs over the estimated 25-year life of the bonds. The ETA also provides for ratemaking mechanisms designed (1) to eliminate the costs of the abandoned facilities at the time the ETC rates are first collected (upon the abandonment of the units), (2) to recover for PNM, separately from the ETCs, the difference between the estimated costs recovered through the bonds and PNM’s future actual costs, and (3) to adjust the ETCs throughout the life of the bonds to ensure the full and timely payment of the bonds’ debt service payments.

The ETA provides only limited opportunities for Commission review of the costs recovered in the bond proceeds and the future adjustment of ETCs and other customer rates to recover the abandonment costs. The ETA requires only that the costs to be financed with the bonds be adequately “identified” and that the Commission approve to some extent the three ratemaking methods set forth above. The parties disagree over the extent of the Commission’s authority to make any changes to the ratemaking methods proposed by PNM to adjust customer rates on the date the ETCs are established and to true-up PNM’s future cost recovery for differences experienced between PNM’s final, actual costs and the estimated costs financed with the bonds. The parties’ disagreements are discussed further in sections III.F and III.G below. The Commission’s role with respect to the future adjustment of the ETC charges is limited to the review and correction of the arithmetic proposed by PNM.19

18 The San Juan and Four Corners stations are the only facilities in New Mexico that satisfy the ETA’s definition of “qualifying generating facility.” NMSA 1978, § 62-18-2(S).

19 NMSA 1978, 62-18-6(G) (“If, after a hearing, the commission determines that the calculation of the adjustment contains a mathematical or transcription error, the commission shall issue an order that rejects and corrects the adjustment.”).

The amendment to the Air Quality Control Act is intended to facilitate the potential closure of the two generating stations. It requires the state Environmental Improvement Board to establish standards of performance for coal-fired electric generating facilities with an original installed capacity exceeding 300 MW to limit carbon dioxide emissions to no more than 1,100 pounds per MWh on and after January 1, 2023 — a level that is not attainable with the pollution controls used by most coal-fired generating plants.

The amendments to the Renewable Energy Act are intended more generally to increase the use of renewable energy by the state’s electric public utilities. Senate Bill 489’s amendments to the Renewable Energy Act require that renewable energy comprise the following minimum percentages of each public utility’s total retail sales to New Mexico customers:

(1)            20% by January 1, 2020;

(2)            40% by January 1, 2025;

(3)            50% by January 1, 2030; and

(4)            80% by January 1, 2040.

Ultimately, the REA amendments require, by January 1, 2045, that zero carbon resources supply 100% of all retail sales of electricity in New Mexico.

C.	Financing Order

Given that the primary focus of the ETA is to establish a mechanism for PNM to recover the costs of abandoning the remaining units of the San Juan plant, the ETA defines the proposed securitization mechanism with precision. It also defines with similar precision a process for Commission and potential appellate review to facilitate the adoption of a financing order.

Section 4(B) of the ETA specifies a detailed list of twelve items of information to be included in an application for a financing order. 20 Sections 4(C) and (D) also acknowledge the utility’s option to include its abandonment request and request for replacement resources in a consolidated application.21 But the ETA nevertheless states that, regardless of the other requests in an application for a financing order, the Commission is required to issue a separate financing order.22

The ETA prescribes with specificity the approvals that are required to be in a financing order. Section 2(L) defines the term “financing order.”23 Section 5(F)-(H) lists the specific approvals required to be included, and Sections 5(I)-(L) lists optional approvals.24

20 NMSA 1978, § 62-18-4(B).

21 NMSA 1978, § 62-18-4(C) (“application may include requests for approvals for new resources”) & (D) (“qualifying utility or the commission may defer applications for needed approvals for new resources to a separate proceeding”).

22 NMSA 1978, § 62-18-8(A) (“A financing order shall be issued as a separate order from any other order issued by the commission on a requested approval in the application proceeding and is a final order of the commission.”) (emphasis added).

23 Subsection 2(L) defines the “financing order” as “an order of the commission that authorizes the issuance of energy transition bonds, authorizes the imposition, collection and periodic adjustments of the energy transition charge and creates energy transition property.” NMSA 1978, § 62-18-2(L).

24 The mandatory approvals include the following:

F.     A financing order shall include the following provisions:

(1)     approval for the qualifying utility or assignee to issue energy transition bonds as requested in the application, to use energy transition bonds to finance the maximum amount of the energy transition costs as requested in the application, as may be adjusted pursuant to Paragraph (6) of Subsection B of Section 4 of the Energy Transition Act, and to use the proceeds provided in Subsection A of Section 10 of the Energy Transition Act;

(2)     approval for the qualifying utility to recover the energy transition costs, as may be adjusted pursuant to Paragraph (6) of Subsection B of Section 4 of the Energy Transition Act, requested in the application through energy transition charges;

(3)     approval of the energy transition charges necessary to recover the authorized energy transition costs, to be imposed through a non-bypassable energy transition charge as a separate line item on the qualifying utility’s customer bills, assessed consistent with energy and demand cost allocations within each customer class, subject to update pursuant to the notice filing contemplated by Paragraph (6) of Subsection B of Section 4 of the Energy Transition Act and subject to the application of the adjustment mechanism as provided in Section 6 of the Energy Transition Act, until the energy transition bonds issued pursuant to the financing order and the financing costs related to those bonds are paid in full;

(4)     approval of the adjustment mechanism in compliance with Section 6 of the Energy Transition Act;

(5)     a description of the energy transition property that is created by the financing order that may be used to pay, and secure the payment of, the energy transition bonds and financing costs authorized to be issued in the financing order;

(6)     approval to enter into necessary or appropriate ancillary agreements;

(7)     approval of any plans for selling, assigning, transferring or conveying, other than as a security, an interest in energy transition property; and

(8)     approval of the proposed ratemaking process and method included in the application pursuant to Paragraphs (10) and (11) of Subsection B of Section 4 of the Energy Transition Act.

G.     A financing order shall provide that the creation of energy transition property shall be simultaneous with the sale of the energy transition property to an assignee as provided in the application and the pledge of the energy transition property to secure energy transition bonds.

H.     A financing order shall authorize the qualifying utility to issue one or more series of energy transition bonds for a scheduled final maturity of no more than twenty-five years for each series; provided that a rated final maturity may exceed twenty-five years. With such authorization, the qualifying utility shall not subsequently be required to secure a separate financing order prior to each issuance.

The optional approvals and authorizations include the following:

I.     The commission may require, as a condition of the financing order and in every circumstance subject to the limitations set forth in Subsection A of Section 7 of the Energy Transition Act, that, during any period in which energy transition bonds issued pursuant to the financing order are outstanding, an assignee that is a non-utility affiliate and issues energy transition bonds shall provide in the affiliate’s articles of incorporation, partnership agreement or operating agreement, as applicable, that in order for a person to file a voluntary bankruptcy petition on behalf of that assignee, the prior unanimous consent of the directors, partners, managers or members, as applicable, shall be required. Any such provision shall constitute a legal, valid and binding agreement of such shareholders, partners or members of the assignee and is enforceable against such shareholders, partners or members.

The ETA requires the Commission to act on an application for a financing order within six months after filing, although it also allows the Commission to extend the time for issuing the order for an additional three months. Failure to issue the order approving the application or advising of the application’s noncompliance (discussed below) within the prescribed time periods is deemed approval, and the ETA requires the Commission to issue an order acknowledging the deemed approvals within seven days after the expiration of the statutory review period.25

To facilitate the approval of a financing order, the ETA establishes an unusual procedure that gives PNM the opportunity to incorporate any changes the Commission determines are required. Section 5(E) states that, if the commission finds that a qualifying utility’s application does not comply with Section 4 of the ETA, the Commission shall advise the utility of any changes necessary to comply with that section and provide the applicant an opportunity to amend the application to make the changes. Upon those changes being made, the ETA requires the Commission to issue a financing order approving the application.26

J.     A financing order may require the qualifying utility to file with the commission a periodic report showing the receipt and disbursement of proceeds of energy transition bonds and any other documents necessary for the qualifying utility to implement the financing order. Upon issuance of the energy transition bonds, the qualifying utility shall file an advice notice with the commission, subject to review by the commission for errors and corrections, that identifies the actual energy transition charges to be included on customers’ bills, effective fifteen days from the date the advice notice is filed.

K.     A financing order may authorize the commission to review and audit the books and records of the qualifying utility and of an assignee that is a non-utility affiliate and issues energy transition bonds, relating to energy transition property and the receipt and disbursement of proceeds of energy transition bonds.

L.     After review and approval by the department of finance and administration with regard to reasonableness of contracts for services, a financing order may authorize the commission to impose a fee on the qualifying utility to pay commission expenses for contract bond counsel accredited by a nationally recognized association of bond lawyers to provide advice and assistance to commission staff in reviewing an application for a financing order and the structure and marketing of the proposed energy transition bonds.

NMSA 1978, § 62-18-5(F)-(L).

25 NMSA 1978, §62-18-5(A) & (B).

26 NMSA 1978, § 62-18-5(E).

The ETA also provides a mechanism for a narrow and potentially quicker appellate review solely of the approvals related to the securitization application. Section 8(A) provides that a party aggrieved by a financing order may apply to the Commission for a rehearing within ten calendar days after issuance of the financing order as opposed to the customary thirty days allowed to apply for rehearing of a Commission Order pursuant to the NMSA 1978, § 62-10-16.27 Accelerating the special process further, an application for rehearing is deemed denied under Section 8(A) if not acted upon by the Commission within ten calendar days as opposed to the twenty days prescribed in Section 62-10-16 of the Public Utility Act. The accelerated process is then wrapped up under Section 8(B) by requiring the aggrieved party to file a notice of appeal with the Supreme Court within ten calendar days after either denial of an application for rehearing or issuance of the financing order as opposed to the thirty days ordinarily allowed for filing notices of appeal of a final order or refusal of an application for rehearing pursuant to NMSA 1978, § 62-11-11.28 Thus, regardless of the variety of issues the utility chooses to include in its application, the ETA requires the Commission to address the financing order and all other issues in separate orders. It thereby avoids delaying the implementation of the financing order waiting for the appellate resolution of issues unrelated to the securitization.

Accordingly, given that the portion of PNM’s application in this proceeding (i.e., Case No. 19-00018-UT) includes requests to approve the abandonment of San Juan Units 1 and 4, the recovery of costs eligible for securitization under the ETA and the recovery of costs ineligible for securitization through the traditional ratemaking process, this Recommended Decision will address only the issues pertinent to the issuance of a financing order. A separate Recommended Decision is being issued on the other issues in this docket.

27 NMSA 1978, § 62-18-8(A).

28 NMSA 1978, § 62-18-8(B).

D.	Evidentiary Standards

As the applicant in this administrative adjudication, PNM’s burden of proof is established as a matter of law.29 The rule in administrative proceedings in general, and adjudications before this Commission in particular, is that unless a statute provides otherwise, the proponent of an order or moving party has the burden of proof.30 The burden of proof is two-pronged: it includes both the prima facie burden of adducing sufficient evidence to go forward with a claim and the burden of ultimate persuasion. The quantum of proof in administrative adjudications is, again unless expressly provided otherwise, a preponderance of record evidence.31

29 See, e.g., Southwestern Public Service Company’s Application Requesting: (1) Acceptance of its 2014 Annual Energy Efficiency and Load Management Report; (2) Approval of its 2016 EE/LM Plan and Associated Programs; (3) Approval of its Cost Recovery Tariff Rider; and (4) a Determination Whether a Separate Process Should be Established to Analyze a Smart-Meter Pilot Program, Case No. 15-00119-UT, Certification of Stipulation, at 16 (Dec. 18, 2015) (citing Gray v. State ex rel. Wyoming Workers’ Safety and Compensation Div, 193 P.3d 246, 251 (Wyo. 2008)). See also NMSA 1978 § 62-8-7(A) (“At any hearing involving an increase in rates or charges sought by a public utility, the burden of proof to show that the increased rate or charge is just and reasonable shall be upon the utility.”).

30 3 Davis, Kenneth Culp, Administrative Law Treatise § 16.9 at 255-57 (2d ed. 1980). See Int’l Minerals and Chemical Corp. v. N.M Pub. Serv. Comm ‘n, 81 N.M. 280, 283, 466 P.2d 557, 560 (1970) (“Although the statute does not specifically place any burden of proof on [complainant] International, the courts have uniformly imposed on administrative agencies the customary common-law rule that the moving party has the burden of proof.”).

31 See Davis, supra, § 16.9 at 256 (“One can never prove a fact by something less than a preponderance of the evidence”) (emphasis in original). See El Paso Electric Co. et al. v. N.M. Pub. Serv. Comm ‘n, 1985-NMSC-085, 1112 (“This Court, however, does express its deep concern regarding the reasonableness of this heightened standard of proof [‘clear and convincing evidence’], especially since a preponderance of evidence’ standard is customary in administrative and other civil proceedings.”) (emphasis added); Re Southwestern Public Service Co., Case No. 2678, Recommended Decision of the Hearing Examiner (Nov. 15, 1996) (“No matter how the Commission describes its standard of review, SPS bears the burden of proof in this case. SPS must demonstrate that a preponderance of evidence exists in the record on which to base approval of the requested authorizations surrounding the merger.”).

The prevailing evidentiary standard of proof for decisions rendered in administrative agency adjudications should not be confused with the standard of “substantial evidence in the record as a whole,” the appellate standard of review applied by the New Mexico Supreme Court in reviewing Commission orders. See, e.g., New Mexico Indus. Energy Consumers v. PSC, 1986-NMSC-059, ¶ 32 (“. . . our review of Commission decisions must be based on substantial evidence in the record as a whole”) (emphasis added); New Mexico Exchange Carrier Group v. N.M. Public Regulation Comm ‘n, 2016-NMSC-015, ¶ 13 (“A party challenging a PRC Order must establish that the order is arbitrary and capricious, not supported by substantial evidence, outside the scope of the agency’s authority, or otherwise inconsistent with law.”) (emphasis added; internal quotation marks and citation omitted). See also Davis, supra § 16.9 at 256 (“The requirement of `clear, unequivocal, and convincing evidence’ imposed by the Woodby case applies only to the agency, not to the reviewing court; the standard of substantial evidence applies at the court level. Espinoza-Espinoza v. Immigration and Naturalization Service, 554 F.2d 921, 924 (9’h Cir. 1977).’“).

III.          ISSUES AND RECOMMENDATIONS

A.	Summary of Recommendations

This Recommended Decision presents a case of first impression. It applies a new statute, the ETA, for the first time. As a result, this decision interprets the statute for the first time and applies new concepts to the regulation of a public utility abandoning its interest in a generating plant of electricity and the recovery of costs associated with the abandonment. Accordingly, many of the concepts addressed herein are new. The Hearing Examiners provide the following summary to help with the understanding of some relatively complex and novel matters.

The Recommended Decision, if approved by the Commission, would address five main issues. First, it would allow PNM to include in bonds (securitization) to be issued by a PNM affiliate (a special purpose entity) the $360.1 million PNM estimates as the costs to abandon its interest in the remaining San Juan Units (San Juan Units 1 and 4). This would include the full $283 million estimate of undepreciated investment in the units. The bonds would be issued shortly after the abandonment of PNM’s interest in the units on July 1, 2022.

Second, the decision would also authorize PNM to collect Energy Transition Charges (ETCs) to pay the debt service on the bonds over a 25-year period. The Hearing Examiners recommend the adoption of PNM’s ETC proposal which, for residential customers, would assess a $1.90 per month charge for customers using less than 900 kWh per month and $4.97 per month for customers using more. The ETCs would be adjusted periodically over the 25-year collection period, as needed to reflect changes in total PNM customer consumption, to ensure that the debt service payments are made in full and on time. The ETCs would be charged shortly after the bonds are issued.

Third, the decision provides that PNM will immediately reduce its base rates to eliminate all of the costs of San Juan Units 1 and 4 at the time it starts charging the ETCs. This reduction would more than offset the additional cost of the ETCs.

Fourth, as required by the ETA, the decision would establish a process to adjust PNM’s base rates in the future to reconcile any differences between the estimated costs recovered in the bonds and PNM’s actual costs. This process would include the opportunity to review the reasonableness and prudence of costs that have not, prior to this case, already been reviewed for reasonableness and prudence. The review would consider the reasonableness and prudence of the costs PNM incurs in the future for plant decommissioning and coal mine reclamation.

Fifth, included in the costs to be included in the bonds are $20 million in severance and job training costs for PNM and coal mine employees and $19.8 million in payments to state administered energy transition funds for Indian affairs, economic development and displaced workers. The decision would allow PNM to make those payments as soon as needed prior to the issuance of the bonds.

The cost savings from abandoning San Juan Units 1 and 4 are large enough to offset the added costs of the ETCs and PNM’s proposed portfolio of replacement resources. Thus, the immediate impact of the securitization and abandonment should be a net savings in customers’ monthly bills. PNM estimates the savings for an average residential customer using 600 kWh per month and paying the $1.90 per month ETC should approximate $6.87 per month on their current monthly bill of $73.25. Even the residential customer using 1,000 kWh per month and paying the higher $4.97 per month ETC should see a savings of $9.65 per month on their current monthly bill of $129.03 per month.

The approach recommended by the Hearing Examiners — immediate credits to eliminate the full costs of the abandoned plant when the ETCs are first assessed — will produce the savings immediately. PNM’s proposal would credit the capital costs of the abandoned plant at the time the ETCs are assessed but credit the annual operating, maintenance, and tax expenses in a subsequent rate case decision.

The overall impact on customer bills is less clear, given PNM’s announced intent to file general rate cases in the Spring of 2020 (with new rates to become effective in the Spring of 2021) and the Summer of 2021 (with new rates to become effective in the Summer of 2022).

The Recommended Decision addresses PNM’s securitization request here in a separate order as required by the ETA. The ETA also requires that the Commission’s final order addressing the Recommended Decision give PNM an unspecified amount of time to accept the changes the Commission adopts from PNM’s proposal. This Recommended Decision proposes that the time to respond be set at ten calendar days.

In a separate Recommended Decision being issued today, the Hearing Examiners recommend that PNM’s request to abandon its interest in San Juan Units 1 and 4 be approved. The abandonment approval would only apply to PNM’s interest in the plant and would not interfere with the efforts of the City of Farmington and Enchant Energy to acquire the plant from PNM and the other San Juan owners and develop it with CCUS technology.

Finally, the Recommended Decisions issued today in this Case No. 19-00018-UT address PNM’s requests for abandonment and securitization authority. As prefaced above, the hearings on these requests were conducted in December 2019. A second set of hearings was held in January 2020 in Case No. 19-00195-UT on PNM’s request for the approval of replacement resources. A Recommended Decision on that request will be issued in the near future.

B.	Constitutional Issues

1.	Applicability of the ETA

Even before the Commission formally initiated this proceeding and the ETA was enacted, at least one party, NEE, was arguing that Article IV, Section 34 of the New Mexico Constitution prevented the application of what would become the ETA to this case because NEE contended there was already a pending abandonment proceeding relating to the San Juan coal plant.32 That constitutional provision, entitled “Change of rights or procedure in pending cases,” states: “No act of the legislature shall affect the right or remedy of either party, or change the rules of evidence or procedure, in any pending case.”33 CFRE and Staff subsequently joined NEE in arguing the ETA was precluded in this case by Article IV, Section 34.34 PNM and other parties taking a definitive position asserted the ETA is applicable.35

The issue of whether the ETA applies in this case has already been decided by the New Mexico Supreme Court. Immediately after the January 29, 2020 oral argument on the emergency verified petition for writ of mandamus brought by the Governor, members of the New Mexico Legislature, and the Navajo Nation, the Supreme Court issued a brief two and a quarter page Order granting the petition and a Writ of Mandamus directing the Commission and individual Commissioners by name to apply the ETA to these proceedings and Case No. 19-00195-UT.36 The Writ of Mandamus commands the Commission to:

32 See NEE’s Resp. to Pleading Filed by PNM & WRA on Jan. 18, 2019 Pursuant to Commission Order of Jan. 10, 2019 (Jan. 22, 2019) at 3-5 (“Thus, while the legislature is mandated to set the general framework within which the Commission shall regulate utility companies, the legislature does not have the authority or the expertise to determine the outcome or the procedure of a pending case. Any legislation that attempts to take that authority away would be unconstitutional.... [T]he legislature cannot and should not enact laws that influence or determine the outcome of a case, such as a law that ensures that PNM gets 100% cost recovery for undepreciated assets on one or both of its coal investments. Those are not policy issues — those are case specific issues that are well within the purview of the Commission and would impact other pending cases, not just this abandonment case, that it alone has the expertise (after discovery, testimony, cross-examination, and all the due process requirements). Those who may try to pass such a law would be attempting to make an end-run around the constitutionally vested power of this Commission. They are on shaky grounds, not the Commission.”) (internal citations omitted).

33 N.M. Const. Article IV, § 34.

34 See NEE BIC, 22-28; CFRE BIC, 2-10; Staff BIC, 12.

35 See, e.g., PNM Resp. Br., 41-43; CCAE BIC, 14; NM AREA BIC, 2-3; WRA BIC, 10-11.

36 See Order, Case No. S-1-SC-38041 (Jan. 29, 2020).

apply the Energy Transition Act, 2019 N.M. Laws, ch. 65, to the proceedings for the Public Service Company of New Mexico’s proposed abandonment, financing, and replacement of units one and four of the San Juan Generating Station; and

. . . to vacate any provisions in provisions in prior orders issued by the Commission in Case Nos. 19-00018-UT and 19-00195-UT, including any provisions in the Commission’s orders dated January 10, 2019, and January 30, 2019, that are inconsistent with the order of this Court.37

On February 5, 2020, the Commission issued a Compliance Order Pursuant to Writ of Mandamus in this case and Case No. 19-00195-UT. The Commission’s Order provides, in material part, as follows:

A.          Consistent with the provisions of the Writ of Mandamus and the Commission’s July 30, 2019 Order, all provisions of the Energy Transition Act apply to and govern PNM’s Application for Abandonment, Financing and Replacement of the San Juan Generating Station in these cases.

B.          Consistent with the Court’s determination and mandate above, any provisions in any order of the Commission entered previously in this case and Case No. 19-00195-UT inconsistent with the terms of the mandate are vacated.

C.          The Hearing Examiners shall take such action is necessary to effectuate the terms of the mandate to the proceedings before them.

Given the initial uncertainty about whether Article IV, Section 34 of the New Mexico Constitution barred the application of the ETA to PNM’s Application, the Hearing Examiners heard evidence and legal argument on scenarios assuming the ETA does and does not apply. The Supreme Court’s decision resolves the issue, and the Recommended Decision addresses only the scenario that the ETA applies.

37 Writ of Mandamus, Case No. S-1-SC-38041 (Jan. 29, 2020), 2-3.

2.	Other constitutional issues

NEE and CFRE challenge the constitutionality of the ETA on numerous additional grounds. First, NEE and CFRE contend that the ETA violates the separation of powers doctrine by infringing on the Commission’s authority to regulate utilities under Article XI, § 2 of the New Mexico Constitution.38 Then, as part of its separation of powers argument, NEE asserts the ETA impairs obligations of the contract PNM entered into in the Modified Stipulation in Case No. 13-00390-UT in violation of Article II, § 19 of the New Mexico Constitution.39 As another element of its separation of powers argument, NEE asserts that the provisions of Section 62-18-22 of the ETA, which support the validity of actions taken pursuant to the Act, unconstitutionally undermine judicial authority. NEE further claims that the ten-day period for filing a notice of appeal of a financing order under Section 62-18-8(B) of the ETA effectuates an unconstitutional limit on judicial review and violates Article III, § 1 of the New Mexico Constitution.40 NEE and CFRE also claim the ETA violates due process in allegedly limiting the extent to which parties may challenge utility costs and in the deadlines under the Act for the Commission to rule on an application for a financing order.41 NEE and CFRE next argue that the Energy Transition Act constitutes “special legislation” in violation of Article IV, Section 24.42 Finally, NEE claims that the ETA violates the constitution prohibition against “logrolling” or “hodge-podge” legislation in violation of Article IV, § 16, and fails to provide proper notice of the amendment to the Public Utility Act in violation of Article IV, § 18 of the New Mexico Constitution.43 PNM opposed each of the constitutional arguments on grounds stated in its Response Brief.44

38 NEE BIC, 42-47; CFRE BIC, 15-16.

39 NEE BIC, 44-47.

40 NEE BIC, 48.

41 NEE BIC, 35-39; CFRE 19-22.

42 NEE BIC, 39-43; CFRE BIC, 22-25.

43 NEE BIC, 48-49.

44 See PNM Resp. Br., 40-58.

The Hearing Examiners believe it would be improvident to address the constitutional claims asserted by NEE and CFRE. Should NEE and CFRE wish to pursue what amount to facial challenges to the constitutionality of the ETA, they should be taken to district court, the tribunal with original jurisdiction over such claims in New Mexico jurisprudence.45

C.	Overview of Estimated and Final Cost Recoveries

The ETA facilitates and ensures PNM’s recovery of the costs to abandon its interest in the remaining San Juan facilities. It provides for the issuance of Energy Transition Bonds to enable PNM to recover the estimated costs (Energy Transition Costs) of abandoning Units 1 and 4 shortly after the abandonment on June 30, 2022. It also provides for a true-up mechanism to enable PNM to recover any difference between the estimated costs recovered through the bonds and the actual costs PNM subsequently incurs. The true-up mechanism would also return to ratepayers any excess of actual costs over the previously funded estimated costs.

For ratepayers, the ETA provides for the establishment of Energy Transition Charges (ETCs) to pay the debt service on the bonds. The ETCs will be trued-up twice each year to ensure that, despite any intervening changes in kWh sales, the ETC rates remain sufficient to fully and timely make the required debt service payments.

45 See Victor v. N.M. Dep’t of Health, 2014-NMCA-012, ¶ 24, 316 P.3d 213 (holding constitutional challenges that exceed the hearing officer’s review are subject to the original jurisdiction of the district court, quoting Schuster v. State Dep’t of Taxation and Revenue, 2012-NMSC-025, ¶¶ 20-21, 283 P.3d 288 for the legal proposition that “[A]ny constitutional challenge beyond MVD’s scope of statutory review is brought for the first time in district court under its original jurisdiction.”).

In addition, the future ratemaking process to ensure that PNM recovers the full amount of the Energy Transition Costs will adjust PNM’s base rates (independently from the ETCs) after the abandonment to reconcile differences between the recovery of its estimated Energy Transition Costs and the future Energy Transition Costs PNM actually incurs.

The ETA also requires PNM to propose a ratemaking process and method to adjust its rates at the time the abandonment occurs. This process and method is intended to remove the value of the abandoned plants from rate base at the same time ratepayers start being charged with the ETCs to service the bonds.

Section III.D.1.1 discusses the estimated Energy Transition Costs PNM proposes to include in the Energy Transition Bonds. Section III.F.2 describes the ETCs to be charged to collect the funds to pay the debt service on the bonds and the future true-ups designed to ensure the full and timely collection of the necessary debt service payments.

Section III.F.3 discusses the ratemaking process PNM proposes to adjust its base and other rates at the time of abandonment and the start date for collecting the ETCs.

Section III.G discusses ratemaking process NM proposes to reconcile PNM’s actual Energy Transition Costs with the estimated Energy Transition Costs recovered with the bonds.

D.	Recovery of Estimated Energy Transition Costs through Securitized Bonds

1.	PNM’s Proposal

PNM asks the Commission to approve the issuance of Energy Transition Bonds to finance the maximum amount of the estimated Energy Transition Costs requested in PNM’s Application.

The estimated Energy Transition Costs that PNM proposes to finance through the securitized bond issuance include: (1) upfront financing costs and costs in obtaining an order approving abandonment of the San Juan coal plant; (2) abandonment costs, which include (a) the undepreciated investment of San Juan Units 1 and 4 at June 30, 2022 (excluding balanced draft technology for San Juan Units 1 and 4, and any investments associated with 132 MW, and 65 MW of San Juan Unit 4), (b) coal mine reclamation and plant decommissioning costs that have yet to be collected from customers, and (c) job training and severance expenses for PNM, PNMR Services, and San Juan Coal Company (SJCC) coal mine employees affected by the closure of San Juan coal plant; (3) other costs, if any, required to comply with changes in law as provided in Section 2(H)(3) of the ETA; and (4) required payments to the Indian Affairs Fund, the Economic Development Fund and the Workers Assistance Fund. The following table, derived from the direct testimony of PNM witness Henry Monroy, summarizes the upfront Energy Transition Costs.

PNM Table HEM-2[46] Summary of Upfront Energy Transition Costs to be Financed $ in millions
1.	8.7	Upfront Financing Costs - Section 2(H)(1) of the ETA
2.	283.0	Undepreciated Investment in San Juan coal plant Units 1 and 4 - Section 2(H)(2)(c)(d)
3.	9.4	Coal Mine Reclamation Costs - Section 2(H)(2)(a)
4.	19.2	Plant Decommissioning Costs - Section 2(H)(2)(a)
5.	11.1	Job Training and Severance Costs for PNMR and PNM Employees - Section 2(H)(2)(b)
6.	8.9	Job Training and Severance Costs for Westmoreland Coal Mine Employees - Section 2(H)(2)(b)
7.	-	Other Costs Required to Comply with Law Changes After 1/1/19 - Section 2(H)(3)
8.	1.8	Payments Made to Indian Affairs Fund - Section 2(H)(4)
9.	5.9	Payments Made to Economic Development Fund - Section 2(H)(4)
10.	12.1	Payments Made to Workers Assistance Fund - Section 2(H)(4)
11.	360.1	Total Upfront Energy Transition Costs

a.	Upfront financing costs

The upfront financing costs include costs related the issuance of the Energy Transition Bonds and the costs necessary to obtain an order approving the abandonment of the San Juan coal plant.

46 PNM Exh. 13, Monroy Dir., 8-9.

PNM Table HEM-3[47] Summary of Upfront Financing Costs $ in millions
1.	6.0	Upfront Financing Costs
2.	2.7	Estimated Costs to Obtain Abandonment Order - Section 2(K)(4)
3.	8.7	Total Upfront Financing Costs Per PNM Exhibit EAE-2

Section 2(K)(4) of the ETA defines “financing cost,” in part, as “any costs, fees and expenses related to issuing, supporting, repaying, servicing, and refunding energy transition bonds, the application for a financing order, including related state board of finance expenses, or obtaining an order approving abandonment of a qualifying generating facility” are properly included as part of the recoverable financing costs.48

PNM estimates approximately $6.0 million in fees, such as the Underwriting Discount, Financial Advisor Structuring Fee, Legal Fees, Rating Agency Fees, Trustee Fees and Expenses, Accounting and Auditor Fees, Printing/Filing and Marketing Expenses, SEC Registration Fees, Organization of SPE, Servicer Set-Up Fees, and the Original Issue Discount. The largest of the fees are $2.7 million in Legal Fees and $1.8 million for the Underwriting Discount.49

PNM estimates $2.7 million will be incurred to obtain an order approving abandonment of the San Juan coal plant. The costs include external legal counsel, outside consultants who are providing testimony in the proceeding, and administrative costs for witness training, postage, publications, and other costs incurred associated with this proceeding. These costs are summarized in Table HEM-4 to the Monroy testimony:

47 Monroy Dir., 9-10.

48 NMSA 1978, § 62-18-2(K)(4).

49 PNM Exh. 21, Eden Dir., Exh. EAE-2.

PNM Table HEM-4[50] Estimated Costs to Obtain Abandonment Order $ in millions
1.	0.5	Expert Outside Consultants, Witness Testimony
2.	1.7	External Legal Counsel
3.	0.5	Other Administrative Costs
4.	2.7	Total

See PNM Exhibit HEM-3 to Monroy’s direct testimony for details of these costs.51

b.	Undepreciated investment in Units 1 and 4

PNM forecasted the net book value of $283 million for San Juan Units 1 and 4 as of June 30, 2022, including common plant. PNM excluded the values associated with 65 MW of San Juan Unit 4 that is excluded from PNM’s Retail jurisdiction, the net book value of the San Juan Switchyard, which PNM does not anticipate retiring, and any amounts associated with the investment of Balanced Draft Technology as the result of the Supreme Court ruling in NMPRC Case No. 15-00261-UT.52

PNM forecasted an additional $8 million of capital expenditures from January 1, 2019, through June 30, 2022 and subtracted the following: the increase in accumulated depreciation to reflect the ongoing depreciation of the existing assets through June 30, 2022; the June 30, 2022 Asset Retirement Cost (ARC) asset balance that will be collected as plant decommissioning costs; and the net book value associated with 132 MW of San Juan Unit 4 pursuant to the Modified Stipulation in Case No. 13-00390-UT.

PNM Table HEM-5[53] Reconciliation of San Juan Coal Plant Net Book Value $ in millions
1.	348	Balance at 12/31/18 (Excluding 65 MW, Switchyard and Balanced Draft Technology)
2.	8	Capital Clearings - January 1, 2019 - June 30, 2022
3.	(59)	Increase to Accumulated Depreciation Reserve - January 1, 2019 - June 30, 2022
4.	297	Projected Balance at 6/30/22
5.	(5)	Removal of Undepreciated ARC at 6/30/22
6.	(10)	Removal of Net Book Value of 132 MW Unit 4 at 6/30/22
7.	283	Total Undepreciated Investment at June 30, 2022

50 Monroy Dir., 11.

51 Monroy Dir., 11.

52 Monroy Dir., 12-13.

53 Monroy Dir., 13.

c.	Coal mine reclamation costs

The San Juan owners, including PNM, will have ongoing reclamation obligations after the closure of the plant. PNM witness Thomas Fallgren testified that the owners are contractually required to reimburse the San Juan Coal Company for all of the reclamation work performed at the San Juan surface and underground mines through the date the mine permit bond is released which is currently projected to be after 2038.54

In broad terms, the mine permit requires that mine reclamation brings the land to a state to allow its pre-mining land use, which was for livestock grazing. This includes filling the open pits, providing for at least a ten-foot cap over any ash deposits, grading the surface to allow drainage, contouring the surface to mimic pre-mining topography, seeding with indigenous vegetation, and monitoring for ten years to assure that the revegetation is successful.55

Mr. Fallgren said, while San Juan operates, reclamation work will be performed contemporaneously as part of the disposal process of coal combustible residuals (ash). Starting in July of 2022, reclamation will accelerate with all major earthwork anticipated to be completed in 2028. After the major earthwork is complete, the final areas will be seeded for revegetation. Fallgren estimated that the earliest date that the reclamation liability will be completely released is 2038. Any failures in the revegetation efforts in the reclaimed areas will push the release date further into the future.56

54 PNM Exh. 5, Fallgren Dir., 43. Fallgren pointed out there that the reclamation obligations are acknowledged by PNM in Section 7.4 of the Coal Supply Agreement and by all the San Juan owners in Section 3.0 of the Amended and Restated Mine Reclamation Trusts Funds Agreement. Fallgren Dir., 43. He also said the New Mexico Mining and Mineral Division (MMD) of the Energy, Mineral and Natural Resources Department oversees the San Juan mine permit and reclamation requirements. Westmoreland San Juan Mining LLC (WSJM) holds the San Juan Mine permit. WSJM as the permit holder is required to maintain a $118 million bond for these activities. This bond amount was determined by and is held by the MMD as the beneficiary. Fallgren Dir., 44-45.

55 Fallgren Dir., 44.

56 Fallgren Dir., 44-45.

PNM witness Monroy testified that PNM is seeking recovery of (1) underground coal mine reclamation costs; and (2) costs associated with keeping the surface mine pits open to backfill with coal ash (“ash period costs”). Mr. Monroy stated that backfilling with coal ash reduces reclamation costs associated with more costly backfill materials and for disposal of the coal ash in landfills. PNM is not seeking recovery of surface mine reclamation costs because prior Commission decisions have capped recovery from customers for these costs.57

PNM Table HEM-6[58] Coal Mine Reclamation Liability (excluding surface mine) at 12/31/18 $ in thousands
		Underground	Ash Period Costs	Total
1.	Reclamation Liability - 2053 Study	14,603	3,991	18,594	A
2.	Reclamation Liability - 2022 Study	23,208	4,760	27,968	B
3.	Increase in Reclamation Liability	8,605	769	9,374	C=B=A

Monroy stated that, based upon the Company’s accounting methods, PNM’s customers have paid sufficient amounts to fund the Company’s reclamation liability based upon an estimated plant and mine closing in 2053. The acceleration of the closing to 2022, however, creates an increase in the liability of $9.4 million, which is the amount PNM seeks to securitize.59

57 Monroy Dir., 14-15.

58 Monroy Dir., 16.

59 Monroy Dir., 17-18.

d.	Plant decommissioning costs

PNM is seeking recovery of those plant decommissioning costs associated with the early shutdown of the San Juan coal plant in 2022, which have not yet been collected from customers through existing depreciation and accretion expense.60

Decommissioning costs are costs that are necessary to retire and secure San Juan after it ceases operations. Mr. Fallgren explained that, under the terms of the San Juan Decommissioning and Trust Funds Agreement (“Decommissioning Agreement”), the nine San Juan owners (past and present) established a Decommissioning Committee which consists of one representative from each of the owners. All nine owners, through the Decommissioning Committee, are responsible for determining the scope and approving all decommissioning activities. 61

Fallgren said the Decommissioning Agreement requires all nine owners to execute a separate trust fund agreement with a financial institution for the establishment of an irrevocable trust fund for the decommissioning of the San Juan plant (Decommissioning Trust). The amount of the Trust Fund requirement is established by the vote of the Decommissioning Committee upon selecting the agreed to Decommissioning Plan. The Decommissioning Committee approves all expenditures from the trust fund for appropriate decommissioning activities and is responsible for ensuring that the Decommissioning Trust fund is fully funded. PNM established its Decommissioning Trust in March 2018.62

Thus, PNM does not have unilateral authority over decommissioning. The San Juan owners will decide the final decommissioning path for the site.63 Fallgren said that, under the Decommissioning Agreement, a final determination regarding the decommissioning of the plant will take place after the final shutdown of the San Juan coal plant has been determined, which would occur after the Commission approves PNM’s abandonment of the plant and Farmington determines that continued operation of the plant is not feasible.64

60 Monroy Dir., 20.

61 Fallgren Dir., 37-38.

62 Fallgren Dir., 38-39.

63 Fallgren Dir., 39.

64 Fallgren Dir., 39-40.

Nevertheless, the Decommissioning Committee had an updated Decommissioning Study prepared by Bums & McDonnell in June 2019. The study provides various decommissioning scenarios and estimated costs. The study identified two primary options -- Retirement in Place and Full Demolition -- with Base Case and Upper Bond cost estimates for each option. The Base Case and Upper Case cost estimates for Retirement in Place totaled $58.5 million and $129.2 million. The Base Case and Upper Case cost estimates for Full Demolition totaled $118.5 million and $134.4 million.65 Fallgren said the owners are currently evaluating the various scenarios.66

PNM developed the cost estimate it seeks to securitize in this case based upon the $58.5 million scenario. Based upon PNM’s share of the costs under the San Juan ownership agreement, PNM calculated its share of those costs and is seeking to securitize $19.2 million in plant decommissioning costs.

e.	Job training and severance costs

PNM is requesting recovery of $20 million for severance costs and job training expenses for employees affected by the abandonment of the San Juan coal plant pursuant to Section 2(H)(2)(b) of the ETA. The table below summarizes the job training and severance cost components.

65 Fallgren Dir., Exh. TGF-7, 8-9.

66 Fallgren Dir., 39-40.

PNM Table HEM-8[67] Summary of Job Training and Severance Cost $ in millions
1.	10.4	PNM/PNMR Severance
2.	1.3	PNM Job Training
3.	7.4	Coal Mine Employees Severance
4.	1.5	Coal Mine Employees Job Training
5.	20.6	Total Training and Severance Cost
6.	20.0	Cap Pursuant to Energy Transition Act
7.	0.6	Amount Over Cap (Not Requested for Recovery)

The $10.4 million in severance costs for coal plant employees is based on PNM’s current severance pay plan for union and non-union employees. The severance costs include the severance pay, associated payroll taxes, and six months of medical and dental coverage and life insurance premiums. PNM currently estimates 168 employees at the San Juan coal plant and 12 employees of PNMR Services that support the San Juan coal plant will be eligible for severance benefits.68

PNM estimates $1.3 million for job training costs for employees affected by the abandonment of the San Juan coal plant. PNM expects to incur these costs beginning in 2019 through the time of abandonment of the San Juan coal plant. PNM estimated these costs assuming $8,000 per employee.69

PNM is requesting a total of $8.9 million for affected SJCC coal mine employees, comprised of $1.5 million to be provided to a state agency for job training for these employees, with $7.4 million in severance costs for 185 employees of the San Juan Coal Company coal mine to be provided to a third-party trust. PNM estimated the job training costs at $8,000 per employee multiplied by 185 SJCC coal mine employees. PNM estimated the $7.4 million in severance costs based on six months’ additional severance above any severance paid by SJCC, with an assumed annual salary of $80,000 ($80,000 divided by 12 months times 6 times 185 employees). PNM does not anticipate to true-up these payments.70

67 Monroy Dir., 26.

68 Monroy Dir., 26-27.

69 Monroy Dir., 27.

70 Monroy Dir., 28.

f.	Other costs required by changes in law

Section 2(H)(3) of the ETA includes as Energy Transition Costs any costs required to comply with changes in law enacted after January 1, 2019.71 PNM states it is not aware of any additional costs expected to be incurred as required by changes in law after January 1, 2019. But, in the event PNM identifies any costs related to changes in law subsequent to the issuance of a financing order for the Energy Transition Bonds, PNM might seek an amendment to the financing order to include those additional charges in the Energy Transition Bond financing, in accordance with Section 7(B)(2) of the ETA.72

g.	Payments to newly-created state-administered energy transition funds (Section 16 payments)

Pursuant to Section 16(J) of the ETA, PNM is required to transfer the following percentages of the financed amount of the Energy Transition Bonds to state-administered energy transition funds established under the ETA: one-half percent (0.5%) to the Energy Transition Indian Affairs Fund, one and sixty-five hundredths percent (1.65%) to the Energy Transition Economic Development Fund, and three and thirty-five hundredths percent (3.35%) to the Energy Transition Workers Assistance Fund. The total is just under $20 million.73

71 NMSA 1978, § 62-18-2(H)(3).

72 NMSA 1978, § 62-18-7(B)(2). See also Monroy Dir., 29.

73 Monroy Dir., 30.

Within 30 days after receiving the proceeds of the Energy Transition Bonds, Section 16 of the ETA requires PNM to make approximately $19.8 million in payments to fund the following programs:

•	Energy Transition Indian Affairs Fund to be administered by the Indian Affairs Department, in an estimated amount of $1.8 million;

•	Energy Transition Economic Development Assistance Fund to be administered by the Economic Development Department, in an estimated amount of $5.9 million; and

•	Energy Transition Displaced Worker Assistance Fund, to be administered by the Workforce Solutions Department, in an estimated amount of $12.1 million.

Further, PNM asks the Commission to approve PNM’s request to make 25% of the payments available to the state agencies on January 1, 2021 prior to the issuance of the Energy Transition Bonds. The remaining payments would be transferred to the agencies within 30 days of receipt of the proceeds from the bonds. PNM asks the Commission to approve the creation of a regulatory asset in an amount equal to the advanced payments made to the state agencies prior to the issuance and receipt of the proceeds from the bonds. It also requests approval to recover carrying charges on these advance payments, at PNM’s currently approved weighted average cost of capital (WACC).74

2.	Issues and Recommendations

a.	Adequacy of PNM’s identification of decommissioning, reclamation and severance and job training costs and Section 16 costs

WRA objects to the securitization of decommissioning and reclamation costs. WRA’s witness, Dr. Douglas J. Howe, stated that, given the negotiations still to occur regarding the transfer of the units to Farmington and/or Enchant Energy and the uncertainties regarding the future studies about the feasibility of the carbon capture technology, the parties and the Commission are unlikely to know prior to the conclusion of this proceeding whether the units will be closed in 2022.75

74 Monroy Dir., 30-31.

75 WRA Exh. 1, Howe Dir., 9-11.

Dr. Howe said unless the closure of Units 1 and 4 in 2022 becomes certain prior to the close of the record in this case, the decommissioning and reclamation costs should not be securitized. Howe said the decommissioning and reclamation costs will not be known with any degree of certainty if the units are transferred to Farmington with the intention to continue to run the plant beyond 2022 for some uncertain time. He said the liability amount will presumably be a subject of negotiation between the station’s former and current owners and Farmington, but the amount will not be determined until any final agreement between them is completed. Thus, some or possibly all of PNM’s estimated $28.6 million reclamation and decommissioning costs may be not needed.76

Dr. Howe also said that Enchant Energy estimates employment levels at the station under its proposal to be approximately 200 and employment at the mine will continue at current levels. Hence, if the Enchant Energy proposal succeeds, there may be no need for severance and job training funds.

Nevertheless, to avoid the possibility that, without securitized funding assistance, the closure of the plant and mine in 2022 could leave PNM employees without severance and training funds and only limited amounts from SJCC, he proposed “somewhat different treatment for the severance and job training portions of securitization” than he recommended for decommissioning and reclamation costs.77 For the severance and job training costs, he recommended that the Commission could either (1) take advantage of the low-cost financing and securitize the amounts proposed by PNM for severance and job training subject to reconciliation if the plant continues to operate past 2022, or (2) not approve these funds for securitization unless the closure of the San Juan station is a certainty before the record of this case closes. If the Commission chooses to include these amounts in the total securitization, he recommended that PNM be required to file for Commission approval, as a part of this case, a proposal on the ratemaking to be used for the reconciliation of these costs in the event they are not needed.78

76 Howe Dir., 13-15.

77 Howe Dir., 15-16.

78 Howe Dir., 16.

Finally, unlike the prior two categories of costs, Dr. Howe stated that the securitization of the three Section 16 energy transition funds is required by the ETA, because they are defined as a percentage of the total amount securitized. But Howe also stated that the funds cannot be disbursed by the state agencies administering the funds until the plant closes, because the funds are to be used to assist affected communities as those are defined in the ETA. He asserted that, until the plant closes, there are no affected communities since the definition of affected community applies only to a “New Mexico electricity producing facility that closes.”79

Dr. Howe said that the funds will be preserved by the state to provide economic development assistance to the community when the plant ultimately does close -- assuring that transition assistance is available at that time, whenever it may occur. He also said, ultimately, if it appears the plant will operate for a long period of time beyond 2022, the Legislature may decide to return the funds to PNM customers. But, absent very large external subsidies, he guessed that the Enchant Energy project is unlikely to go forward and there will therefore be a need for these transition funds by 2022 or shortly thereafter.80

79 Howe Dir., 16-17. Dr. Howe cites Section 16, subsection L, paragraph (1). NMSA 1978, § 62-18-16(L)(1).

80 Howe Dir., 17.

Finally, Dr. Howe stated that, if the reclamation and decommissioning costs, and job training and severance costs are not allowed to be included in PNM’s securitized bond offering, PNM can seek recovery through traditional commission procedures and regulatory principles.81

In rebutting Dr. Howe, PNM asserted that its estimated coal mine reclamation and plant decommissioning costs are based on the best available information at the time of the Application and that PNM’s proposed true-up mechanism to reconcile for customers the difference between estimated and actual costs is sufficient to address Dr. Howe’s concern and “protects customers from paying more than the actual coal mine reclamation and plant decommissioning costs prudently incurred by the Company.”82

PNM also disagreed with Dr. Howe’s proposed treatment of severance and training costs. Mr. Monroy said that PNM’s proposed true up mechanism for the difference between estimated and actual costs is also sufficient to address Dr. Howe’s concern about these costs and protects customers from paying more than the actual job training and severance costs incurred by the Company for the San Juan coal plant employees and coal mine workers.83

The Hearing Examiners recommend that PNM’s estimated decommissioning and reclamation costs be included in the amounts to be securitized. Sections 4(B)(2)(a) and (b) of the Energy Transition Act state that an application for a financing order shall include the utility’s estimates of costs not previously collected from customers for plant decommissioning and mine reclamation costs and the severance pay and job training expenses for affected employees losing their jobs as a result of the abandoned plant and mine.84

81 Howe Dir., 17-18.

82 PNM Exh. 15, Monroy Reb., 6.

83 Monroy Reb., 7.

84 NMSA 1978, § 62-18-4(B)(2)(a)-(b).

As Dr. Howe noted, the uncertainties with Farmington’s efforts to continue the plant’s operation with CCUS technology will likely affect both the amount of PNM’s liabilities for plant decommissioning and mine reclamation and the timing of PNM’s expenditures. The costs for decommissioning are also uncertain given that the San Juan owners have still not decided on a specific plan among various options with widely ranging costs.85 Furthermore, even under PNM’s current estimates, expenditures will be needed for reclamation costs until at least 2038 and decommissioning costs until at least 2040.86

Nevertheless, no party has presented evidence claiming that PNM’s estimates are unreasonably high. If anything, NEE has suggested that the estimates are too low. Indeed, of the various decommissioning plans studied by PNM’s consultant, PNM appears to have used the estimate for the lowest cost plan.

In addition, in the event PNM’s cost estimates prove to be high at the time the bonds are issued, PNM has committed to securitize only the lesser of the total amount of the cost estimates proposed now and the total of the updated estimates. PNM Witness Elisabeth A. Eden testified that PNM’s Application sought the securitization of a total amount of $361 million in costs, but if PNM’s estimates of the total costs at the time of abandonment when the bonds are issued are less than $361 million, PNM will issue the bonds for the lower amount. PNM will not securitize any amounts greater than $361 million.87

Given that PNM’s estimates are not likely to have been overstated, the Hearing Examiners recommend that the PNM take advantage of the low-cost financing available under the securitized bonds to fund at least the majority of the costs likely to be expended. PNM’s proposed true-up mechanism to reconcile the difference between the cost estimates used in the securitization and PNM’s actual, final costs should be sufficient to reasonably balance the interests of investors and ratepayers, especially given the Hearing Examiners’ recommendation, discussed in section III.G.2.d below, that carrying costs on the regulatory asset PNM proposes to track the costs be limited to PNM’s cost of debt.

85 NMSA 1978, § 62-18-4(B)(2)(a)-(b).

86 Tr. (12/12/19) 685-88 (Monroy).

87 Tr. (12/13/19) 1001 (Eden); see also PNM Resp. Br., 19-20.

The Hearing Examiners also recommend that PNM’s cost estimates for severance and job training costs be approved for securitization. Unlike the costs for decommissioning and reclamation, the severance and job training costs should be known with reasonable certainty at the time of abandonment and issuance of the Energy Transition Bonds. And, as noted above, PNM has committed to limiting the total of the costs it securitizes to the total amount known when the bonds are issued.

Finally, the Hearing Examiners recommend that the Section 16 costs be securitized. The ETA defines the Section 16 payments as specific percentages of the other amounts to be securitized and requires PNM to make the payments to the named state agencies within thirty days after the issuance of the Energy Transition Bonds.88

The efforts of the City of Farmington to continue plant operations with CCUS technology raises the issue of whether the affected state agencies will be permitted to expend the funds, but those efforts do not impact the requirement in the ETA that PNM make the payments to the state agencies after the issuance of the bonds. As Dr. Howe noted, the ETA establishes the funds for the benefit of “displaced workers” and “affected communities.” But the ETA defines a “displaced worker,” in part, as a New Mexico resident who was terminated from employment due to the abandonment of a New Mexico facility producing electricity that resulted in displacing at least forty workers89 and “affected communities” as a New Mexico county located within one hundred miles of a New Mexico facility producing electricity that closes, resulting in at least forty displaced workers.90

The ETA does not specify the use of the funds if the plant continues operations and workers are not displaced after PNM’s abandonment. A legislative solution to the issue appears to be warranted if that scenario transpires.

88 The ETA establishes the following percentages of the amounts securitized to calculate the Section 16 payments:

J. Within thirty days of receipt of energy transition bond proceeds, a qualifying generating facility located in New Mexico shall transfer the following percentages of the financed amount of energy transition bonds as follows:

(1) one-half percent to the Indian affairs department for deposit in the energy transition Indian affairs fund;

(2) one and sixty-five hundredths percent to the economic development department for deposit in the energy transition economic development assistance fund; and

(3) three and thirty-five hundredths percent to the workforce solutions department for deposit in the energy transition displaced worker assistance fund.

89 As set forth in Section 16(L) of the ETA, NMSA 1978, § 62-18-16(L)(2), the complete definition of “displaced worker” means a New Mexico resident who:

(a) within the previous twelve months, was terminated from employment, or whose contract was terminated, due to the abandonment of a New Mexico facility producing electricity that resulted in displacing at least forty workers;

(b) had at least seventy-five percent of the resident’s net income, as that term is defined in the Income Tax Act [Chapter 7, Article 2 NMSA 1978], from the employment or contract described in Subparagraph (a) of this paragraph;

(c) has not been able to replace the lost wages described in Subparagraph (b) of this paragraph or whose annual wages are at least twenty-five percent less than when the qualifying facility was operating; and

(d) does not qualify to take full benefits pursuant to a pension or retirement plan.

90 The complete definition of an “affected community” is “a New Mexico county located within one hundred miles of a New Mexico facility producing electricity that closes, resulting in at least forty displaced workers.” NMSA 1978, § 62-18-16(L)(1).

b.	NM AREA’s request that the Commission refile its financing application between three and nine months prior to the issuance of the Energy Transition Bonds

NM AREA urges the Commission to require PNM to refile its financing application between three and nine months prior to the issuance of the Energy Transition Bonds. NM AREA insists that, if PNM refuses to accept this condition, the proposed financing be denied.91

NM AREA notes that PNM filed its Application to issue Energy Transition Bonds in this case on July 1, 2019, a full three years in advance of the proposed issuance date of the bonds. NM AREA argues that the total proposed amount of the bonds, i.e. $361 million, is based on estimates that are unreliable and speculative.

NM AREA asserts that the most basic flaw is PNM’s failure to account for the City of Farmington’s and Enchant Energy’s proposed carbon capture retrofit project after PNM abandons its San Juan interests on June 30, 2022. NM AREA thinks that if the Enchant-Farmington project is actualized, the need for the $39.8 million in ratepayer funded job training and severance costs and economic assistance costs could be dramatically impacted. Similarly, if the plant continues to operate, PNM will not be faced with the need to immediately fund either the coal mine reclamation costs of $9.4 million or the San Juan decommissioning costs of $19.2 million. NM AREA argues if the proposed carbon capture retrofit is successful, and PNM is authorized to issue $361 million in bonds, customers could be paying an ETC rate that would be $68.4 million (or 20%) higher than PNM’s actual Energy Transition Costs.92

NM AREA argues that it is within the Commission’s discretion to require PNM to refile its application at the same time it makes its required filing at the SEC describing the bonds for potential investors.93 The filing would ensure that the Commission has the most up-to-date information regarding the principal amount of the bonds, the use of the proceeds and other relevant terms and conditions of the issuance prior to approving that issuance.94

91 NM AREA Exh. 4, Gorman Dir., 4, 8-9.

92 NM AREA BIC, 13.

93 PNM witnesses Eden and Atkins testified that the required SEC filing usually takes six months. Tr. (12/13/19) 990-94 (Eden) and 1088-93 (Atkins)

94 NMSA 1978 § 62-6-7. Gorman Dir., 8-9.

NM AREA argues that its refiling proposal harmonizes the provisions of the ETA and the Public Utility Act. NM AREA cited Section 5(E) of the ETA, which states that the Commission can deny PNM’s application if it finds that it does not meet the requirements of Section 4 of the statute and that it is thereafter required to advise PNM on how to correct its filing to meet the Section 4 requirements.95

PNM responds that the ETA permits the securitization of abandonment costs based upon estimates, that PNM has confidence in the estimates it has provided, that NM AREA has not specified any estimates it believes are unreasonable and that PNM has proposed a ratemaking process that fairly reconciles for investors and ratepayers the difference between PNM’s estimated costs and the actual costs it incurs. PNM also argues that the ETA does not provide for the refiling requirement sought by NM AREA.

The Hearing Examiners recommend that NM AREA’s request be rejected. Without addressing PNM’s legal arguments, the Hearing Examiners find that PNM’s commitment not to securitize the full amount of the estimated costs if the estimates at the time of securitization are less eliminates most of the uncertainty NM AREA poses. The ratemaking process approved for the subsequent reconciliation of the difference between PNM’s estimates and PNM’s actual costs should fairly reconcile the remaining differences.

95 NMSA 1978 § 62-18-5(E).

c.	The Attorney General’s recommended disallowance of PNM funding for $5.4 million in estimated severance and job training costs for plant and mine employees

The Attorney General’s witness, Andrea Crane, recommended the Commission disallow approximately $5.4 million of estimated severance and job training costs associated with PNM employees, PNMR Services employees, and San Juan Coal Mine employees.

The first $1.7 million of the adjustment is to reflect PNM’s 58.7% ownership share of the San Juan plant. All San Juan plant employees are employees of PNM, and under the San Juan ownership agreement, PNM is responsible for only 58.7% of their costs. PNM, accordingly, included 58.7% of the severance costs for PNM employees in its cost estimate for securitization based on its 58.7% ownership share in the plant. Based upon that ownership share, Ms. Crane recommended that only 58.7% of the severance costs for PNMR Services employees and San Juan coal mine employees should be securitized instead of the 100% PNM proposes. She also recommended that 58.7% of the estimated job training costs for PNM and coal mine employees should be securitized.96

Crane argued that PNM should have anticipated the need to allocate responsibility for such liabilities to the other San Juan owners in the negotiation of the ownership agreement. She also argued that PNM ratepayers should not be responsible for the costs benefiting PNMR employees.97

The remaining $3.7 million adjustment relates solely to the coal mine employees. Crane stated that PNM’s total claim for the coal mine employees was $7.4 million, but PNM provided supporting documentation in a discovery response for only $3.7 million. She said the discovery response simply added an “additional coal mine severance” cost to reach the $20 million cap in the ETA.98

96 NMAG Exh. 1, Crane Dir., Appendix B, Schedule ACC-2.

97 Crane Dir., 28-32.

98 Crane Dir., 33-34.

Crane calculated $3.7 million as an appropriate estimate for the coal mine employees, based, in part, upon PNM’s 58.7% ownership interest in the generating plant. She also used the coal miners’ average salaries and years of service which were lower than PNM’s average salaries and years of service. PNM’s estimates provided comparable benefits to PNM and coal mine workers.99

In addition, PNM proposes to make the coal mine worker payments to a third-party trustee for distribution to eligible workers instead of administering the payments itself, as PNM proposes to do for its own workers. And PNM does not propose a method to true-up the actual amounts paid to coal mine workers against PNM’s estimates of the amounts estimated. As a result, Ms. Crane recommended that the true-up required in Section 4(B)(10) of the Energy Transition Act be adopted to protect ratepayers from paying for expense estimates that prove to be excessive.100

PNM’s witnesses disagreed with the Attorney General’s recommendations. Henry Monroy and Ronald Darnell said the current San Juan ownership agreement does not provide for the recovery of the PNMR and coal mine costs from the other San Juan owners. Mr. Darnell said the costs qualify as Energy Transition Costs under the ETA. He also said the ETA does not allocate job training and severance expenses based on a qualifying utility’s ownership share, nor does it impose obligations on the non-PNM owners of the plant.101

99 Crane Dir., 33-35; PNM Exh. 4, Damell Reb., 13-14.

100 Crane Dir., 35.

101 Monroy Reb., 5; Damell Reb., 13.

Darnell asserted that treating PNM and coal mine employees equally is consistent with the ETA and is important because the plant and mine closure is an issue of state-wide concern and each impacted job will have a corresponding impact on the affected community.102 He also observed that PNM’s error in a discovery response is partially responsible for Ms. Crane’s recommended disallowance. Darnell said PNM’s $7.4 million cost estimate for coal mine employee severance is based on increasing the amount of severance that the coal company is proposing to provide its mine employees from three months to nine months. He explained that PNM’s initial discovery response to an Attorney General discovery request provided an exhibit that inadvertently included a cost estimate for three additional months’ severance for the mine employees, but that PNM served a supplemental discovery response that corrected the exhibit to reflect the additional six months of severance for mine employees.103

Darnell allowed that PNM recognizes that the Commission can choose to go in a different direction under the ETA if the record supports applying alternative funding criteria in its oversight role with respect to severance and job training benefits for coal mine employees. He said PNM does not believe that a different approach is warranted or has been justified, but PNM agrees that the legislative extension of benefits to employees of an enterprise not regulated by the Commission ultimately presents a unique policy judgment for the Commission to make.104

Darnell noted that PNM did not propose a true-up of coal mine severance expenses because it has proposed to deposit the severance funds for coal mine workers in a third-party managed trust fund. The trust fund manager would coordinate with the coal company to distribute these funds. But, pending Commission approval, the trust fund manager could be tasked with transferring any remaining funds as of December 2022 to the Displaced Worker Assistance Fund, which would account for the full and final disposition of these funds.105

102 Darnell Reb., 14.

103 Darnell Reb., 13, n.6.

104 Darnell Reb., 14-15.

105 Darnell Reb., 15-16.

The Hearing Examiners recommend that the Attorney General’s disallowance to reflect PNM’s 58.7% ownership share of the generating plant be rejected. The ETA provides for PNM’s securitization of the costs at issue here, and it indicates the intention that the severance and job training costs be fully funded. The ETA also provides for PNM’s full recovery of the costs through the securitization. There is no indication that the ETA intends that PNM recover any costs from the other San Juan owners, and there is no authority conferred on the Commission to require or facilitate such a recovery from those owners.

The issue of comparable treatment for PNM and coal mine workers is not addressed by the ETA. It is a novel social policy question that is not typically addressed by the Commission and the Hearing Examiners. The question is raised solely as a consequence of the ETA.

Given those caveats, the Hearing Examiners do not find that PNM’s recommendations for comparable treatment of PNM and coal mine workers unreasonable. The Hearing Examiners, however, recommend that the cost estimates included in the securitization for the coal mine workers be trued-up with the actual payments made on their behalf The Commission will have no authority over PNM’s proposed trustee, but the Commission can and should require PNM to include in the trust agreement between PNM and the trustee a requirement that the trustee reconcile the actual payments against the estimated costs and disburse the remaining funds to the Displaced Workers Energy Transition Fund.

d.	Restrictions on use of bond proceeds

In her pre-filed direct testimony, PNM witness Elisabeth Eden stated that, in accordance with Section 10 of the ETA, PNM intends to use the proceeds of the issuance of the Energy Transition Bonds only (1) for purposes related to providing utility service to customers, including paying certain Abandonment Costs (such as severance and job training payments) financed with the Bonds, (2) to make required Section 16 Payments (3) to pay Financing Costs, and (4) to pay Change in Law Costs, if any.106 Ms. Eden also said, as contemplated by Section 5(J) of the ETA, PNM will file periodic reports with the Commission showing the receipt and disbursement of the Energy Transition Bond proceeds. She said PNM will file a report, within 30 days following receipt of the proceeds from the sale of the Energy Transition Bonds and annually thereafter until all bond proceeds have been disbursed, specifying (1) the gross amount of proceeds arising from the sale of the Energy Transition Bonds, (2) any amounts expended for payment of upfront Financing Costs (including reimbursement to PNM for such costs paid by PNM), (3) the amount of Section 16 Payments made, (4) the amount of proceeds remaining after such payments, and (5) the use of the remaining proceeds for purposes related to providing utility, service to customers.107

NM AREA witness Michael Gorman proposed more explicit conditions on the use of the proceeds. He recommended that the use of the bond proceeds that are used toward “providing utility service” to customers should be more clearly defined. Gorman said the proceeds should be used to minimize the utility’s debt and equity capital costs or to invest in new retail rate base or infrastructure assets and the last approved ratemaking capital structure mix of debt and equity should not be changed. He said PNM should present evidence showing that its proposed use of the securitization bond proceeds results in the lowest overall cost of capital possible for rate-setting purposes. Gorman believed that bond proceeds should not be used to pay operating expenses or incentive compensation, to fund non-capital costs, or to fund parent company dividends or affiliate loans, or any other use that could be characterized as “providing utility service.”108

106 PNM Exh. 21, Eden Dir., 12.

107 Eden Dir., 13.

108 Gorman Dir., 10-12.

Mr. Darnell stated in rebuttal that there is no need for the Commission to adopt more explicit conditions for the use of bond proceeds. He said PNM’s provision of utility service to customers includes a number of activities, such as the routine construction of extensions and improvements to the Company’s electric transmission and distribution system and common plant; environmental expenditures; energy efficiency and renewable energy investments; investments in new generating facilities; and maintenance on the Company’s generation, transmission and distribution facilities. The bond proceeds could also be used to retire indebtedness incurred to fund these activities. Darnell explained the precise use will depend upon PNM’s capital requirements at the time the bond proceeds are received. In addition, PNM has committed to filing the periodic reports required by Section 5(J) of the Energy Transition Act that will show the receipt and disbursement of the proceeds.109

At the hearing, Ms. Eden testified that the bond proceeds would be spent for the specific purposes proposed in its securitization proposal for future spending, such as upfront financing costs, decommissioning and reclamation costs, severance and job training costs and payments to the state-administered energy transition funds. She said the portion of the proceeds intended to reimburse PNM for the estimated $283 million in San Juan’s undepreciated investment would be used for future capital projects. Eden averred the proceeds would not be used for parent company dividends or affiliate loans.110

109 Darnell Reb., 11-12.

110 Tr. (12/13/19) 1000-01, 1032-33 (Eden).

She said PNM was not intending to hold the bond proceeds in a segregated account to ensure precise tracking of the use of the proceeds. Eden stated PNM would keep accounting records of the amount of proceeds received and the amount and purpose of expenditures (potentially from any source of funds) related to permitted purpose. She observed that

Mr. Gorman stated at the hearing that, despite the fungible nature of cash and the difficulty of determining which source of cash is used for a particular purpose, he was not recommending the use of an escrow account to track the use of the funds. He said he would be satisfied with the detail of the reports Ms. Eden described.111

Finally, in PNM’s post-hearing Response Brief and Updated Proposed Financing Order, PNM spelled out the language of its proposed restrictions on the use of the bond proceeds and further details on the reporting requirements it proposes to comply with Section 5(J) of the ETA. PNM proposes the following restrictions on the use of the bond proceeds:

34.            PNM is authorized to use the proceeds it receives from the sale of the Energy Transition Property to the SPE (i) to make required Section 16 Payments and (ii) for purposes of providing utility service to customers, including paying certain Energy Transition Costs financed with the Energy Transition Bonds. In particular, PNM shall apply the proceeds it receives from the sale of the Energy Transition Property to make required Section 16 Payments, to pay Decommissioning and Reclamation Costs, to pay Severance and Job Training Costs, to make capital expenditures for the purpose of providing utility service to customers, and to repay any indebtedness incurred for the purpose of making any such payments. Proceeds of the Bonds shall not be used for purposes of paying dividends, making affiliate loans or paying incentive compensation.112

111 Tr. (12/19/19) 2000-07 (Gorman).

112 PNM’s Updated Proposed Financing Order (Jan. 8, 2020), p. 61, ¶ 34.

PNM also proposed the following requirements:

35.            In accordance with Section 5(J) of the ETA, PNM shall file a report, within 30 days following receipt of the proceeds from the sale of the Energy Transition Bonds and annually thereafter until all bond proceeds have been disbursed, specifying (1) the gross amount of proceeds arising from the sale of the Energy Transition Bonds, (2) any amounts expended for payment of Upfront Financing Costs (including reimbursement to PNM for such costs paid by PNM), (3) the amount of Section 16 Payments made, (4) the amount of proceeds used to pay Decommissioning and Reclamation Costs, (5) the amount of proceeds used to pay Severance and Job Training Costs, (6) the amount of proceeds used to make capital expenditures for the purpose of providing utility service to customers, (7) the amount of proceeds used to repay indebtedness incurred for the purpose of making any such payments, and (8) the amount of remaining proceeds, if any.113

The Hearing Examiners find that PNM’s proposals are consistent with Sections 10(A) and 5(J) of the ETA and recommend their adoption.114

e.	NEE’s request to deny PNM’s inclusion of decommissioning and reclamation cost estimates in the securitization until after the NMED and EMNRD perform a comprehensive audit of environmental conditions

NEE asks the Commission to make an agency-to-agency request that the New Mexico Environment Department (NMED) and the New Mexico Energy, Minerals, and Natural Resources Department (EMNRD) to perform a comprehensive audit of environmental conditions at the San Juan Generating Station site. NEE asks that the study be conducted before any funding for decommissioning or reclamation is issued to PNM.

NEE argues that PNM’s application does not propose an adequate plan to address environmental contamination at the San Juan site, or health impacts in the San Juan area. NEE asserts that PNM’s entire case is based on preliminary cost estimates with the ability for amendment by PNM to recover costs far in excess and without limitation of what it demonstrates to the Commission. NEE asks that the financing order be rejected in order to provide necessary customer protections.

113 Id. ¶ 35.

114 See NMSA 1978, § 62-18-10(A) (Duty to use the proceeds of Energy Transition Bonds only for purposes related to providing utility service and to pay financing costs); NMSA 1978, § 62-18-5(J) (Commission authority to require periodic reports showing the receipt and disbursement of proceeds of Energy Transition Bonds).

NEE argues that the plant has caused tremendous pollution and health impacts to the surrounding air, water, land, and people. NEE cites a plume of nitrate contaminants in the groundwater caused by a spill of process water contaminants from San Juan’s North Evaporation Pond. NEE states that the recovery systems installed by PNM are ineffectual, as they do not go deep enough to intercept groundwater.

PNM also cites the reclamation plan’s storage of coal ash from the generating station in the unlined San Juan mine pits, which is nevertheless approved by the mine’s permit. NEE’s expert witness Mark A. Hutson stated that tests of the coal ash being placed in the mine pits showed the presence of aluminum, arsenic, boron, barium, calcium, selenium, silicon, and vanadium and that the chemicals will leach from the waste when exposed to water.115 NEE states that the chemicals cause health impacts like cancer, respiratory illnesses, and birth defects.116

In addition, NEE states that PNM’s decommissioning plan understates the full cost of decommissioning the plant. PNM’s plan recommends a “retirement-in-place” scenario in which PNM initially shuts down operations without full plant decommissioning, conducts the decommissioning 25 years later, and seeks full cost recovery at that time.

115 NEE Exh. 22, Hutson Dir., 6.

116 NEE cites the following testimony of SJCA/Dine C.A.R.E. witness, Adella Begaye:

Q. (by Mr. El Sabrout) “So my recollection is that community members reported elevated rates of cancer, asthma, birth defects, and reduction in biodiversity. Does that square with your testimony and your understanding?”

A. (Ms. Begaye): “I have seen those, yeah.”

Tr. (12/18/19) 1715.

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PNM argues that NEE’s request should be rejected because (1) the Commission has neither the jurisdiction nor expertise to make determinations on environmental compliance or conditions; (2) the San Juan coal plant and the San Juan Coal Mine are already under strict environmental oversight by environmental regulators; and (3) the San Juan coal plant is in compliance with applicable environmental requirements.

PNM states that the Commission lacks any jurisdiction over the San Juan Coal Mine and lacks jurisdiction over the generating plant for environmental compliance issues.117

PNM also states that NEE presented witnesses who claimed that there were environmental incidents at the plant and mine in the distant past. But no evidence was presented that any of the incidents caused any lasting environmental damage or current environmental non-compliance. PNM states that the nitrate plume is self-contained and diminishing.118 Groundwater monitoring reports for the plant and NEE’s own sampling all satisfy applicable surface water standards.119

PNM states that it takes environmental compliance very seriously and has implemented industry best practices for environmental compliance at the San Juan coal plant.120 Likewise, the plant is subject to extensive oversight by the NMED and the Environmental Protection Agency, which includes the submittal of quarterly monitoring reports to the NMED.121 The San Juan Coal Mine is under strict regulatory oversight by EMNRD.122 PNM states that no evidence has been presented that the mine is not in full compliance with its applicable environmental requirements.

117 PNM Resp. Br., 80.

118 PNM Exh. 19, Hale Reb., 14-16.

119 PNM Exh. 16, Cowin Reb., 10; Hale Reb., 17-18.

120 Hale Reb., 2.

121 Hale Reb., 3-9.

122 Cowin Reb., 5.

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Finally, PNM states that NEE has failed to show any environmental compliance violations or any costs for environmental compliance or remediation that have not already been accounted for in PNM’s cost estimates. PNM states that, apart from conducting ongoing monitoring activities, the San Juan coal plant has not been required to conduct any active remediation and, therefore, the costs of such remediation have not been included in the decommissioning costs and reclamation costs requested in this case. To the extent that environmental remediation might become an issue in the future and result in additional costs, the costs will be addressed in a future rate case and will be subject to Commission review and approval before being recovered by PNM through rates.123

The Hearing Examiners find that NEE’s request should not be approved. As PNM notes, the Commission does not have jurisdiction over issues of environmental compliance. While there may be health impacts resulting from the plant’s operations over the years, NEE has presented no evidence that the San Juan plant or the San Juan mine are currently violating any environmental regulatory standards. In addition, PNM’s actual, ultimate costs for decommissioning and reclamation may, in fact, exceed the estimates it seeks to securitize, but NEE does not claim that the estimates that PNM seeks to securitize are higher than PNM may reasonably incur. All costs in excess of the estimates approved for securitization will be subject to the Commission’s review for reasonableness and prudence in the future rate case in which they are claimed, and any costs found to be unreasonable or imprudently incurred will be disallowed.

123 PNM Exh. 7, Fallgren Reb., 13.

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E.	PNM’s Proposed Financing Order

PNM requests that the Commission approve PNM’s proposed securitization in the form of a stand-alone financing order, pursuant to section 8(A) of the ETA.124 As noted in section II.C above, the ETA prescribes mandatory and optional elements to be included in a financing order.125 PNM, however, goes further and proposes a form of financing order with additional language that it requests the Commission to issue. An initial proposal was included in PNM’s Application filed on July 1, 2019. PNM filed a revised version on January 8, 2020 to conform to modifications described during testimony at the December hearings.

PNM’s proposed financing order is 69 pages long, providing extensive elaboration on the provisions from the ETA. PNM witness Charles Atkins described the purpose of the financing order in terms of achieving the desired AAA credit rating for the Energy Transition Bonds and the reasons for elaborating on the requirements in the ETA.

Mr. Atkins said the financing order establishes in strong and definitive terms the legal right of investors to receive, in the form of ETCs, the amounts necessary to pay the interest and principal on the Energy Transition Bonds and other ongoing expenses in full and on a timely basis. It specifies the mechanisms and structures for payments of bond interest, principal, and ongoing expenses in a manner that minimizes the amount of additional credit enhancements required by the rating agencies to achieve the highest possible ratings. In addition, the financing order will enable PNM to structure the financing in a manner reasonably consistent with investor preferences and rating agency considerations at the time of pricing, which is also necessary for the financing to achieve the desired results.126

124 NMSA 1978, § 62-18-8(A).

125 See supra n.24 and accompanying text.

126 PNM Exh. 23, Atkins Dir., 37-38.

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Atkins described key components of the financing order that are essential to establishing the legal foundation for the transaction. He opined that the most important elements go to insulating the transaction from the risk of any potential bankruptcy risk of PNM. He said the insulation is accomplished via a legal “true sale” of the Energy Transaction Property127 to a bankruptcy-remote SPE, legally distinct from PNM. Atkins explained the structure used with this and other securitizations allows the rating agencies and investors to conclude that the issuer of the securitization, the SPE, is highly unlikely to become the subject of a bankruptcy proceeding in the unlikely event of a bankruptcy of PNM.128

Further, Atkins said under the federal bankruptcy code, payments on the debt obligations of an issuer in a bankruptcy proceeding become subject to an automatic stay. In an automatic stay, the payments are suspended until the courts decide which creditors of the issuer are to be paid, when they will be paid, and whether they are to be paid in whole or in part. He said unless the risk of an automatic stay is essentially removed from the rating agencies’ credit analysis, the financing cannot achieve the highest possible ratings, since PNM’s secured debt obligations are rated below “AAA.”129

In addition to the legal structure insulating the SPE from PNM, provisions for credit enhancements are important. Atkins said the primary form of credit enhancement is the true- up adjustment mechanism provided for under Section 6 of the ETA.130 He explained the true-up mechanism represents the most fundamental component of credit enhancement to investors and is a cornerstone of utility securitizations. True-ups provide for the adjustment of ETCs on a periodic basis to correct for any over- or under-collection of non-bypassable ETCs for any reason and to ensure that the expected collection of future ETCs is in accordance with the payment terms of the Energy Transition Bonds. True-up adjustments will be made on a periodic basis, at least semi-annually, except that during the two years prior to the scheduled final maturity, the true-up adjustments must be conducted at least quarterly. In addition, optional adjustments are likely to be authorized to be conducted at any time.131

127 “Energy Transition Property” is created under the Financing Order pursuant to the ETA to receive customers’ ETC payments required to pay the debt service costs for the Energy Transition Bonds. See, NMSA 1978, §62-18-2(I).

128 Atkins Dir., 6, 10-11.

129 Atkins Dir., 38-39.

130 See NMSA 1978, § 62-18-6.

131 Atkins Dir., 40-41.

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Atkins said it is critical for rating agency purposes that, insofar as Commission action is required, true-up adjustments are automatic and implemented on an immediate basis subject only to mathematical and clerical error review. Pursuant to the ETA, the true-up adjustment mechanism will remain in effect until the Energy Transition Bonds and all associated financing costs have been fully paid and any under-collection is recovered from customers and any over-collection is returned to customers.132

Other credit enhancements include PNM’s capital funding of the SPE equal to 0.50% of the initial capitalization of the Energy Transition Bond transaction. The proposed financing order also provides flexibility to include additional forms of credit enhancement, such as letters of credit, additional amounts of overcollateralization or reserve accounts, and surety bonds to improve the marketability of the Energy Transition Bonds. Atkins indicated none are anticipated but it is important to have such built-in flexibility.133

Atkins asserted the non-bypassability of the ETCs is another important element of the financing order, both for the rating agency process and for investor considerations. The non-bypassable nature of the charges requires customers to pay the ETCs allocated to their customer class, regardless of the customers’ degree of self-generation or electric generation supplier, and whether or not the distribution system is operated by PNM or a successor.134

132 Atkins Dir., 42.

133 Id.

134 Atkins Dir., 43.

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PNM’s financing order also creates a binding obligation for PNM, its successors or assignees to collect the ETCs for a servicing fee and allows that obligation to be performed by a replacement servicer appointed by the Trustee, if the Servicer does not perform. Thus, the binding obligation to collect and account for ETCs will survive any adverse event to the Servicer.135

The financing order is irrevocable, and the ETCs are not subject to reduction, alteration, or impairment by any further action of the Commission, except for the mathematical and clerical error review of the formulaic true-up adjustment process. Thus, so long as the Energy Transition Bonds are outstanding, rights and benefits arising from the Energy Transition Property created by the financing order may be definitively relied upon by investors and the rating agencies.136

Equally important to Atkins, the ETA affirms the pledge of the State not to take or permit any action that would impair the value of the Energy Transition Property authorized by the financing order. He said investors generally perceive that one of the greatest risks to them is that there is a change in law that affects the Energy Transition Property, thereby adversely affecting their rights under the ETA or the financing order. The Commission’s affirmation in the financing order of the State pledge will enhance investor understanding that the risk of an adverse change in law or regulation is remote and will permit counsel to deliver important legal opinions that such adverse changes would not be legally valid.137

Finally, Atkins said the findings of fact, conclusions of law, and the ordering paragraphs of the financing order constitute the means by which the Commission definitively affirms the conformity of the financing with the applicable provisions of the ETA. He said the provisions of the proposed financing order reflect the level of detail and scope that will be expected by investors and the rating agencies. With these findings and conclusions, counsel will have the basis that they need for the highly technical and specialized legal opinions they must issue in connection with the securitization financing, and upon which the rating agencies will rely in assigning the highest possible ratings for the Energy Transition Bonds.138

135 Id.

136 Atkins Dir., 44.

137 Atkins Dir., 43.

138 Atkins Dir., 45.

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In addition, the ordering paragraphs afford PNM the flexibility to establish the final terms and conditions of the Energy Transition Bonds. Atkins believed the flexibility will allow PNM to achieve the structure and pricing that will meet the statutory requirements, including the lowest cost objective commitment, reasonably consistent with market conditions on the day of pricing, rating agency considerations, and the terms of the financing order.139

F.	Energy Transition Charges to Pay Debt Service on the Energy Transition Bonds

1.	The securitization process and issuance of the Energy Transition Bonds

The ETA makes possible the issuance of Energy Transition Bonds to fund the Energy Transition Costs associated with the abandonment of Units 1 and 4. The bonds are designed to meet the requirements for a “AAA” or equivalent credit rating and recover the ETA-defined abandonment and other energy transition costs discussed above. The ETA requires that the proposed bonds have a scheduled final maturity of not more than 25 years.140

Under PNM’s proposal, the bonds will be issued through a Special Purpose Entity (SPE) created by PNM as a wholly-owned subsidiary. The structure relies upon the SPE to insulate its assets from any rights a creditor may have against PNM.

139 Atkins Dir., 46.

140 See NMSA 1978, § 62-18-4(B)(7).

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The SPE will be capitalized through the issuance of the Energy Transition Bonds and a concurrent equity capital contribution from PNM. Unless a higher equity capitalization is necessary to satisfy rating agency stress tests or other applicable requirements at the time of issuance of the Bonds, PNM will contribute equity capital to the SPE that will equal 0.5% of the total capital of the SPE (with the Energy Transition Bonds representing the remaining 99.5% of the capitalization of the SPE).141

The Commission will approve the establishment of Energy Transition Charges (ETCs) in amounts sufficient to fully and timely pay the debt service on the Energy Transition Bonds. The ETCs will be non-bypassable charges, to be paid by all customers receiving electric delivery service from PNM and all customers who acquire electricity from an alternative or subsequent electricity supplier in the utility service area currently served by PNM, to the extent such acquisition is permitted by New Mexico law. The right to receive the ETCs is known under the ETA as Energy Transition Property.142

The SPE will issue the Energy Transition Bonds and will receive the proceeds from their sale. The SPE will use the proceeds it receives from the sale of the Energy Transition Bonds to (i) pay the upfront Financing Costs incurred in connection with the issuance of the Bonds (including reimbursement to PNM of any such costs paid by PNM) and (ii) purchase the Energy Transition Property from PNM. The SPE will pledge the Energy Transition Property to the Trustee as collateral for the benefit of the holders of the Energy Transition Bonds.143 PNM will nevertheless collect the ETCs on behalf of the SPE and transmit them to the SPE to make the debt service payments.144

141 Eden Dir., 11.

142 See NMSA 1978, § 62-18-(2)(I); Atkins Dir., 11.

143 Eden Dir., 12.

144 Atkins Dir., 27-28.

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PNM proposes to use the Energy Transition Bond proceeds in accordance with Section 10 of the ETA and to file periodic reports with the Commission showing the receipt and disbursement of the proceeds in accordance with Section 5(J) of the ETA.145

2.	Design of the Energy Transition Charges

The SPE formed by PNM to issue the Energy Transition Bonds will be obligated to make semiannual payments of principal and interest on the Energy Transition Bonds and will incur other ongoing financing expenses that are Energy Transition Costs under Section 2(H) of the ETA. PNM proposes to establish an ETA Rider to collect the ETC funds that will be paid to the SPE and used to pay the required semi-annual debt service payments and other ongoing financing expenses.146

PNM anticipates the ETA Rider will become effective 30 days after issuance of the Energy Transition Bonds. For example, if the bonds were issued on July 2, 2022, PNM anticipates the ETA Rider would become effective on August 1, 2022 and would be assessed for electric service provided thereafter.147

PNM estimates the need to collect $23 million per year for 25 years to pay the debt service on the Energy Transition Bonds. Responsibility for that amount must be allocated to PNM’s various customer classes and within each class to specific customers or groups of customers.148 Consistent with section 6(A) of the ETA, PNM proposes to allocate the revenues to be recovered from each customer class based on the production cost allocation methodology established by the Commission in PNM’s most recent general rate case to its then current rate structure using a forecast of billing determinants.149

145 Eden Dir., 13 (citing NMSA 1978, §§ 62-18-5(J) & 62-18-10).

146 PNM Exh. 17, Settlage Dir., 2.

147 Settlage Dir., 3.

148 Settlage Dir., 8-9.

149 Settlage Dir., 9-10. PNM’s approach is consistent with section 6(A) of the ETA, which states:

A.       If the commission issues a financing order, the qualifying utility for which the order is issued may charge all of the qualifying utility’s customers an energy transition charge, which shall be allocated to customer classes consistent with the production cost allocation methodology established by the commission in the qualifying utility’s most recent general rate case. Energy transition charges shall be assessed consistent with the production cost allocation methodology and the determination of energy and demand costs within each customer class, both of which shall be subject to the adjustment mechanism.

NMSA 1978, § 62-18-6(A).

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The ETA, however, does not establish the specific rates for each customer class. Section 5(F)(3) of the ETA directs PNM to recover Energy Transition Costs through a non-bypassable ETC consistent with the energy and demand allocations within each customer class.150 To ensure that the ETA Rider is non-bypassable and to recover ETCs consistent with energy and demand allocations within each customer class, PNM proposes different rate types suited to the specific characteristics of the PNM rate schedules and the customers served thereunder.151

Customer Charge

A customer charge ($/bill) is a monthly charge assessed to each customer. Some advantages of a customer charge are that the charge cannot be effectively bypassed (i.e., minimized or avoided) through changes in usage or demand, and a monthly customer charge is easier for customers to understand than a more complex charge. A customer charge is well-suited to rate schedules with very few customers and to rate schedules with a homogeneous set of customers. A disadvantage of customer charges is that they are not necessarily proportional to relative customer demand and energy within the rate schedule if there are many customers served under the rate schedule.152

150 Settlage Dir., 11.

151 Settlage Dir., 16.

152 Settlage Dir., 12-13.

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Individual Customer Charges

Individual customer charges are a special case of a customer charge. They are per customer ($/bill) and each customer in the rate schedule gets a different charge based on their forecasted demand. The main advantage is that the individual customer charge cannot be effectively bypassed and is consistent with the demand and energy allocations within the rate schedule. Individual customer charges are particularly effective for rate schedules with a small number of customers. The disadvantage of these individual customer charges is that, for rate schedules with multiple customers, they require a forecast of each individual customer’s demand.153

Customer Block

Customer block charges are also a special case of a customer charge. They represent a charge per bill, but the particular charge is based on the amount of energy a customer uses. Customers that use the most energy pay a higher charge. The advantage of the customer block charge is that it cannot be effectively bypassed and customers that use more energy pay more. The charge is also relatively simple for customers to understand on their bill. The disadvantage of this customer block charge is that it requires a forecast of the number of customers that will have billed energy in the block with the higher charge.

PNM witness Michael Settlage stated that PNM’s current Rate Schedule 1A Residential Service is the only PNM rate schedule that includes block charges, and PNM, accordingly, proposes the customer block charge only for this customer class.154 PNM estimates the ETC for Residential 1A customers who use 900 kWh or less per month would be $1.90, while the ETC for 1A customers using 901 kWh or more per month would be $4.97.155

153 Settlage Dir., 13.

154 Settlage Dir., 14.

155 Settlage Dir., Exh. MJS-7, p. 1 of 4.

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Demand Charge

A demand charge is a per billed kW charge ($/kW) and has the advantage of being directly proportional to the customer’s demand within the rate schedule. A demand charge is also relatively easy for a customer to understand. Demand charges are suited to rate schedules with demand metering that have many customers. Disadvantages of demand charges include the need to forecast the rate schedule total customer demand and the sensitivity of demand to weather. Furthermore, many customers do not have demand metering as part of the rate schedule they are served under, so demand charges are not plausible for these rate schedules.156 PNM proposes ETA Rider charges based on demand for large users.

Light Charge

A Light Charge is a per billed device charge ($/light) used for streetlights and area lights. The advantages include simplicity, no requirement for demand or energy forecast, and no metering is required. A light charge is well suited for street and area lighting because PNM lighting rate schedules do not require metering.157

156 Settlage Dir., 14-15.

157 Settlage Dir., 15-16.

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PNM Table MJS-1 — Proposed energy transition charge Types158

line	Rate Schedule	Charge Type
1	3B - General Power	Demand ($/kW)
2	3D - Pilot Municipalities and Counties General Power - T0U	Demand ($/kW)
3	3C - General Power Low LF	Demand ($/kW)
4	3E - Pilot Municipalities and Counties General Power Low LF - T0U	Demand ($/kW)
5	4B - Large Power	Demand ($/kW)
6	5B - Lg. Svc. (8 MW)	Individual Customer ($/bill)
7	15B - Universities 115 kV	Individual Customer ($/bill)
8	30B - Manuf. (30 MW)	Individual Customer ($/bill)
9	33B - Lg. Svc. (Station Power)	Individual Customer ($/bill)
10	35B - Lg. Svc. (3 MW)	Individual Customer ($/bill)
11	36B - SSR - Renew. Energy Res.	Individual Customer ($/bill)
12	6 - Private Lighting	Light ($/bill)
13	20 — Streetlighting	Light ($/bill)
14	1B - Residential —T0U	Customer ($/bill)
15	2A - Small Power	Customer ($/bill)
16	2B - Small Power —T0U	Customer ($/bill)
17	10A — Irrigation	Customer ($/bill)
18	10B - Irrigation —T0U	Customer ($/bill)
19	11B - Water/Sewage Pumping	Customer ($/bill)
20	1A — Residential	Customer Block ($/bill)

PNM also considered but decided not to use Energy and Hybrid charges. An energy charge ($/kWh) is a per billed kWh charge assessed to each customer. It has the advantage of being directly proportional to the customer’s usage within the customer class. An energy charge is also relatively easy for a customer to understand. Energy charges have serious disadvantages for PNM customers, however. They require a forecast of energy for the customer billing periods that can be very weather sensitive. Customers with onsite generation can effectively bypass the charge by generating more then they consume in a month. Therefore, for PNM customers, energy charge-based energy transition charges may not be consistent with the non-bypassable requirement of the ETA.159

158 Settlage Dir., 17.

159 Settlage Dir., 15.

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Hybrid Charges are a combination of two or more other methods. The advantages are that they can be developed to be non-bypassable and still proportional to demand and energy usage within the class. The disadvantages are the lack of transparency and complexity. The Energy Transition Charge will be presented as a single line item on customers’ bills. If there are multiple components to the charge, it will vary each month and is harder for the customer to understand.160

Section 6(B) of the ETA also provides for an adjustment mechanism, effective upon issuance of the Energy Transition Bonds, to make adjustments to the ETCs at least semiannually to correct for any over- or under-collection of those charges and to provide for the timely and complete payment of the bonds and recovery of financing costs.161 The ETA requires that the adjustment mechanism remain in effect until the energy transition bonds and all financing costs have been fully paid and recovered, any under-collection is recovered from customers and any over-collection is returned to customers.162 As already mentioned, the ETA provides for only a limited review of the ETC adjustments -- whether there is a mathematical or transcription error in the calculation of the adjustment.163

160 Settlage Dir., 16.

161 NMSA 1978, § 62-18-6(B). In addition to the six-month true-ups, PNM proposes to make non-standard true-ups to address matters such as changes to the production cost allocation methodology resulting from a general rate case. Settlage Dir., 21.

162 NMSA 1978, § 62-18-6(D).

163 Section 6(F) defines the limited review:

F.    An adjustment to the energy transition charge filed by the qualifying utility shall be deemed approved without hearing thirty days after filing the adjustment unless:

(1)   no later than twenty days from the date the qualifying utility filed the calculation of the adjustment, the commission is notified of a potential mathematical or transcription error in the adjustment; provided that the notice identifies the error with specificity; and

(2)   the commission determines that the calculation of the adjustment is unlikely to provide for timely payment, or is likely to result in a material overpayment, of scheduled principal of and interest on the energy transition bonds and the payment and recovery of other financing costs in accordance with the financing order and, based on that determination, suspends operation of the adjustment, pending a hearing limited to the issue of the error in the adjustment; provided that the suspension shall be for a period not to exceed sixty days from the date the qualifying utility filed the calculation of the adjustment.

G.   If the commission determines that a hearing is necessary, the commission shall hold a hearing on the proposed adjustment that shall be limited to determining whether there is a mathematical or transcription error in the calculation of the adjustment. If, after a hearing, the commission determines that the calculation of the adjustment contains a mathematical or transcription error, the commission shall issue an order that rejects and corrects the adjustment. The qualifying utility shall adjust the energy transition charge in accordance with the commission’s calculation within five days from issuance of the order. If the commission does not issue an order rejecting the adjustment with a determination of the corrected calculation within sixty days from the date the qualifying utility filed the adjustment, the adjustment to the energy transition charge shall be deemed approved.

NMSA 1978, § 62-18-6(F) & (G).

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3.	Ratemaking mechanism at time of bond issuance to reduce rates to compensate for addition of ETC rates

Section 4(B)(11) of the ETA requires PNM to propose a ratemaking method to account for the reduction in the qualifying utility’s cost of service associated with the amount of undepreciated investments being recovered by the energy transition charge at the time that charge becomes effective.164

PNM plans to issue the Energy Transition Bonds through the SPE upon the abandonment of its interest in the plant and to start charging the ETCs soon after. If PNM begins to collect the ETCs from customers and has not adjusted its base rates charged to customers in a general rate case to reflect the retirement and abandonment of the San Juan coal plant, PNM proposes to record a regulatory liability to protect customers from double recovery of the undepreciated investments.165 The regulatory liability will reflect the revenue requirements associated with the undepreciated investment of the San Juan coal plant equal to the amount financed through the issuance of energy transition bonds. PNM will calculate the revenue requirements reflecting a return on and return of the amount financed related to the undepreciated investment of the San Juan coal plant. PNM will defer these amounts for as long as the San Juan coal plant is no longer used and useful and abandoned, PNM is collecting the ETCs, and has not adjusted its base rates to reflect the removal of the undepreciated investment in customer’s rates.166

164 NMSA 1978, § 62-18-4(B)(11).

165 Monroy Dir., 41.

166 Monroy Dir., 39.

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To compensate customers, PNM proposes to record carrying charges based on its then currently approved after-tax WACC. When the regulatory liability is reflected in rate base in PNM’s general rate case, PNM will terminate the calculation of carrying charges as the unamortized balance will be included in rate base.167

In PNM’s original filing, PNM stated that it intends to file a general rate case to reflect the abandonment of the San Juan coal plant for rates to go into effect at the same time as the Energy Transition Charge are collected from customers. In this instance, there would be no need for a regulatory liability to be recorded.168 At the hearing, Mr. Monroy stated that PNM plans to file the general rate case in June 2021.169

PNM will include the amortization of the regulatory liability in its general rate case that reflects the removal of the net book value of the San Juan coal plant from customers’ rates. PNM will propose an amortization period for these costs in its next general rate case, once the final amounts are known. PNM is not requesting approval of an amortization period at this time, as the final amounts, if any, are dependent on the relative timing of the bond issuance and the rate case, which is not yet known. PNM proposes to include the unamortized balance of the regulatory liability in rate base in its general cost of service studies, to compensate its customers for the time value of money.170

167 Monroy Dir., 40.

168 Monroy Dir., 41.

169 Tr. (12/12/19) 768-71 (Monroy).

170 Monroy Dir., 39-40.

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4.	Issues and recommendations

a.	Design of the Energy Transition Charges

WRA recommended that the ETCs proposed by PNM for the Residential 1A customers not be approved. WRA witness Dr. Howe recommended a fixed customer or per-kwh charge.171 Howe contended the methodology for PNM’s proposed rate-block combination is convoluted and the logic not well-explained. He thought it would not be easily understood or easily described to many if not most lA customers.

Second, Dr. Howe said the “vertical cliff’ in the ETC at the change between 900 and 901 kWh presents a customer fairness concern: that single kWh would cost in excess of three dollars. Howe reasoned that if the objective is to have lA customers who use more electricity pay a higher ETC rate, then making the ETC for 1A customers a per-kwh charge would achieve that goal in a more equitable manner. He estimated, if based on a per-kwh charge, each 1A customer would pay $0.003881 per kWh:

$12,534,925/3,229,974,631 kwh = $0.003881 per kwh172

Dr. Howe’s third concern with this methodology is whether it actually meets the requirement of non-bypassability in the ETA, since a customer could reduce its obligation by reducing their usage of grid-supplied electricity. If, instead, the ETC charge was levied on a per-bill basis, as it is for residential customers in Rate Schedule 1B, then the charge would more clearly meet the requirement of non-bypassability. As a per-bill charge, each lA customer would pay about $2.01 per month:

$12,534,925/12 ÷ 518,882 customers = $2.014141 per customer per month173

171 Howe Dir., 19.

172 Howe Dir., 7.

173 Howe Dir., 7.

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Dr. Howe also posited that if easier forecasting of the charge is a concern, then the per-bill methodology would provide a more accurate and less volatile forecast than the methodology proposed by PNM or the per-kwh methodology. He said both the per-kwh and the per-bill charge methodology have the benefit of simplicity and easy description.174

PNM witness Settlage stated in rebuttal testimony that PNM’s Residential 1 A customers have been served by a three-block system since Case No. 07-00077-UT became effective in 2008. The 450 kWh size blocks have been used since Case No. 10-00086-UT. PNM’s proposed block charge uses the existing kWh block sizes, and with one step, is simpler than the Residential l A rate structure that has two steps. Settlage thus asserted PNM’s proposed block charge follows the existing block structure to which Residential 1 A customers are accustomed.175

Mr. Settlage also said that, while simpler, a single non-block customer-based charge where every customer would pay the same charge would not reflect any differences in usage within the customer class. A single non-block charge would be higher than the proposed first block charge and would result in higher cost for low usage customers.176

Further, Settlage stated that, among other potential options, Residential 1 A customers do not typically have demand metering, thus a demand-based charge is not feasible. Some Residential 1A customers have distributed generation and have zero or negative consumption some months and would bypass consumption-based charges in those months. He said PNM’s proposed block customer charge balances simplicity and customer understanding with non-bypassability and ETC recovery that increases with high monthly usage.177

174 Howe Dir., 6-7.

175 PNM Exh. 18, Settlage Reb., 3.

176 Settlage Reb., 3.

177 Settlage Reb., 2.

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The Hearing Examiners recommend approval of PNM’s proposed ETC rate design. As Mr. Settlage observed, PNM’s proposal is consistent with the higher charges PNM assesses for monthly consumption exceeding 900 kWh in the third customer block for Residential IA customers. It also places a lesser burden on low use customers.

In addition, under PNM’s proposal, PNM estimates that the ETC charge would increase by $3.07 -- from $1.90 per month to $4.97 per month. The $3.07 difference is relatively small compared to PNM’s resulting estimated monthly bill of $119.38 for a customer using 1,000 kWh per month. Moreover, with the savings PNM estimates from abandoning its interest in San Juan, PNM estimates that the net impact for such a customer would be a $10 reduction in the monthly bill from $129.03 to $119.38.178

b.	Staff’s concern regarding lack of resources to review the frequency of the ETA Rider true-ups

Staff expressed concerns about a lack of resources to adequately review the twice per year true-up filings of the ETA Rider proposed by PNM. Under the ETA, PNM will file an Advice Notice with a true-up adjustment letter along with proposed adjustment forms provided by PNM as Appendices 1-4 in Exhibit MJS-2. The forms provide the calculations for the true-up as well as true-up allocations among its customer classes. The adjustment will be deemed approved 30 days after the filing of the Advice Notice unless the Commission is notified of any mathematical errors within 20 days and the Commission makes a determination consistent with Section 6(F)(2) of the ETA and suspends the adjustment for a period not to exceed 60 days. If the Commission does not issue an order within 60 days of the filing with a determination of the corrected calculation, the adjustment contained in PNM’s filing prior to the Commission’s suspension shall be deemed approved.179

178 Settlage Dir., Exh. MJS-7, p. 1 of 4.

179 Staff Exh. 1, Sisneros Dir., 18-19 (citing NMSA 1978, §§ 62-18-6(F) & (G)).

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Staff witness Anthony Sisneros stated that Staff is concerned about the frequency of the true-ups, the limited Commission and Staff resources for review of potential errors and the limited timing for corrections allowed under the ETA. He said existing Commission and Staff resources may be pressed to provide adequate oversight and review. He said the ETA made no appropriation for additional Utility Division staffing or resources for the Commission, and the Utility Division’s resources are at their lowest in his 24-year history with the Commission.180

Mr. Settlage responded in rebuttal that Staff’s concern is over-stated. He said once the true-up process is established, the ETA Rider true-up process will be similar to other periodic adjustments, such as the fuel clause. He said the reviews will be formulaic in nature to ensure accurate mathematical calculations. To assist these reviews, PNM will provide the functional electronic work papers. Providing functional electronic workpapers allows Staff to easily check the formulas and calculations that support the revisions to the customer charges.181

The Hearing Examiners acknowledge Staff’s concerns. They note, however, that the ETC adjustment process is mandated by the ETC, and the Commission lacks the authority to modify it.

180 Sisneros Dir., 18-20.

181 Settlage Reb., 4.

c.	NM AREA’s concern regarding the currency of PNM’s billing determinants

NM AREA witness James Dauphinais stated that PNM has not described in detail how it will develop and update its forecasted billing determinants to ensure they are initially reasonable and remain reasonable thereafter. Dauphinais explained this is important because PNM’s proposal does not include a true-up of the production cost allocation based on the actual billing determinants of each customer class. He recommended that PNM be required to address this issue in the further filing NM AREA recommends before the anticipated effective date of its proposed ETA Rider.182

Mr. Settlage responded that PNM’s proposed ETC recovery process uses the most recent approved production allocation methodology approved by the Commission to allocate the periodic revenue requirement for the charges, in accordance with Section 62-18- 6(A) of the ETA. He also said each time PNM updates the customer charges PNM will use its most current forecast of customer class and rate schedule energy and customer counts. These are the same forecasts that PNM uses for other annual processes such as the Renewable Energy Rider 36 filing. The ETC is subject to adjustment every six months, which will account for over- or under-collections that result from differences between forecasted and actual usage over time. The use of the most current data in the adjustment process mitigates swings in charges and accommodates shifts in cost allocations between customer classes.183

NM AREA did not pursue this issue further in its Brief in Chief, and the Hearing Examiners find that Mr. Settlage has sufficiently addressed NM AREA’s concern.

182 NM AREA Exh. 2, Dauphinais Dir., 31-32.

183 Settlage Reb., 4-5.

d.	NEE’s claim that the Atkins memorandum does not satisfy the requirements of the ETA

NEE argues that PNM’s Application does not comply with the criteria outlined in Sections 4(B)(5) and 4(B)(11) of the ETA.184 NEE contends that PNM has not provided an attestation by a securities firm “that the proposed issuance satisfied the current published AAA rating or equivalent…” required by Section 4(b)(5). NEE cites, in particular, the apparent reservation in Mr. Atkins’ testimony that the “preliminary structure and pricing information [for the securitization] is illustrative and subject to change, and the actual structure and pricing will differ, and may differ materially from this preliminary structure.”185

NEE also argues that the Application fails the requirement in Section 4(B) for a memorandum from a securities firm, citing the following disclaimer of Mr. Atkins’ firm, Guggenheim Securities:

This Presentation does not constitute financial advice or create any financial advisory, fiduciary or other commercial relationship. In addition, this Presentation does not constitute and should not be construed as (i) a recommendation, advice, offer, or solicitation by Guggenheim Securities, its affiliates … with respect to any transaction or other matter, or with respect to the purchase or sale of any security … or addressing … (b) the relative merits or any such transaction or matter as compared to any alternative business or financial strategies that might exist for any party, (c) the financing of any transaction, or (d) the effects of any other transaction in which any party might engage. The views expressed herein are solely those of the author(s) and may differ from the views of other Representatives of Guggenheim securities.186

PNM responds that NEE misreads both the ETA and the securities firm memorandum and repeats an argument from pre-filed NEE Witness Grubb testimony, which NEE withdrew and is not in evidence. PNM contends that the only “attestation” required by Section 4(B)(5) is that the securities firm be “attested to by the state board of finance as being experienced in the marketing of bonds and capable of providing such a memorandum.”187 That attestation, which was attached to Mr. Atkins’ direct testimony, was made by the state board of finance and no party challenged that fact.188

184 NMSA 1978, §§ 62-18-4(B)(5), 4(B)(11).

185 NEE BIC, 29 (citing Atkins Dir., 21).

186 NEE BIC, 29 (citing Atkins Dir., Exh. CNA-4, p. 15) (emphasis added by NEE).

187 PNM Resp. Br., 23-24 (citing NMSA 1978, § 62-18-4(B)(5)).

188 PNM Resp. Br., 23-24 (citing the attestation in Atkins Dir., Exh. CNA-4, p. 98).

PNM also states that Section 4(B)(5) requires the Application to include “a memorandum … that the proposed issuance satisfies the current published AAA rating or equivalent rating criteria of at least one nationally recognized statistical rating organization for issuances similar to the proposed Energy Transition Bonds.”189 PNM maintains that the function of the memorandum is to inform the reader whether the proposed financing is structured to satisfy current major rating agency criteria for a AAA rating, not to provide a guarantee of savings or any financial advice to the Commission.

PNM states that the securities firm memorandum from Guggenheim Securities, LLC reports that Fitch Ratings, Inc. is a nationally recognized statistical rating organization that has published AAA criteria for bond issuances similar to the proposed Energy Transition Bonds and that the proposed PNM-sponsored securitization transaction satisfies the Fitch criteria.190 PNM says the standard disclaimers appended to the securities firm report are consistent with its informational purpose.

The Hearing Examiners agree with PNM’s analysis and find that NEE’s recommendation should be rejected.

189 PNM Resp. Br., 23 (citing NMSA 1978, § 62-18-4(B)(5)).

190 PNM Resp. Br., 24 (citing Atkins Dir., Exh. CNA-4 at 2 of 121).

e.	NEE’s claim that PNM’s securitization proposal is not designed to satisfy the lowest cost objective

NEE next argues that PNM’s Application does not include the statement from the qualifying utility required by Section 4(B)(11) of the ETA “committing that the qualifying utility will use commercially reasonable efforts to obtain the lowest cost objective.” The “lowest cost objective” is defined to mean that “the structuring, marketing and pricing of energy transition bonds results in the lowest energy transition charges consistent with prevailing market conditions at the time of pricing of energy transition bonds and the structure and terms of energy transition bonds approved pursuant to the financing order.”191

NEE asserts that Mr. Atkins’ testimony contravenes the requirements of Section 4(b)(11). NEE cites Mr. Atkins’ statement that “the proposed securitization is structured to achieve the highest possible credit ratings and price at the lowest market-clearing interest costs consistent with investor demand and market conditions at the time of pricing.”192 NEE declares that the “lowest market-clearing cost” is not the same thing as the “lowest cost objective” required by the ETA. NEE maintains that security firms like Guggenheim have a fiduciary duty to make the most money possible and that the duty directly conflicts with the Commission’s obligation to protect ratepayers by having the lowest possible interest rates. NEE postulates that the bond issuer will continue to increase the interest rate until all of the bonds have been purchased, regardless of whether that actually represents a fair cost for PNM ratepayers.193

In response, PNM states that NEE assumes incorrectly that the Energy Transition Bonds will be sold in bulk to underwriters who bid against each other for the book of bonds they purchase. Instead, PNM explains that its actual marketed offering plan involves the sponsoring utility (PNM) marketing the bonds through underwriters who solicit bids from actual investors and, once the lowest market-clearing price is discovered, the bonds are sold to the underwriters who immediately resell them to the bidding investors in accord with PNM witness Atkin’s recommendations. Mr. Atkins opined that PNM’s marketed offering strategy is designed specifically to achieve the lowest market clearing price and therefore the lowest available interest rates and lowest ETCs to consumers.194 He said a marketed offering is typically used for utility securitized financings.195

191 NEE BIC, 29 (citing NMSA 1978, § 62-18-2(N)).

192 NEE BIC, 30 (citing Atkins Dir., 1) (emphasis added by NEE).

193 NEE BIC, 30-31.

194 PNM Resp. Br., 25-26 (citing Atkins Reb., 11-15).

195 PNM Resp. Br., 25 (citing Atkins Reb., 13-14).

The Hearing Examiners agree with PNM’s analysis and find that NEE’s recommendation should be rejected.

f.	Ratemaking mechanism at time of bond issuance to reduce rates to compensate for the implementation of ETC rates

Attorney General witness Crane stated that the intent of Section 4 (B) (11) of the ETA is to prevent the double-recovery of costs for the San Juan station in both base rates and in the ETC. She said the ETA requires the recognition of the reduction in the utility’s cost of service associated with the abandoned plant, but PNM proposes to establish a regulatory liability only for the direct capital related charges for depreciation and rate of return on the abandoned plant. Crane noted that PNM has calculated the non-fuel revenue requirement of the remaining San Juan facilities to be $94 million per year. She recommended that, once ratepayers begin to pay the ETC, they should begin to receive a credit for all of the San Juan revenue requirement, and not just for depreciation and return on capital costs. In her opinion, all of the San Juan cost of service should be credited back to ratepayers for the period of time, if any, between the date of abandonment and the timing of new base rates.196

196 Crane Dir., 41-43.

Crane thus recommended that the Commission find that PNM’s proposal is deficient concerning ETA Section 4(B)(11) compliance and require instead that a regulatory liability be established for the benefit of ratepayers based on a daily rate of $257,532 ($94 million/365) for every day that PNM collects the ETC prior to the abandonment of the SJGS being reflected in base rates. This regulatory liability should be returned to customers over a period to be determined by the Commission in a subsequent base rate case, along with carrying charges.197

WRA witness Howe also disagreed with PNM’s ratemaking proposal but recommended an immediate credit to ratepayers instead of future credits amortized through a regulatory liability. Dr. Howe recommended that, in the event that the rate case has not concluded by the time the ETC charge is levied on customers, PNM should be required to issue a monthly credit for the non-fuel revenue requirement portion of San Juan. Howe cited PNM’s discovery response that indicated the credit for residential customers is expected to be $0.0158810 per kWh. He said his recommendation is consistent with the intent of the ETA that bond recovery costs not appear on customer bills prior to customers receiving the savings associated with the San Juan abandonment.198

NM AREA witness Dauphinais asserted that PNM’s proposal is insufficient because, despite its stated intention, PNM has not firmly committed to filing a general rate case where new base rates would go into effect on the date San Juan Units 1 and 4 are abandoned and have their remaining net book value removed from PNM’s rate base. Second, Dauphinais cautioned that PNM’s proposal could potentially lead to an extended period of time where customers have to simultaneously bear the cost of the net book value of San Juan Units 1 and 4 in both base rates and through the ETC. He said an eventual refund of that excess amount will not mitigate the cash flow impact to customers of having to bear the net book value cost in both base rates and the ETC. Dauphinais also pointed out that PNM’s proposal also does not address the expiration of PNM’s current accretion of expenses for mine reclamation and plant decommissioning upon the abandonment of SJGS.199 Finally, Dauphinais noted the proposal does not address expiring San Juan O&M expenses, property taxes and any other tax implications at the time of abandonment of SJGS.200

197 Crane Dir., 42-43.

198 Howe Dir., 8-9.

199 Monroy Dir., 18, 24.

200 Dauphinais Dir., 20.

Mr. Dauphinais agreed with Dr. Howe’s approach. Dauphinais recommended that the Commission require that PNM file a rate adjustment mechanism that will automatically remove the revenue requirement in base rates associated with the San Juan units starting on the date of abandonment. He said the adjustment should remove the capital costs, the accretion expense associated with mine reclamation and plant decommissioning that expires upon the abandonment and San Juan O&M expenses and property taxes along with any other tax adjustments or expenses that change or expire upon the abandonment. He said the rate adjustment mechanism should remain in place until PNM’s base rates are adjusted downward in PNM’s next general rate case to reflect the removal of the costs from base rates.201

In rebuttal, PNM agreed to the recommendations of Dr. Howe and Mr. Dauphinais for an immediate credit for ratepayers upon the abandonment of the San Juan plant. PNM agreed to create a rate mechanism to adjust customers’ bills immediately after PNM begins collecting the ETC from customers. PNM witness Monroy stated that the credit would be calculated by determining the annual revenue requirements associated with the return on and return of the undepreciated investment of the San Juan coal plant equal to the amount financed through the issuance of Energy Transition Bonds. The credit would be an interim rate adjustment mechanism and would be eliminated when new base rates reflecting the change in resources go into effect.202

201 Dauphinais Dir., 21-22.

202 Monroy Reb., 10.

Mr. Monroy disagreed, however, with the recommendations of Dr. Howe and Mr. Dauphinais that the full revenue requirement for the abandoned plant should be credited. Monroy said Section 4(B)(11) of the ETA requires PNM to propose a ratemaking method to reduce its cost of service with the amount of undepreciated investments being recovered by the ETC at the time the charge becomes effective. But he maintained the ETA limits the required adjustment to the return on and return of the “undepreciated investment” — the undepreciated net book value of the San Juan coal plant. He noted that Section 4(B)(11) does not identify other cost of service components associated with the abandonment of a qualifying generating facility.203

Monroy acknowledged that there will be reductions in PNM’s cost of service beyond the capital costs of the undepreciated investment when PNM’s interest in San Juan Units 1 and 4 is abandoned. But he said the ETA does not contemplate that operating expenses such as O&M, property taxes and accretion expense should be adjusted on the abandonment date. He said the ETA also does not provide for PNM to immediately recover the increased operating expenses PNM will incur for the new resources that would replace the abandoned units. He said PNM will need to file a general rate case to begin to collect those costs from customers and the non-capital costs of the abandoned units should also be recovered at that time and not through piecemeal ratemaking.204

203 Monroy Reb., 8-9.

204 Monroy Reb., 8-9.

In its Response Brief, PNM acknowledges that more than one proposed ratemaking method may be used to satisfy the standards of Section 4(B)(11) and that the Commission has the authority to determine that one proposed ratemaking method is preferable to another to accomplish the goal of the section. But PNM contends that the Commission’s authority is constrained to the purpose of Section 4(B)(11), which PNM states is to recover the costs of undepreciated investment. PNM argues that NM AREA’s recommendation to include the true-up of operating and maintenance costs at the time the ETCs are implemented exceeds the purpose of Section 4(B)(11) and that it therefore exceeds the Commission’s authority.205

The Hearing Examiners recommend that that the Commission adopt the substance of the proposals of Dr. Howe and Mr. Dauphinais. If PNM has not adjusted its base rates charged to customers in a general rate case to reflect the abandonment of the remaining San Juan plant before the start date of the ETC charges, PNM shall be required to implement an immediate credit to ratepayers as an interim rate adjustment mechanism upon the start date of the ETC charges. The credit should include the full value of the revenue requirement of the abandoned facilities. The credit should be applied until the conclusion of the first PNM general rate case that includes the full cost impact of the abandonment in PNM’s base rates.

Section 4(B)(11) only requires an adjustment for the value of the abandoned units’ capital costs, but the ETA does not deprive the Commission’s other authority under the Public Utility Act to ensure that the rates charged to customers are just and reasonable.206 This additional authority supports the broader adjustment recommended here.

205 PNM Resp. Br., 31.

206 See NMSA 1978, §§ 62-6-4, 62-8-1, 62-8-7

PNM has stated that it plans to file a general rate case in the summer of 2021 to reflect the reduced revenue requirement resulting from the abandonment of the two San Juan units and the increased revenue requirement associated with the replacement resources. PNM has said it intends to time the filing of the rate case to produce a Commission decision that coincides with the effective date of the ETC rider. PNM’s rate case filing will be based upon a future test year that incorporates the net effect of the abandonment and replacement resources. If properly timed and structured as to request an effective date for the new rates that coincides with the effective date of the ETCs, PNM’s 2021 rate case filing can likely match the elimination of San Juan costs with the addition of the ETC charges and the addition of the costs of PNM’s replacement resources. That timing and structuring, however, is within PNM’s control. Ratepayers should not bear the risk of the double recovery that would result if PNM’s rate case filing is late.

Moreover, PNM intends to start recovering the costs of the replacement resources acquired through purchased power agreements as soon as PNM takes delivery of the electricity from the projects. PNM intends to recover those costs through its FPPCAC without and potentially before the filing of its 2021 general rate case. To that extent, if PNM’s recoveries start before the imposition of the ETC and the removal from rates of the capital costs of San Juan Units 1 and 2, the reduction proposed for all San Juan costs on the date of abandonment will not asymmetrically affect PNM. The only replacement resource costs to be recovered in the 2021 rate filing will be the costs of PNM-owned facilities. Indeed, to the extent that PNM ratepayers simultaneously pay for both the cost of the abandoned San Juan facilities, the cost of the PPA replacement resources and the ETCs, the ratepayers will likely be paying more than is reasonable. The adjustment recommended here will reasonably and fairly minimize the costs to be borne by PNM ratepayers between the date of abandonment and the effective date of the ETCs.

G.	Final Recovery of Actual versus Estimated Abandonment Costs

1.	PNM’s proposed ratemaking mechanism (regulatory assets and liabilities) to recover difference between actual and estimated abandonment costs recovered in the securitization

Section 4(B)(10) of the ETA states that a utility application shall provide “a description of a proposed ratemaking process to reconcile and recover or refund any difference between the energy transition costs financed by the energy transition bonds and the actual final energy transition costs incurred by the qualifying utility or the assignee.”207

PNM asks the Commission for authority to create regulatory assets and regulatory liabilities to track and reconcile each component of the Energy Transition Costs financed with the Energy Transition Bonds. PNM proposes that any difference between the amounts financed by the Energy Transition Bonds and the final actual Energy Transition Costs will be deferred and recorded to either a regulatory asset (if the actual final Energy Transition Costs are greater than the estimated Energy Transition Costs) or a regulatory liability (if the actual final Energy Transition Costs are less than the estimated Energy Transition Costs).208

PNM proposes to collect or refund the differences over the remaining life of the Energy Transition Bonds. PNM will include the unamortized balance of the regulatory asset or regulatory liability in rate base to compensate PNM or its customers for the time value of money. For example, if a there is a regulatory liability, PNM would include the liability as a reduction to rate base which lowers the customers’ overall costs and revenue requirement, to reflect that customers are paying more through the ETCs and should be compensated for the amounts that are due to be refunded to customers. If there is a regulatory asset, PNM would include the asset as an increase to rate base, which increases costs and revenue requirements to reflect that customers are paying less through the ETCs and PNM should be compensated for the amounts that are still to be collected from customers.209

207 NMSA 1978, § 62-18-4(B)(10).

208 Monroy Dir., 37.

209 Monroy Dir., 37-38.

To compensate both customers and PNM for any difference between amounts financed through the securitization bond issuance and the final actual Energy Transition Costs incurred by PNM, PNM proposes to record carrying charges based on its then currently approved after-tax WACC. Once the regulatory asset or regulatory liability is reflected in rate base in PNM’s general rate case cost of service study, PNM will terminate the calculation of carrying charges as the unamortized balance will be included in rate base.210

The final amounts of certain of the Energy Transition Costs should be known with relative accuracy on or near the date of abandonment. These costs would include the upfront financing costs incurred ahead of the proceeds received from the energy transition bonds, the undepreciated investment of the San Juan coal plant at the date of abandonment, and severance and job training costs, and payments to the state-administered energy transition funds (Section 16 costs). The process proposed by PNM will likely deal with the less certain decommissioning and reclamation costs to be incurred in the future. The differences between the amounts securitized and PNM’s final incurred costs can be narrowed in the Commission’s final decision in the 2021 general rate case with amortizations starting promptly at that time. The reconciliation of securitized versus actual reclamation and decommissioning costs will be a longer process.

210 Monroy Dir., 38.

2.	Issues and recommendations

a.	Commission authority to modify PNM’s proposed ratemaking mechanism

An initial question raised in this case is whether the Commission has the authority to modify PNM’s ratemaking proposal. The language of the ETA could potentially be interpreted strictly to require the Commission to approve PNM’s proposal without change. Section 5(F)(8) of the ETA states that a financing order shall include the “approval of the proposed ratemaking process and method included in the application” to reconcile and recover or refund any difference between the Energy Transition Costs financed by the Energy Transition Bonds and the actual final Energy Transition Costs incurred by the utility.211

The Hearing Examiners asked the parties to brief whether Section 5(F)(8) of the ETA requires the Commission to approve the proposed ratemaking processes and methods submitted by PNM without change or, alternatively, whether the ETA gives the Commission the discretion and authority to approve revisions to the processes and methods submitted by PNM.212

All parties that addressed the issue, except NEE, agree that the Commission has the authority to review and modify PNM’s proposal. PNM states in its Response Brief that the Commission has discretion to approve revisions to PNM’s originally proposed financing ratemaking methodology and rate adjustment mechanisms as long as the revisions adhere to the ETA’s specified provisions.213

211 NMSA 1978, § 62-18-5(F)(8).

212 Briefing Order No. 2 (Dec. 27, 2019).

213 PNM Resp. Br., 38.

As further examples, WRA asserts that the terms of the ETA provide that authority.214 Others, such as NM AREA, cite the Commission’s residual authority under the Public Utility Act. NM AREA states that the Commission has the authority to approve NM AREA’s proposed rate adjustment mechanism (i.e., instead of PNM’s proposed mechanism) pursuant to its “general and exclusive power and jurisdiction to regulate and supervise every public utility in respect to its rates and service regulations,” citing NMSA 1978, § 62-6-4(A). NM AREA asserts that, in Sections 62¬3-1(B), 62-8-1, and 62-8-7 of the Public Utility Act, the Legislature established the general framework for setting and changing all utility rates. That framework applies whether the Commission is exercising its rate-making authority pursuant to the Renewable Energy Act, the Efficient Use of Energy Act, or the ETA.215

NEE, on the other hand, reads the ETA to ensure that PNM’s proposed financing order will be approved as written, with whatever ratemaking procedures PNM proposes. NEE states that Section 5(F)(8) requires approval of the ratemaking process that is proposed by the utility. In NEE’s view, the language of the act does not provide for any discretion for the Commission to deny or modify any requests made by PNM.216

The Hearing Examiners are hesitant to establish a broad rule on the limits between the Commission’s powers under the ETA and its residual authority under the Public Utility Act and, in any event, find it unnecessary to do so absent a concrete controversy. The Hearing Examiners do find, however, that the Commission has the authority to make the modifications recommended by the Hearing Examiners in this case.

214 WRA BIC, 24-26.

215 NM AREA cites the following cases: Otero County Elec. Coop., Inc. v. N.M. Pub. Serv. Comm’n, 108 N.M. 462, 464, 774 P.2d 1050, 1052 (1989). See e.g., New Mexico Industrial Energy Consumers v. N.M. Pub. Reg. Comm’n, 2007-NMSC-053, 21-23 (The rate-making process is the same under the REA and the PUA); Cf Attorney General of New Mexico vs. N.M. Pub. Reg. Comm’n, 2011-NMSC-34, 15 (“We read the EUEA in harmony with the PUA to conclude that when the PRC sets a rate, the Legislature intended the balancing requirement of the EUEA to be the same as the balancing done under the PUA to determine just and reasonable rates.”). NM AREA BIC, 9-10.

216 NEE BIC, 33.

b.	The Commission’s authority under the ETA to review the reasonableness and prudence of PNM’s actual expended Energy Transition Costs

A second issue of statutory interpretation raised in this case is whether the Commission has the authority to review the reasonableness and prudence of PNM’s final Energy Transition Costs in the true-up process to reconcile the difference between the estimated amount of Energy Transition Costs included in the securitization and PNM’s actual final Energy Transition Costs. As several parties pointed out in briefing, this issue is particularly pertinent for costs for decommissioning and reclamation costs that will be incurred after the abandonment of the plant.

For PNM’s part, Mr. Monroy testified under questioning from WRA’s counsel that the Commission has the authority to disallow costs the Commission determines are unreasonable or imprudently incurred:

Q. Okay. So the concept I’m getting at is you would agree, or the company would agree, that unnecessary expenditures for decommissioning or reclamation would not be guaranteed any type of recovery under the law, either as it exists, or with the — or with any portion of the ETA?

* * *

THE WITNESS: I would agree that PNM would only seek recovery for reasonable costs incurred associated with reclamation and decommissioning.

Q. BY MR. MICHEL: And those are the costs — and reasonable costs are what the Commission should allow and unreasonable costs not allow?

* * *

THE WITNESS: Yes, I believe reasonable costs should be allowed for recovery.

Q. BY MR. MICHEL: And unreasonable costs not allowed?

A. Yes. I don’t anticipate PNM incurring unreasonable costs, and so it’s hard for me to frame that up.217

217 Tr. (12/12/19) 766-68 (Monroy).

Based upon this exchange, the Hearing Examiners asked the parties to brief whether Section 4(B)(10) of the ETA precludes the Commission from reviewing and disallowing cost recovery of actual final energy transition costs on the basis of the reasonableness and prudence of the actual costs.218

As in the prior section, all parties that addressed the issue, except NEE, agree that the Commission has the authority to review the reasonableness and prudence of the actual costs to be addressed when reconciling the estimated costs included in the securitization and PNM’s finally-incurred costs. PNM states, that under Section 4(B)(10), the Commission has authority to review the actual costs PNM incurs related the closure of the San Juan coal plant to confirm that costs recovered from customers are reasonable. PNM states that such a review is appropriately conducted through a general rate case proceeding and encompasses requests to recover later incurred costs that were not included in securitized financing estimates. PNM asserts that the Commission’s ability to examine the reasonableness of any yet to be incurred future costs covers the decommissioning, reclamation, and employee-related closure expenses of San Juan coal plant in accordance with the ETA. But PNM argues that the Commission cannot revisit past decisions that have allowed rate recovery of San Juan coal plant investments and other legitimately incurred expenses associated with the certificated use of this generation to serve customers over the past decades.219

218 Briefing Order No. 2 (Dec. 27, 2019).

219 PNM Resp. Br., 38-39.

WRA asserts that the ETA preserves the Commission’s authority to review, and disallow if unnecessary or unreasonable, previously un-reviewed decommissioning, reclamation, severance and job training expenditures. But costs that have already been reviewed or otherwise approved for cost recovery, as a matter of law and res judicata, should not be revisited. WRA also argues that the ETA prevents the Commission from WRA determining that decommissioning, reclamation, job training or severance expenditures are per se unreasonable. WRA states that, if a needed and reasonable expenditure is made to decommission San Juan, the Commission must allow recovery of the expenditure and cannot simply say that decommissioning should not be a ratepayer obligation. On the other hand, if a decommissioning expense is due, for example, to negligent operation of the plant, the Commission could disallow that expenditure as not being a cost of “decommissioning,” but rather a cost of the company’s negligence or imprudence.220

In their Joint Post Hearing Brief, the SJC Entities emphasize the Commission’s fundamental ratemaking authority under the Public Utility Act. They state that the legislature has expressly tasked the Commission with making disallowances when the Commission determines rates are unjust and unreasonable.221 They maintain there is nothing in the ETA that expresses an intent by the legislature to completely undo the Commission’s traditional ratemaking functions or discard decades of ratemaking jurisprudence in New Mexico. They submit that the specificity of Sections 62-3-1(B), 62-8-1, and 62-8-7 controls when the ETA is silent with respect to rejecting a proposed ratemaking process and method which would result in rates that are not just and reasonable or to disallow costs that are not reasonable and prudent. In their view, upending decades of traditional reasonableness review precedent without a statutory provision expressly moving away from reasonableness reviews would create an absurd result.”222

220 WRA BIC, 25-27.

221 SJC Entities BIC, 10-11 (citing NMSA, 1978 § 62-8-7: “If after a hearing the commission finds the proposed rates to be unjust, unreasonable or in any way in violation of law, the commission shall determine the just and reasonable rates to be charged or applied….”).

222 SJC Entities BIC, 11 (citing State v. Herrera, 86 N.M. 224, 226, 522 P.2d 76, 78 (1974)).

NEE argues, however, that the ETA does not authorize the Commission to adjust for the difference between estimated costs in the application and actual costs incurred based on a finding that the costs are unreasonable or imprudent. NEE states that, when read in parallel with other ETA provisions, the ETA does not intend for the Commission to have discretion to adjust PNM’s cost requests based on a “prudence” or “reasonableness” determination. NEE states that Section 31(C) of the ETA, which amended Section 62-16-6(C) of the Renewable Energy Act (cost recovery for renewable energy and emissions reduction),223 makes this explicit with regard to decommissioning costs, stating that there can be no disallowance by the Commission whatsoever of claimed decommissioning costs.224

The Hearing Examiners find that the Commission will have the authority to review the reasonableness and prudence of PNM’s actual, finally-incurred expenditures. The Commission will not have the authority to modify the ETC’s based upon findings that some or all of the expenses that have been securitized were unreasonable or imprudently incurred. The ETCs are fixed under the ETA to ensure the complete and timely payment of the debt service costs of the Energy Transition Bonds. But the Commission will have the authority to allow or disallow the ultimate recovery through PNM’s base rates.

223 Section 62-16-6(C) of the REA provides as follows:

C.       If a public utility has been granted a certificate of public convenience and necessity prior to January 1, 2015 to construct or operate an electric generation facility and the investment in that facility has been allowed recovery as part of the utility’s rate-base, the commission may require the facility to discontinue serving customers within New Mexico if the replacement has less or zero carbon dioxide emissions into the atmosphere; provided that no order of the commission shall disallow recovery of any undepreciated investments or decommissioning costs associated with the facility.

NMSA 1978, § 62-16-6(C) (as amended 2019).

224 NEE BIC, 33-34.

The ETA preserves PNM’s ability to recover certain costs that the Commission has or appears to have previously determined to have been reasonable and prudently incurred. Thus, Section 2(H)(2)(c) provides for PNM’s securitization and recovery of the cost of (1) undepreciated investments as of the date of abandonment on the qualifying utility’s books and records in a qualifying generating facility that were either being recovered in rates as of January 1, 2019 or are otherwise found to be recoverable through a court decision; and (2) other undepreciated investments in a qualifying generating facility incurred to comply with law, whether established by statute, court decision or rule, or necessary to maintain the safe and reliable operation of the qualifying generating facility prior to the facility’s abandonment.225 But there is no such protection from Commission review for costs incurred outside those parameters, such as capital costs incurred after January 1, 2019 and costs that may not, in fact, be necessary to maintain the safe and reliable operation of the qualifying generating facility prior to its abandonment.

As an example, if the Commission were to approve for securitization PNM’s $283 million estimate of undepreciated investment for San Juan Units 1 and 4 as of the date of abandonment and PNM were to expend an additional $50 million in capital costs on the units prior to their abandonment, the Commission could review whether the additional $50 million in capital costs was incurred to comply with law or whether the costs were necessary to maintain the safe and reliable operation of the units prior to their abandonment. Similarly, if the Commission were to approve for securitization $19.2 million in estimated future decommissioning costs, the Commission could review whether PNM’s actual future expenditures were reasonable and prudently incurred.

225 NMSA 1978, § 62-18-2(H)(2)(c), (d).

The potential disallowances resulting from any imprudence findings would likely be implemented in base rates in the reconciliation process under section 4(B)(10) of the ETA for PNM’s actual vs. estimated costs. The disallowances would not affect the ETCs assessed to ratepayers to recover the debt service payments on the bonds.

NEE’s reliance on Section 31(C) is misplaced. Section 31(C) addresses the result under the Renewable Energy Act of a special Commission order requiring the discontinuance of service by an electric generation facility if the Commission orders a utility to acquire a replacement resource with less or zero carbon dioxide emissions.226 It does not apply to a facility, such as San Juan Units 1 and 4, which utility requests permission to abandon pursuant to the ETA.

c.	The Attorney General’s recommended limits on PNM’s final recoveries for securitized costs

The Attorney General recommends that PNM’s recovery of its finally-incurred abandonment costs be limited to the $375 million established in the ETA as the maximum amount of the abandonment costs allowed for securitization. Ms. Crane stated that PNM’s proposal for future true-ups based upon PNM’s actual final costs, without any such limit, could leave ratepayers at risk for millions of dollars in additional costs, and could leave ratepayers with an unknown liability for many years into the future. She said ratepayers have a right to know the extent of their liability for the total Energy Transition Costs due to the abandonment of the San Juan facilities.227

Crane said PNM’s proposal to securitize $331.6 million of the abandonment costs ($360.1 million total request less $8.7 million financing costs and less $19.8 million of Section 16 costs that are separately allowable) leaves it $43.4 million under the ETA’s $375 million cap for securitized abandonment costs and that her recommendation is unlikely to place any significant risk of abandonment on shareholders. But she said it does offer some small improvement in the equitable balancing of interests and risks between the parties.228

226 See supra n.223 and accompanying text.

227 Crane Direct, 38-39.

228 Id.

The Attorney General recommends further that the provisions of Section 2 (1-1) of the ETA that allow the inclusion in abandonment costs of up to $30 million of plant decommissioning and reclamation costs, and up to $20 million for severance and job training for affected employees, serve as caps on these expenses for ratemaking purposes going forward.229

Ms. Crane said the Commission should guard against significant future increases for plant decommissioning costs and coal mine reclamation in the event that different methodologies are ultimately selected, especially as the final disposition of the plant may not be known for many years in the future. She also noted PNM’s testimony that PNM does not anticipate that it will need any more funding for these items in the future. She said capping the expenses offers more assurance to ratepayers that they will not be on the hook for unforeseen expenses, and therefore is a significant element in balancing the interests of the parties.230

229 Crane Direct, 39.

230 Crane Direct, 40-41. Ms. Crane said that PNM has satisfied itself, based on updated reclamation and decommissioning studies that decommissioning in place, for example, rather than demolition, is its preferred method of decommissioning (pending approval by all owners) and that PNM has claimed the updated expenses for this retirement-in-place method of decommissioning in its abandonment costs. Quoting Mr. Monroy’s direct testimony, Crane reflects on page 40 of her testimony that

Mr. Monroy states at page 19 of his direct testimony, “PNM has established a coal mine reclamation trust to set aside money for future reclamation work. PNM estimates that earnings from the trust would offset future accretion expense; therefore, PNM does not anticipate a need to collect any future costs associated with underground coal mine reclamation after the San Juan coal plant is abandoned in 2022.” Mr. Monroy also states at page 25 of his testimony, “PNM will establish a plant decommissioning trust to set aside money for future plant decommissioning work. PNM estimates that earnings from the trust would offset future accretion expense; therefore, PNM does not anticipate a need to collect any future accretion expense associated with plant decommissioning costs after the San Juan coal plant is abandoned in 2022.”

Mr. Monroy disagreed. He said Section 2(H)(2) of the ETA defines abandonment costs as costs permitted to be recovered through the ETC, and the recovery of such costs should not be limited. He also noted that Section 4(F) states that if Energy Transition Costs, which include abandonment costs, are not recovered pursuant to the ETA, then those costs may be recovered pursuant to other applicable provisions of the Public Utility Act.231

The Hearing Examiners recommend that the Attorney General’s recommendation be rejected. Sections 4(F) and 5(F) of the ETA constrain the Commission’s ability to adopt the Attorney General’s limits on recovery.232 The Commission lacks the authority to impose the limits.

d.	Carrying costs based on PNM’s WACC

NM AREA recommends the Commission condition approval of PNM’s reconciliation proposal on the carrying costs for the associated regulatory asset or liability being based on PNM’s cost of debt rather than its authorized WACC. Mr. Dauphinais reasoned that PNM is not provided a return for the portion of its actual Energy Transition Costs covered by its Energy Transition Bonds, and, as such, should also not be permitted to earn a return on any amount of its actual Energy Transition Costs that are in excess of the portion financed by the bonds. He said the ETA is permitting PNM to essentially recover all of its stranded investment in San Juan Units 1 and 4 and that, but for the ETA, PNM would be facing the prospect of forgoing a return on and of that stranded investment. Dauphinais concluded that PNM should not therefore be permitted to earn a return on its actual Energy Transition Costs that is in excess of the portion of those costs that were funded by its Energy Transition Bonds.233

231 Monroy Reb., 3-4.

232 NMSA 1978, §§ 62-18-4(F), 5(F).

233 Dauphinais Dir., 25-26.

Dauphinais also stated that by basing the carrying charges on WACC, a strong incentive is sent to PNM to underestimate its total ETCs when determining the amount to be covered by its Energy Transition Bonds. This would allow PNM to earn a return on the portion of its actual Energy Transition Costs that are in excess of those financed by its Energy Transition Bonds. He posited that NM AREA’s proposal will remove the incentive for PNM to underestimate its energy transition costs.234

Mr. Monroy disagreed. He said PNM’s cost of debt does not properly represent the total costs incurred by PNM associated with these items. Amounts collected through the ETC do provide for recovery at a low cost of debt. However, the amounts being discussed here are not subject to recovery under the ETC, and instead will be subject to recovery under traditional ratemaking principles in future general rate reviews. Therefore, it is not appropriate to limit the carrying charges on these amounts to a cost of debt, as the cost of debt does not reflect the total cost the utility incurs under traditional ratemaking.235

The Hearing Examiners recommend the adoption of NM AREA’s proposal. The ETA provides for a ratemaking mechanism to be approved by the Commission to reconcile the recovery of PNM’s actual costs compared to the estimated costs included in the securitization. The ETA does not prescribe the mechanism, nor does it prescribe any carrying costs to be incorporated in the ratemaking mechanism. It does, however, limit ratepayers’ responsibility for the financing costs of the undepreciated investment to be recovered in the ETCs. Ratepayers are responsible under the ETA only for the cost of the securitized debt. They are not responsible for an equity return on the amounts financed through the bonds. The Hearing Examiners find that such a limit, i.e., a carrying cost measured by PNM’s cost of debt, is consistent with the principles of the ETA and should be approved.

234 Id.

235 Monroy Reb., 15.

H.	Advance Funding of Severance, Job Training, and Energy Transition Fund (Section 16) Costs

1.	PNM’s request

PNM asks the Commission to approve the funding of certain severance, job training, and energy transition fund payments prior to the abandonment of the facility on June 30, 2022. PNM also asks the Commission to approve the creation of a regulatory asset for these advance payments that will earn carrying costs at PNM’s most recent WACC until it receives the proceeds of the Energy Transition Bonds in 2022.

PNM states that it will administer the job training costs for its employees through the PNM Employee Training Fund and that it will spend $336,000 per year for that purpose starting in 2019. PNM anticipates the regulatory asset to total approximately $1.5 million (including $177,308 in carrying costs) by the end of June 2022. PNM intends to make severance payments for its employees at or near the same time that the proceeds from the Energy Transition Bonds are received, but states that some severance costs might be incurred prior to the issuance of the bonds.236

PNM asks the Commission for permission to pay the total amount of the job training and severance costs for the coal mine employees into an escrow account to be managed by a third-party trustee by April 30, 2020 or the date of the Commission’s approval, whichever is later. PNM states that there will be a single payment of $8.9 million, but the regulatory asset would accrue carrying charges of $1.5 million by June 30, 2022.237

236 Monroy Dir., 27-29 & Exh. HEM-12 (Corrected); PNM Exh. 2, Darnell Dir., 22-23.

237 Monroy Direct, 27-29 & Exh. HEM-12 (Corrected); Darnell Dir., 23.

PNM originally proposed to make 25% of the payments to the state agencies for the Energy Transition Funds on January 1, 2021 prior to the issuance of the Energy Transition Bonds, if the Commission approves the creation of the associated regulatory asset for those expenditures. Thus, PNM proposed to pay $4.9 million of the total $19.8 million authorized under PNM’s securitization plan by January 1, 2021. Approximately $547,593 in carrying charges would accrue by June 30, 2022. As is discussed further below, PNM revised its proposal in light of the uncertainty associated with the plant’s closing. PNM’s final position is that the Commission should consider authorizing PNM to provide early funding in the amount of 25% of the total by January 1, 2021, if the closure of the plant is certain by that time, or at such later date upon notice from the City of Farmington to the Commission that it does not intend to continue operating the plant.

PNM would recover the actual amounts of all of the advance payments in the bond proceeds expected to July or August of 2022, but PNM asks to accrue an overall total of $2.2 million in carrying charges to be recovered directly from ratepayers in a general rate case. PNM does not believe the carrying charges are eligible to be securitized as Energy Transition Costs. PNM is proposing to recover these carrying charges over three years.238

2.	Issues and recommendations

a.	Uncertainty of the plant’s closing

WRA recommends that the Commission deny PNM’s request to pre-fund the severance, job training, and Section 16 costs at this time. Dr. Howe stated that WRA is not against the idea of early planning, but there is no certainty at this point when the plant will close and when or if the funds will be eligible to be disbursed. He said the three transition funds provided by Section 2(H)(4) of the ETA cannot be disbursed until the plant closes. He said the funds are to be used to assist affected communities as those are defined in the ETA but that, until the plant closes, there are no affected communities since the definition of affected community applies only to a “New Mexico electricity producing facility that closes.239 He said if, after the record closes in this case, a transfer agreement is unable to be achieved and a 2022 closure becomes a certainty, PNM can come back to the Commission for approval to establish the regulatory assets for recovery of the pre-funding amounts.240

238 Monroy Dir., 46-47 & Exh. HEM-12 (Corrected).

239 Howe Dir., 16 (alluding to definitions in NMSA 1978, § 62-18-16(L)).

240 Howe Dir., 16-18.

In his rebuttal testimony, Mr. Darnell acknowledged the validity of Dr. Howe’s point. He said the Commission should consider authorizing PNM to provide early funding in the amount of 25% of the total by January 1, 2021, if the closure of the plant is certain by that time, or at such later date upon notice from the City of Farmington to the Commission that it does not intend to continue operating the plant. Darnell recommended a similar approach regarding the severance funds for the mine workers:241

SJCA/Dine C.A.R.E. propose in its Brief in Chief that the Section 16 programs be 100% funded in advance. They argued the abandonment of the San Juan units is creating an immediate need for the community to address near-term economic impacts and diversification planning.242

The Hearing Examiners recommend the adoption of PNM’s proposal with respect to the job training costs for PNM and the severance and job training costs for the coal mine employees. The Hearing Examiners also recommend that PNM’s request for approval to make 25% of the Section 16 payments in advance consistent with PNM’s most recent proposal be approved. The Hearing Examiners further recommend that PNM be approved to pre-fund the total of the Section 16 payments to the extent the state agencies administering the funds inform PNM that the agencies can productively use the funds prior to the plant’s abandonment. These approvals acknowledge both the uncertainty associated with the potential closure and the importance of providing assistance to the displaced workers and the San Juan community.

241 Darnell Reb., 16.

242 SJCA/Dine C.A.R.E. BIC, 13-18.

The Hearing Examiners do not, however, recommend that the approvals be interpreted as a requirement. There appears to be no authority in the ETA to require such advance payments. The approvals are recommended to enable PNM to create regulatory assets to preserve its ability to recover the costs if PNM chooses to make the payments as it proposes.

b.	Carrying costs on the advance payments

The Attorney General objects to PNM’s request to collect the carrying costs of $2.2 million shown in Exhibit HEM-12 (Corrected) that arise from PNM’s proposed advance payments.

Ms. Crane stated that PNM acknowledges that the carrying costs are not includable in its abandonment costs under the ETA. She said if PNM wants to prepay the costs, it has every right to do so. But, if PNM chooses to prepay these costs, the Company and its shareholders should forego carrying costs on these prepayments. Crane said ratepayers will be responsible for paying 100% of the underlying severance and job training costs, up to $20 million and for 100% of the underlying Section 16 costs of $19.8 million. They should not also be required to provide PNM’s shareholders with carrying costs on these payments, since such carrying costs would inure only to the benefit of shareholders and not to the intended recipients of the Section 16 costs or to ratepayers. She also said prepayments made at the election of a utility company, arising between rate cases, and accruing rather modest amounts of carrying costs, do not rise to the level that requires special regulatory treatment.243

243 Crane Dir., 45-46.

NM AREA recommends that the Commission condition allowing PNM to make advance payments for San Juan severance and job training costs and Section 16 payments on the carrying costs for the associated regulatory assets being based on PNM’s cost of debt rather than its authorized WACC. Mr. Dauphinais said the advance payments are payments that would otherwise be funded by PNM’s Energy Transition Bonds. PNM is not allowed to earn an equity return for the San Juan severance and job training costs and the Section 16 payments paid for by the Energy Transition Bonds. Neither should PNM be allowed to do so for any San Juan severance and job training costs or Section 16 payments if it chooses to pay any of those in advance through other borrowing.244

Dauphinais also recommended track the salaries currently in PNM base rates of employees who are severed from PNM prior to the abandonment and to offset the job training and severance costs deferred by PNM.245

Mr. Monroy responded that the requested carrying costs reflect the capital costs (both debt and equity) that PNM is incurring by providing the funds ahead of receiving recovery. He said the carrying costs do not benefit shareholders, although he acknowledged that a portion of that cost includes a return to shareholders.246

In response to Ms. Crane, Monroy stated the costs PNM requests for regulatory asset treatment are of the type the Commission normally approves. He said the proposed abandonment of San Juan coal plant is a significant event and the costs are necessary to deliver the significant overall cost savings to PNM’s customers.247

244 Dauphinais Dir., 23-24.

245 Dauphinais Dir., 23.

246 Monroy Reb., 13-14.

247 Monroy Reb., 12-13.

The Hearing Examiners recommend approval of a regulatory asset to preserve PNM’s ability to recover the advance payments and to approve a carrying charge based upon PNM’s embedded cost of debt. The issues of advance payments and the appropriate carrying charge for such payments are not addressed in the ETA. The ETA, however, provides that ratepayers should pay no more than the cost of the securitized debt for the costs included in the securitization. The ETA does not provide for an equity return on the securitized costs, and the Hearing Examiners find that, consistent with that concept, ratepayers should not pay an equity return with PNM’s recovery of the advance payments recorded in the regulatory asset.

I.	Bill Impacts

PNM estimates that the 2022 abandonment of the San Juan plant and its replacement with PNM’s proposed portfolio of generation resources will produce $80 million in net annual savings for customers in 2023. The savings are the result of (1) the subtraction of $94 million in annual San Juan costs, approximately $50 million in fuel savings with the replacement resources and approximately $8 million in other cost savings and (2) the addition of $23 million in annual ETCs and approximately $49 million in new costs for the replacement resources.248

Based upon these savings estimates, PNM further estimates that the impact on residential customers’ bills will range from an increase of $1.90 per month to a decrease of $24.27 per month depending on kWh use — with the average residential customer using 600 kWh per month saving $6.87 per month. PNM estimates the impact to Small Power Customers ranging from an increase of $4.15 per month to a savings of $181.46 per month depending again on kWh use.249

248 Monroy Dir., 4-5, Table HEM-1, as corrected in PNM Exh. 14, Monroy Dir. Errata, 2; Settlage Dir., 26 (Corrected). PNM also states that financing the abandonment of the San Juan coal plant (assuming PNM’s recovery of 100% of its undepreciated investment) using securitization versus traditional ratemaking saves customers an estimated additional $22 million in 2023. These savings are generated by achieving a favorable credit rating under securitization to finance the undepreciated investment, which is lower than PNM’s traditional weighted average cost of capital. Without securitization, the savings to customers of $83 million would have been lowered by $22 million and would only have been $61 million. Monroy Dir., 5.

249 Settlage Dir., 26 (Corrected).

However, the complete bill impact of the general rate case in which PNM intends to pass the abandonment savings to customers may not result in a bill decrease. Mr. Monroy stated at the hearing that PNM intends to file a rate case in June 2021, with rates expected to become effective in July 2022, to reflect the abandonment of the San Juan coal plant and the inclusion of the replacement resources. The rate case, however, will not be limited the abandonment and replacement resource costs. It will be based upon PNM’s full estimated cost of service and other PNM costs sought to be recovered at that time could potentially yield a rate increase.250

In addition, PNM also intends to file a rate case seeking increased revenues in the Spring of 2020.251 The increased rates from that case will likely take effect in the Spring of 2021.

Moreover, the ratemaking process and method required by the ETA to enable PNM to recover the difference between the estimated Energy Transition Costs and the actual final Energy Transition Costs it incurs provides the potential for substantial future rate increases. Decommissioning and reclamation costs appear to provide the greatest opportunity for such increases. The San Juan owners have not made a decision on the decommissioning plan they intend to select. PNM does not control that decision, but the estimate of decommissioning costs that PNM included for securitization is based on retiring the facility in place, which is the lowest cost decommissioning option. If the San Juan owners decide on a more costly option, such as full demolition, currently or in the future, PNM’s share of the costs will increase, and the increased costs may be passed on to consumers. And final decisions on the extent of any demolition may take years.

250 Tr. (12/12/19) 768-71 (Monroy).

251 Id. at 769.

Similarly, the eventual costs for reclaiming the site may be higher than PNM’s estimates. If substantial environmental remediation costs are necessary, soon or in the future, those costs may also be passed on to consumers.

In addition, the increased renewable energy procurement requirements in Senate Bill 489 will likely increase customer rates. The increase in PNM’s Renewable Energy Rider approved in PNM’s most recent Renewable Energy Act Plan case will cause the average residential customer’s monthly bill to increase by $2.62 per month.252 The Commission’s approval of the La Joya II PPA in the same case will likely cause a similar increase to go into effect on January 1, 2021.

J.	Financing Order

The Hearing Examiners find that PNM’s proposed financing order is generally reasonable, except where it is inconsistent with the findings and recommendations made by the Hearing Examiners above. Thus, to more closely conform the text of the financing order to the findings and recommendations made in this decision, the Hearing Examiners have incorporated revisions below in legislative (redline/strikeout) format.

The Hearing Examiners, accordingly, propose the foregoing Statement of the Case, Background, and Discussion as the initial part of the Commission’s recommended Financing Order and have modified the Findings of Fact, Conclusions of Law, and Ordering Paragraphs proposed by PNM to be consistent with the body of this Recommended Decision.

252 See Recommended Decision, Case No. 19-00159-UT, December 2, 2019, 35-36, approved in Final Order Adopting Recommended Decision (Jan. 29, 2020).

IV.            FINDINGS OF FACT AND CONCLUSIONS OF LAW

The Statement of the Case, Discussion, and all findings and conclusions therein, whether or not separately stated, numbered or designated as findings and conclusions, are incorporated by reference herein as findings and conclusions of the Commission. Based on the foregoing Statement of the Case and Discussion, the Hearing Examiners also recommend that the Commission make the following further Findings of Fact and Conclusions of Law:

A.	Findings of Fact

Identification of Applicant and Qualifying Generating Facility

1.              PNM is a New Mexico corporation that owns, operates and controls public utility plant, property and facilities, including generation, transmission and distribution facilities that provide retail and wholesale electric service in New Mexico. PNM is a public utility subject to the jurisdiction of the Commission pursuant to the Public Utility Act.253 ~~NMSA 1978, § 62-1-1 to 62 6-28 and §§ 62-8-1 to 62-13-15 (“PUA”).~~

2.              The San Juan coal plant is a coal-fired generating facility.254 The San Juan coal plant initially consisted of four coal-fired units with 1,683 MW of electric generation capacity; the four units came on-line separately in 1973, 1976, 1979, and 1982. The facility is located in Waterflow, New Mexico, an unincorporated community in San Juan County fifteen miles west of Farmington. PNM is a part owner and the operator of the San Juan coal plant.255 The San Juan coal plant is served by the San Juan mine. The San Juan mine only provides services to the San Juan coal plant. The abandonment of the San Juan coal plant also encompasses the associated mine reclamation. Through the Supporting Testimony, a further description of the San Juan coal plant was included in the Consolidated Application.

253 See supra n.4 for updated and complete citation to the entirety’ of the Public Utility Act.

254 CCNs for the San Juan coal plant were granted in Case No. 965 (January 9, 1970), Case No. 1111 (January 22, 1974) and Case No. 1221 (September 2, 1975).

255 The operation of the San Juan coal plant Units 1 and 4 currently is governed by the Amended and Restated San Juan Project Participation Agreement (“Participation Agreement”). The current plant owners oversee PNM’s management and operation of the San Juan coal plant, and the owners review and approve capital and operations budgets. The coal for the plant is supplied from the San Juan Coal Company (“SJCC”) pursuant to the current Coal Supply Agreement (“CSA”).

Application History

3.              Pursuant to Section 4(A) of the ETA, in order to obtain a financing order, a qualifying utility shall obtain approval to abandon a qualifying generating facility pursuant to Section 62-9-5 of the NMSA 1978. Section 4(A) provides that the application for the financing order may be filed as part of the application for approval to abandon a qualifying generating facility. On July 1, 2019, PNM filed the Consolidated Application which sought approval for three primary actions: (1) abandonment of the San Juan coal plant; (2) the addition of new replacement resources; and (3) the issuance of a financing order to authorize securitized financing related to the San Juan coal plant abandonment.

4.              In a separate order issued on the date hereof, the Commission authorized PNM to abandon the San Juan coal plant effective July 1, 2022.

Energy Transition Costs to be Securitized

5.              Pursuant to Section 4(A) of the ETA, a qualifying utility that is abandoning a qualifying generating facility may apply to the Commission for a financing order to recover all of its energy transition costs through the issuance of energy transition bonds. Section 4(B)(2) of the ETA requires that a qualifying utility’s application for a financing order include an estimate of the “energy transition costs” (as defined in the ETA). Under Section 2(H) of the ETA, energy transition costs means the sum of: (1) financing costs (as defined in the ETA); (2) abandonment costs (as further described in Section 2(H)(2) of the ETA); (3) any other costs required to comply with changes in law enacted after January 1, 2019 incurred by the qualifying utility at the qualifying generating facility; and (4) payments required pursuant to Section 16 of the ETA.

Estimated Upfront Financing Costs and Estimated Ongoing Financing Costs

6.              Under Section 2(K) of the ETA, financing costs mean the costs incurred by a qualifying utility or an assignee to issue and administer energy transition bonds, including: (1) payment of the fee authorized pursuant to Section 5(L) of the ETA; (2) principal, interest, acquisition, defeasance and redemption premiums that are payable on energy transition bonds; (3) any payment required under an ancillary agreement and any amount required to fund or replenish a reserve account or other account established under any indenture, ancillary agreement or other financing document relating to the energy transition bonds; (4) any costs, fees and expenses related to issuing, supporting, repaying, servicing and refunding energy transition bonds, the application for a financing order, including related state board of finance expenses, or obtaining an order approving abandonment of a qualifying generating facility; (5) any costs, fees and related expenses incurred relating to any existing secured or unsecured obligation of a qualifying utility or an affiliate of a qualifying utility that are necessary to obtain any consent, release, waiver or approval from any holder of such an obligation to permit a qualifying utility to issue or cause the issuance of energy transition bonds; (6) any taxes, fees, charges or other assessments imposed on energy transition bonds; (7) preliminary and continuing costs associated with subsequent financing; and (8) any other related costs approved for recovery in the financing order.

7.              As discussed in the Supporting Testimony, certain financing costs will constitute costs of issuing the Energy Transition Bonds and of obtaining this Financing Order and the approval of the abandonment of the San Juan coal plant. These financing costs under Section 2(K) of the ETA will be financed through the issuance of the Energy Transition Bonds and are referred to herein as “Upfront Financing Costs.” As described in the Supporting Testimony, the Upfront Financing Costs will include (i) the fees and expenses incurred by the Company in obtaining the Financing Order and the order approving the abandonment of the San Juan coal plant, including the fee of bond counsel to the Commission as contemplated by Section 5(L) of the ETA, and (ii) the fees and expenses associated with issuing the Energy Transition Bonds, including underwriting discount, a financial advisor structuring fee, the fees of legal counsel, rating agency fees, trustee fees and expenses, accounting and auditing fees, printing, filing and marketing expenses, Securities and Exchange Commission (“SEC”) registration fees, costs of organizing the SPE, servicer set up fees, original issue discount and miscellaneous other costs. As described in the Supporting Testimony, it is important that this Financing Order provide for flexibility to include other forms of credit enhancement and other mechanisms (e.g., letters of credit, additional amounts of overcollateralization or reserve accounts, or surety bonds) to improve the marketability of the Energy Transition Bonds. These credit enhancements are additional potential Upfront Financing Costs and Other Ongoing Financing Costs (as defined below). The Upfront Financing Costs will include amounts paid directly by the SPE and amounts paid to PNM as reimbursement for amounts paid with respect to such costs. The Upfront Financing Costs are financing costs pursuant to Section 2(K)(4) of the ETA (and Section 2(K)(1) with respect to the fee authorized by Section 5(L) of the ETA). PNM Exhibit EAE-2 included estimated Upfront Financing Costs are $8.7 million. PNM Exhibit EAE-2 also provided that additional Upfront Financing Costs relating to original issue discount for the Energy Transition Bonds were not expected to exceed 0.05% of the aggregate principal amount of the Energy Transition Bonds. The estimated Upfront Financing Costs are subject to change and will be updated at the time of issuance of the Energy Transition Bonds as provided in Section 4(B)(6) of the ETA.

8.              In addition to the Upfront Financing Costs, which will be recovered from the proceeds of the sale of the Energy Transition Bonds, additional financing costs as defined in Section 2(K) of the ETA will be incurred while the Energy Transition Bonds remain outstanding (the “Ongoing Financing Costs” and, together with the Upfront Financing Costs, the “Financing Costs”). The Ongoing Financing Costs will be recovered through the Energy Transition Charges. The Ongoing Financing Costs will include payment of principal and interest on the Energy Transition Bonds (“Debt Service Payments”), which are financing costs pursuant to Section 2(K)(2) of the ETA. PNM Exhibit CNA-4 includes an illustrative preliminary structure for the Energy Transition Bonds, including estimated Debt Service Payments. In addition to Debt Service Payments, the Ongoing Financing Costs also will include other fees and expenses incurred during the life of the Energy Transition Bonds to service and support the Energy Transition Bonds (the “Other Ongoing Financing Costs”). As described in the Supporting Testimony, these Other Ongoing Financing Costs include servicing fees, the return on PNM’s capital contribution, administration fees, auditor fees, legal fees, rating agency surveillance fees, trustee fees and expenses, independent director or manager fees, credit enhancement costs and miscellaneous other costs. These Other Ongoing Financing Costs are financing costs pursuant Section 2(K)(4) of the ETA. As set forth in the Supporting Testimony and PNM Exhibit EAE-3, PNM’s estimated annual Other Ongoing Financing Costs are approximately $515,000. The estimated Ongoing Financing Costs are subject to change and will be updated at the time of issuance of the Energy Transition Bonds as provided in Section 4(B)(6) of the ETA. While the servicing fee, administration fee and return on capital contribution will be based upon fixed amounts upon issuance of the Energy Transition Bonds, other components of the Other Ongoing Financing Costs will be subject to variation over the life of the Energy Transition Bonds.

Estimated Abandonment Costs

9.              Pursuant to Section 2(H)(2) of the ETA, energy transition costs include abandonment costs, which for a qualifying generating facility shall not exceed the lower of $375,000,000 or 150% of the undepreciated investment in a qualifying generating facility being abandoned, as of the date of abandonment. Section 2(H)(2) of the ETA further provides that the abandonment costs subject to this limitation include: (a) up to $30,000,000 per qualifying generating facility in costs not previously collected from the qualifying utility’s customers for plant decommissioning and mine reclamation costs, subject to any limitations ordered by the Commission prior to January 1, 2019 and affirmed by the New Mexico Supreme Court prior to the effective date of the ETA, associated with the abandoned qualifying generating facility; (b) up to $20,000,000 per qualifying generating facility in costs for severance and job training for employees losing their jobs as a result of an abandoned qualifying generating facility and any associated mine that only services the abandoned qualifying generating facility; (c) undepreciated investments as of the date of abandonment on the qualifying utility’s books and records in a qualifying generating facility that were either being recovered in rates as of January 1, 2019 or are otherwise found to be recoverable through a court decision; and (d) other undepreciated investments in a qualifying generating facility incurred to comply with law, whether established by statute, court decision or rule, or necessary to maintain the safe and reliable operation of the qualifying generating facility prior to the facility’s abandonment.

10.             Through the Supporting Testimony, PNM provided an estimate of the undepreciated investment in the San Juan coal plant as of the time of the proposed abandonment (the “Undepreciated Investment”). PNM’s calculation of the estimate of the Undepreciated Investment is described in the Supporting Testimony and PNM Table HEM-5. PNM’s resulting estimate was $283 million of Undepreciated Investment. The Undepreciated Investment is an energy transition cost pursuant to Section 2(H)(2)(c) and 2(H)(2)(d) of the ETA.

11.              Through the Supporting Testimony, PNM provided an estimate of (1) underground coal mine reclamation costs associated with the San Juan mine, and (2) costs associated with keeping the surface mine pits open to backfill with coal ash (“ash period costs” and, together with the underground mine reclamation costs, the “Reclamation Costs”). PNM currently recovers the Reclamation Costs from customers through accretion expense, which assumed a plant and coal mine termination date of 2053. PNM is not seeking recovery of surface mine reclamation costs because prior Commission decisions have capped recovery from customers for these costs. PNM’s accounting methodology with respect to the Reclamation Costs is addressed in the Supporting Testimony and formed the basis of PNM’s estimate of Reclamation Costs not previously collected from customers of $9.4 million. The Reclamation Costs are energy transition costs pursuant to Section 2(H)(2)(a).

12.              Through the Supporting Testimony, PNM provided an estimate of the decommissioning costs associated with the abandonment of the San Juan coal plant that have not yet been collected from customers through existing depreciation and accretion expense (the “Decommissioning Costs” and, together with the Reclamation Costs, the “Decommissioning and Reclamation Costs”). PNM’s accounting methodology with respect to the Decommissioning Costs is addressed in the Supporting Testimony and formed the basis of PNM’s estimate of Decommissioning Costs not previously collected from customers of $19.2 million. The Decommissioning Costs are energy transition costs pursuant to Section 2(H)(2)(a). The aggregate amount of estimated Decommissioning and Reclamation Costs of $28.6 million does not exceed the $30 million limitation in Section 2(H)(2)(a).

13.              Through the Supporting Testimony, PNM provided an estimate of $20.6 million of severance and job training for employees losing their jobs as a result of the abandonment of the San Juan coal plant and the San Juan mine (“Severance and Job Training Costs”). As Pursuant to Section 2(H)(2)(b), PNM is limited to recovery of $20 million of Severance and Job Training Costs through the issuance of the Energy Transition Bonds. The Severance and Job Training Costs are energy transition costs pursuant to Section 2(H)(2)(b) of the ETA.

14.              The Undepreciated Investment, Decommissioning and Reclamation Costs and Severance and Job Training Costs are referred to herein as the “Abandonment Costs.” As described in the paragraphs above, PNM has estimated aggregate Abandonment Costs of $331.6 million. In accordance with Section 2(H)(2) of the ETA, the maximum amount of the Abandonment Costs that would qualify as energy transition costs subject to recovery through the issuance of the Energy Transition Bonds is limited to the lesser of (1) $375,000,000 or (2) 150% of the undepreciated investment of the San Juan coal plant as of the date of abandonment (or $424.5 million based on the estimated Undepreciated Investment). As a result, the Company’s estimated Abandonment Costs proposed to be financed through the issuance of the Energy Transition Bonds does not exceed the limitations of Section 2(H)(2) of the ETA.

Change in Law Costs

15.              Through the Consolidated Application, PNM did not identify any costs that qualify as energy transition costs pursuant to Section 2(H)(3) (“Change in Law Costs”).

Section 16 Payments

16.            Through the Consolidated Application, including the Supporting Testimony, PNM has provided an estimate of the Section 16 Payments. Section 16(J) of the ETA requires that within 30 days after receiving the proceeds of Energy Transition Bonds, PNM will be required to make payments equal to the following percentages of the financed amount of the Energy Transition Bonds as follows:

•	0.50% to the Indian affairs department for deposit in the energy transition Indian affairs fund established under the ETA;

•	1.65% to the economic development department for deposit in the energy transition economic development assistance fund established under the ETA; and

•	3.35% to the workforce solutions department in the energy transition displaced worker assistance fund established under the ETA.

The Section 16 Payments are energy transition costs pursuant to Section 2(H)(4) of the ETA. PNM’s estimate of $19.8 million of Section 16 Payments is based upon its estimate of the other energy transition costs to be financed through the issuance of the Energy Transition Bonds, including $331.6 million of Abandonment Costs and $8.7 million of Upfront Financing Costs. The estimated Section 16 Payments are subject to change and will be updated at the time of issuance of the Energy Transition Bonds as provided in Section 4(B)(6) of the ETA.

17.            Through the Consolidated Application, including the Supporting Testimony, and as provided in Section 4(B)(6) of the ETA, PNM has committed to file with the Commission following the issuance of any Energy Transition Bonds: (1) a description of the final structure and pricing of the bonds; (2) updated Financing Costs and Section 16 Payment amounts, and (3) an updated calculation of the Energy Transition Charges.

Maximum Amount of Energy Transition Bonds Authorized for Issuance

18.            Pursuant to Section 5(F)(1) of the ETA, a financing order shall include, among other things, approval for the qualifying utility or assignee to issue energy transition bonds as requested in the application, to use energy transition bonds to finance the maximum amount of energy transition costs as requested in the application, as may be adjusted pursuant to Section 4(B)(6) of the ETA. PNM has proposed that the maximum amount of the Energy Transition Bonds to be issued by the SPE shall be equal to the sum of (A) the $331.6 million of estimated Abandonment Costs set forth in the Consolidated Application, (B) Section 16 Payments (updated as of the time of issuance and provided to the Commission following issuance in accordance with Section 4(B)(6) of the ETA), and (C) Upfront Financing Costs (updated as of the time of issuance and provided to the Commission following issuance in accordance with Section 4(B)(6) of the ETA). The SPE shall not issue Energy Transition Bonds in a principal amount in excess of $361.0 million unless PNM shall have obtained an amendment to the Financing Order as provided in Section 7(B)(2) of the ETA. If PNM’s energy transition cost estimate at the time of issuance is lower than the estimate included in the financing application, the SPE shall reduce the size of the bond issuance accordingly.

19.            Through the Supporting Testimony, the Consolidated Application includes a proposed ratemaking process to reconcile and recover or refund any difference between the energy transition costs financed by the Energy Transition Bonds and the actual final energy transition costs incurred by PNM or the SPE. PNM will track and reconcile each component of the energy transition costs described above. Any difference between the amounts financed by the Energy Transition Bonds and the final actual energy transition costs will be deferred and recorded to either a regulatory asset (if the actual final energy transition costs are greater than the estimated energy transition costs) or a regulatory liability (if the actual final energy transition costs are less than the estimated energy transition costs). PNM proposed to include the amortization of the regulatory asset or regulatory liability in its next general rate case, after the final energy transition costs are known. PNM stated that it will propose to recover or refund the differences back to customers over the remaining life of the Energy Transition Bonds. PNM proposed to include the unamortized balance of the regulatory asset or regulatory liability in rate base in its general cost of service studies, to compensate PNM or its customers for the time value of money.

Structure of the Energy Transition Bonds

20.            PNM will form the SPE as a Delaware limited liability company, with PNM as the sole member. The SPE will be formed for the limited purposes of issuing one or more series of energy transition bonds, paying the net proceeds of any such issuance to PNM to purchase energy transition property as defined in Section 2(I) of the ETA created by a financing order, and performing other activities related thereto.

21.            The SPE will be managed by a board of managers with rights and duties set forth in the SPE LLC Agreement. As long as any Energy Transition Bonds remain outstanding, the SPE will have at least one independent manager with no organizational affiliation with PNM other than possibly acting as independent manager(s) for another bankruptcy-remote subsidiary of PNM or its affiliates. The SPE will not be permitted to amend the provisions of the SPE LLC Agreement or other organizational documents that relate to bankruptcy-remoteness of the SPE without the consent of the independent manager(s). Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert or merge without the consent of the independent managers. Other restrictions to facilitate bankruptcy-remoteness may also be included in the SPE LLC Agreement as required by the rating agencies.

22.            The SPE will require ongoing administration services, such as corporate maintenance, reporting and internal accounting functions. The SPE will have no staff to provide these administrative services. These services will be provided by PNM pursuant to the terms of the Administration Agreement.

23.            The SPE will be capitalized through the issuance of the Energy Transition Bonds and a concurrent equity capital contribution from PNM. Through the Supporting Testimony, PNM estimated that its equity capital contribution to the SPE will be 0.5% of the total capital of the SPE (with the Energy Transition Bonds representing the remaining 99.5% of the capitalization of the SPE). In accordance with Section 4(B)(8) of the ETA, PNM’s equity capital contribution to the SPE will not be less than 0.5% of the total capital of the SPE. This minimum capitalization level also will satisfy existing Internal Revenue Service safe harbors so that PNM will not recognize gross income upon the receipt of cash in exchange for the issuance of the Energy Transition Bonds. PNM proposed earning a return on this equity capital contribution equal to the interest rate on the longest maturing tranche of the Energy Transition Bonds, to be paid as an Ongoing Financing Cost.

24.            The SPE will issue and sell the Energy Transition Bonds in one or more series consisting of one or more tranches. Through the Supporting Testimony, PNM included a preliminary projected bond structure with the Energy Transition Bonds being issued in a single series with multiple tranches. As described in the Supporting Testimony, PNM expects that the Energy Transition Bonds will be issued with a final scheduled maturity date of approximately 25 years from the date of issuance of the Energy Transition Bonds, and a final legal maturity date of approximately 28 years from the date of issuance, with semiannual payments of principal and interest. The initial debt service payment may be scheduled to take place more than six months after issuance of the Energy Transition Bonds. As discussed in the Supporting Testimony, the difference between the scheduled final payment date and legal final maturity date is to provide additional credit protection by allowing shortfalls in principal payments to be recovered over this additional time period due to any unforeseen circumstance, in furtherance of achieving the desired “AAA” or equivalent credit ratings for the bonds. The rated final maturity of the Energy Transition Bonds will be the legal final maturity date. The number, size and tenor of the series and tranches offered to investors will be determined by rating agency requirements and investor demand at the time of pricing, and as a result, the actual structures may differ. In no event will the final scheduled maturity date of the Energy Transition Bonds be more than 25 years from the date of issuance of the Energy Transition Bonds.

25.            The Energy Transition Bonds will be structured in a manner designed to provide for substantially levelized annual revenue requirements over the expected life of the bonds.

26.            PNM has proposed that the Energy Transition Bonds will be sold pursuant to a negotiated sale to investors, coordinated through one or more underwriters in a public offering registered with the Securities and Exchange Commission (the “SEC”). As discussed in the Supporting Testimony, SEC-registered transactions are considered to be more liquid than Rule 144A or other private placement transactions. Publicly offered transactions are not limited to “qualified institutional investors” or “accredited investors” upon initial issuance or resale, as privately placed transactions are, and this broader potential investor universe will potentially be more attractive to investors and more likely to obtain lower interest rate coupons on any particular pricing day. While PNM has proposed and expects the transaction to be conducted as an SEC-registered offering conducted through a negotiated sale to underwriters, PNM will determine at the time of the proposed transaction, consistent with its commitment to use its commercially reasonable efforts to achieve the lowest cost objective, whether transaction will be conducted as a SEC-registered public offering or a Rule 144A private placement.

27.            As described in the Supporting Testimony, each tranche of the Energy Transition Bonds will bear interest at a fixed rate.

28.            As described in the Consolidated Application, including the Supporting Testimony, PNM expects to cause the issuance of the Energy Transition Bonds as promptly as possible after the last of the following events have occurred: (1) issuance of a final, non-appealable financing order acceptable to the Company; (2) the abandonment of the San Juan coal plant; (3) delivery of any necessary SEC approvals under the Securities Act of 1933; and (4) completion of the rating agency process. PNM estimated that the issuance of the Energy Transition Bonds would occur in 2022.

Energy Transition Property

29.            Concurrent with the issuance of any series of the Energy Transition Bonds, PNM will transfer to the SPE the Energy Transition Property, including all of its rights under this Financing Order and specifically the right to impose, charge, collect and receive the Energy Transition Charges approved in this Financing Order. This transfer will be structured so that it will qualify as a “true sale” within the meaning of Section 14(A) of the ETA. The transfer of the Energy Transition Property will be made pursuant to the Purchase Agreement and a related bill of sale, and the Purchase Agreement will expressly state that the transaction is a sale or other absolute transfer. By virtue of this transfer, the SPE will acquire all of the right, title and interest of PNM in the Energy Transition Property created under this Financing Order.

Security

30.            The payment of the Energy Transition Bonds and related charges authorized by this Financing Order is to be secured by the Energy Transition Property created by this Financing Order and by certain other collateral as described in the Consolidated Application, including the Supporting Testimony. The Energy Transition Bonds will be issued pursuant to the Indenture under which the Indenture Trustee will administer the trust. Pursuant to the Indenture, the SPE will establish a collection account (the “Collection Account”) to be held by the Indenture Trustee as collateral to facilitate the payment of the principal of, interest on and other costs approved in this Financing Order related to the Energy Transition Bonds in full and on a timely basis. The Collection Account will include a general subaccount (the “General Subaccount”), a capital subaccount (the “Capital Subaccount”), an excess funds subaccount (the “Excess Funds Subaccount”), and may include other subaccounts (the General Subaccount, the Excess Funds Subaccount, the Capital Subaccount and any other subaccounts under the indenture, collectively are the “Subaccounts”).

31.            The Indenture Trustee will deposit in the General Subaccount the Energy Transition Charge remittances that the servicer remits to the Indenture Trustee. The Indenture Trustee will apply moneys in the General Subaccount according to the priorities set forth in the Indenture to pay expenses of the SPE, to pay principal of and interest on the Energy Transition Bonds, and to meet the funding requirements of the other Subaccounts. Funds in the General Subaccount will be invested by the Indenture Trustee in short-term, high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the Indenture Trustee to pay principal of and interest on the Energy Transition Bonds and all other components of the Periodic Revenue Requirement (as defined below), and otherwise in accordance with the terms of the Indenture.

32.            PNM will make its capital contribution (as described above) to the SPE, and the SPE will deposit that capital contribution into the Capital Subaccount. The Capital Subaccount will serve as collateral to facilitate the timely payment of principal of and interest on the Energy Transition Bonds and all other components of the Periodic Revenue Requirement. Any funds drawn from the Capital Subaccount to pay these amounts due to a shortfall in the Energy Transition Charge remittances will be replenished to its original level through future Energy Transition Charges as adjusted through the true-up adjustment mechanism described below. The funds in the Capital Subaccount will be invested by the Indenture Trustee in short-term, high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the Indenture Trustee to pay principal of and interest on the Energy Transition Bonds and all other components of the Periodic Revenue Requirement.

33.            The Excess Funds Subaccount will hold any Energy Transition Charge remittances and investment earnings on the Collection Account in excess of the amounts needed to pay current principal of and interest on the Energy Transition Bonds and to pay all other components of the Periodic Revenue Requirement (including, but limited to, funding or replenishing the Capital Subaccount). Any balance in or amounts allocated to the Excess Funds Subaccount on a true-up adjustment mechanism date will be subtracted from the Periodic Revenue Requirement for purposes of the true-up adjustment. The funds in the Excess Funds Subaccount will be invested by the Indenture Trustee in short-term, high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the Indenture Trustee to pay principal of and interest on the Energy Transition Bonds and all other components of the Periodic Revenue Requirement.

34.            If for any reason the amount of Energy Transition Charges remitted to the General Subaccount is insufficient to make, on a timely basis, all scheduled payments of principal of and interest on the Energy Transition Bonds and to make payment on all other components of the Periodic Revenue Requirement, the Excess Funds Subaccount and the Capital Subaccount will be drawn upon, in that order, to make those payments. Any deficiency in the Capital Subaccount due to such withdrawals must be replenished on a periodic basis through the true-up adjustment mechanism process. Following repayment of the Energy Transition Bonds and all related Financing Costs and the release of funds by the Indenture Trustee, the SPE will distribute the final balance of the Collection Account to PNM. PNM has proposed that it will credit customers by the amount of the distribution, less the amount of the Capital Subaccount on any unpaid return on the capital contribution due to PNM as set forth in this Financing Order.

35.            Other forms of credit enhancement and other mechanisms (e.g., letters of credit, additional amounts of overcollateralization or reserve accounts, or surety bonds) to improve the credit quality and marketability of the Energy Transition Bonds may be used in furtherance of the lowest cost objective.

Servicing Arrangements

36.            PNM will enter into the Servicing Agreement, under which PNM will serve as the initial servicer of the Energy Transition Property and the Energy Transition Bonds. The Servicing Agreement will, among other things, include the following provisions:

(a)         PNM will be responsible for metering, calculating, billing, collecting and remitting the collected Energy Transition Charges from electric utility customers arising from the Energy Transition Property owned by the SPE. As servicer, PNM will be obligated to make daily remittances of the Energy Transition Charges (or estimates of such receipts) to the trustee on servicer business days.

(b)         PNM will be responsible for making all true-up adjustment mechanism filings with the Commission to make periodic adjustments to the Energy Transition Charges, and for preparing and filing any other reports with the Commission, the Indenture Trustee, the rating agencies or other financing parties; and

(c)         PNM will not be permitted to resign voluntarily from its duties as servicer unless (i) PNM determines that its continued performance of the duties of servicer would no longer be permitted under applicable law or (ii) PNM receives the consent of the Commission and confirmation that such action will not result in a suspension, reduction or withdrawal of the then current ratings on any of the Energy Transition Bonds.

37.            As compensation for its duties under the Servicing Agreement, PNM has proposed that it receive from the SPE a servicing fee equal to 0.05% per annum of the initial aggregate principal amount of the Energy Transition Bonds. As described in the Supporting Testimony, this fee is based on current market rates in similar utility securitization transactions. As described in the Supporting Testimony, payment of a servicing fee that is consistent with market rates is necessary to maintain the essential bankruptcy-remote nature of the SPE.

38.            If PNM defaults on its duties as servicer or is required for any reason to discontinue those functions, then an independent successor servicer acceptable to the Indenture Trustee and, if required, the rating agencies, may be named to replace PNM. In this event, the servicing fee paid to a successor servicer would likely need to be higher than the servicing fee paid to PNM. PNM has proposed that, in the event a successor servicer is appointed, the servicing fee be allowed to increase; provided that the Commission’s consent would be required for any servicing fee in excess of 0.60% per annum on the initial aggregate principal balance of the Energy Transition Bonds, as described in this Financing Order.

PNM as Administrator of the SPE

39.            Under the Administration Agreement, PNM will establish the SPE and perform the administrative duties necessary to maintain the SPE.

40.            PNM has proposed that is receive an annual fee of $50,000 plus out-of-pocket expenses for performing the services required by the Administration Agreement.

Imposition Energy Transition Charges/Non-Bypassability

41.            Through the Consolidated Application, including the Supporting Testimony, PNM has requested that the Commission authorize PNM to impose, charge, collect and receive Energy Transition Charges from electric utility customers in an amount sufficient to provide for the timely payment of principal and interest on the Energy Transition Bonds and all Other Ongoing Financing Costs. The Energy Transition Charges will be non-bypassable charges (as defined by Section 2(P) of the ETA) that must be paid by all customers: (1) receiving electric delivery from PNM or its successors under Commission-approved rate schedules or special contracts; and (2) all customers who acquire electricity from an alternative or subsequent electricity supplier in the utility service area currently served by PNM, to the extent such acquisition is permitted by New Mexico law. The Energy Transition Charges will be imposed until the Energy Transition Charges and the Financing Costs are paid in full.

42.            PNM has proposed that the Energy Transition Charges will be collected by the servicer through an Energy Transition Charge that is separate and apart from PNM’s other rates, in the manner described in the Supporting Testimony and in the proposed ETA Rider included as PNM Exhibit MJS-2. The Energy Transition Charges will appear as a separate line item on each customer’s electric bill. In addition, all electric bills will state that the Energy Transition Charges are owned by the SPE.

43.            In the event a customer of PNM does not pay the full amount of any bill that includes Energy Transition Charges, such partial payments shall be allocated in accordance with applicable Commission requirements and any other requirements of applicable law. PNM has proposed that, following the issuance of any Energy Transition Bonds, for amounts billed on the same date, charges will be credited based on a priority waterfall, with late payment charges being credited first, the Energy Transition Charges being credited second, and other charges being credited thereafter in the priority waterfall. PNM has proposed that if more than one series of Energy Transition Bonds are outstanding, partial payments allocable to Energy Transition Charges shall be allocated pro rata based upon the amount of Energy Transition Charges owing with respect to each series.

44.            Through the Supporting Testimony filed with the Consolidated Application and further written rebuttal testimony of PNM admitted into evidence in the formal hearings on the Consolidated Application (the “Rebuttal Testimony”), in accordance with Section 4(B)(11) of the ETA, PNM proposed a ratemaking method to account for the reduction in PNM’s cost of service associated with the amount of undepreciated investments being recovered by the Energy Transition Charge at the time that charge becomes effective. As described in the Supporting Testimony, upon abandonment of the San Juan coal plant, the SPE will issue the Energy Transition Bonds. In the Supporting Testimony, PNM proposed that if it begins to collect the Energy Transition Charges from customers and has not adjusted its base rates charged to customers in a general rate case to reflect the retirement and abandonment of the San Juan coal plant, then PNM would record as a regulatory liability the revenue requirement associated with the undepreciated investment of the San Juan coal plant equal to the amount financed through the issuance of the Energy Transition Bonds. Some parties provided written direct testimony that was admitted into evidence in the formal hearings objecting to PNM’s proposed ratemaking process and instead requested that PNM credit customer bills in lieu of recording a regulatory liability. Through the Rebuttal Testimony, PNM revised its proposed ratemaking process to provide for a credit to customer bills if it begins to collect the Energy Transition Charges from customers and has not adjusted its base rates charged to customers in a general rate case to reflect the retirement and abandonment of the San Juan coal plant. PNM ~~wi1l~~ be proposed to calculate the credit by determining the annual revenue requirements associated with the return on and return of the amount financed related to the undepreciated investment of the San Juan coal plant. This credit will be an interim rate adjustment mechanism and will be eliminated when new rates reflecting the change in resources go into effect. PNM will credit these amounts to customer bills for as long as the San Juan coal plant is no longer used and useful and abandoned, PNM is collecting the Energy Transition Charges, and has not adjusted its base rates to reflect the removal of the undepreciated investment in customer’s rates. The Commission, however, has determined that the credit will include all costs associated with the San Juan coal plant, including capital. O&M and all other expenses.

Estimated Energy Transition Charges

45.            The Consolidated Application, including the Supporting Testimony, includes PNM’s estimate of the Energy Transition Charges based on the estimated date of issuance, estimated maturity and estimated principal amount of the Energy Transition Bonds to be issued as described above. Through the Supporting Testimony, PNM estimates that the Energy Transition Charges for the initial full year (2023) following issuance of the Energy Transition Bonds will be approximately $23 million. Through PNM Exhibit MJS-6, PNM has provided the estimated amount of Energy Transition Charges for the initial full year following issuance of the Energy Transition Bonds for each rate schedule. The estimated amounts for each rate schedule are based on the production cost allocation methodology used in 15-00261-UT, the Company’s most recent general rate case. The actual initial Energy Transition Charges will be determined at the time of the pricing of the Energy Transition Bonds.

Allocation and Calculation of Energy Transition Charges

46.            A detailed discussion of PNM’s proposed allocation and calculation of the Energy Transition Charges is included in the Supporting Testimony. PNM’s proposed calculation of the Energy Transition Charges involves a multi-step process that begins with an estimate of the Energy Transition Charge collections that would be necessary to pay on a timely basis all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and all Other Ongoing Financing Costs over a specified period of time (the period covered by such estimate, the “Remittance Period” and the estimated revenue required for such period, the “Periodic Revenue Requirement”). In establishing the initial Energy Transition Charges, the Company will estimate the Periodic Revenue Requirement for a Remittance Period beginning on the date of issuance of the Energy Transition Bonds and ending on the first scheduled principal and interest payment date on the Energy Transition Bonds. The Periodic Revenue Requirement for any subsequent Remittance Period will be further adjusted through the true-up adjustment mechanism described below.

47.            PNM will next determine the aggregate amount of Energy Transition Charges that must be assessed during a Remittance Period to collect the Periodic Revenue Requirement during the Remittance Period (the “Periodic Billing Requirement”). The Periodic Billing Requirement accounts for collection lag and uncollectible amounts. For each Remittance Period, PNM will estimate the timing of collections of Energy Transition Charges based on a weighted average balance of days outstanding on PNM’s customer bills. PNM also will estimate an amount that will be uncollectible.

48.            After determining the Periodic Billing Requirement, the next step in the Company’s proposed process of calculating the Energy Transition Charges involves allocating the Periodic Billing Requirement to the Company’s various customer classes and further sub-allocating the Periodic Billing Requirement based on PNM’s rate schedules within the customer classes. In accordance with the requirements of Sections 5(F)(3) and 6(A) of the ETA, the Company’s proposed method of allocation will be consistent with the production cost allocation methodology used in the Company’s most recent general rate case. PNM’s proposed allocation methodology is described in the Supporting Testimony and PNM Exhibit MJS-3 and PNM Exhibit MJS-4.

49.            The final step in the Company’s proposed process of calculating the Energy Transition Charges involves determining the Energy Transition Charges for customers within each customer class based on the portion of the Periodic Billing Requirement allocated to each class. In accordance with the requirements of Sections 5(F)(3) and 6(A) of the ETA, the Company’s proposed process for calculating the initial Energy Transition Charges would assess the charges consistent with energy and demand cost allocations within each customer class. Consistent with the Company’s most recent general rate case, the Periodic Billing Requirements will be further allocated to various rate schedules within customer classes. Given the differing characteristics of each customer class and rate schedule, differing methodologies will be used as described in the Supporting Testimony. A detailed description of the proposed methodology for each of the Company’s customer classes and rate schedules is included in the Supporting Testimony and PNM Exhibit MJS-5.

True-Up Adjustment Mechanism

50.            As described in the Supporting Testimony and PNM Exhibit MJS-2, PNM has proposed a formula-based “adjustment mechanism” within the meaning of Section 2(A) of the ETA (the “True-Up Adjustment Mechanism”).

51.            The True-Up Adjustment Mechanism is a formula-based mechanism to periodically adjust the Energy Transition Charges to correct for any over-collection or under-collection of the Energy Transition Charges and to provide for timely payment of scheduled principal of and interest (or deposits to sinking funds in respect of principal and interest) on the Energy Transition Bonds and the payment of Other Ongoing Financing Costs. The True-Up Adjustment Mechanism will remain in effect until the Energy Transition Bonds and all financing costs have been fully paid and recovered, any under-collection is recovered from customers and any over-collection is returned to customers. The Company proposes that the True-Up Adjustment Mechanism should include both standard adjustments (“Standard True-Up Adjustments”) and non-standard adjustments (“Non-Standard True-Up Adjustments” and, together with Standard-True Up Adjustments, “True-Up Adjustments”).

52.            A Standard True-Up Adjustment is an automatic adjustment to the Energy Transition Charges that is required to occur at least semi-annually (and at least quarterly during the two-year period preceding the final maturity date of the Energy Transition Bonds). A Standard True-Up Adjustment is designed to ensure that the level of Energy Transition Charges to be charged over the next set of collection periods is corrected for over- and under-collection in prior periods, for changes in projected consumption and collection patterns, and for changes in the Periodic Revenue Requirement. In order to effect a Standard True-Up Adjustment, the Company, as servicer under the Servicing Agreement, will file with the Commission a letter requesting the Standard True-Up Adjustment (the “Standard True-Up Adjustment Letter”), which will include the calculations required by Section 6(B) of the ETA. A form of Standard True-Up Adjustment Letter is attached as an exhibit to this Financing Order.

53.            In connection with each True-Up Adjustment, PNM will calculate the Periodic Revenue Requirement described above for the current Remittance Period and the next Remittance Period (two six-month periods). Except with respect to the initial True-Up Adjustment, PNM will further adjust the Periodic Revenue Requirement to take into account any over-collection or under-collection of the Energy Transition Charges during the preceding Remittance Period. These proposed calculations are shown in PNM Exhibit MJS-2. PNM will then calculate the Periodic Billing Requirement, allocate the Periodic Billing Requirement to customer classes and rate schedules, and calculate the adjusted Energy Transition Charges as described in paragraphs 47, 48 and 49 above. In connection with the each True-Up Adjustment, the calculation of the adjusted Energy Transition Charges will be based upon updated projections of customer count, electricity usage and demand for the applicable Remittance Periods.

54.            In addition to the required semi-annual (and quarterly during the two-year period preceding the final maturity date of the Energy Transition Bonds) Standard True-Up Adjustments, the Company also proposed to be granted authority to make optional interim Standard True-Up Adjustments at any time, without limits as to frequency, in order to ensure timely payment of scheduled principal of and interest (or deposits to sinking funds in respect of principal and interest) on the Energy Transition Bonds and the payment of Other Ongoing Financing Costs.

55.            A Non-Standard True-Up Adjustment is an adjustment in connection with any general rate case, as necessary to reflect any changes to the allocation of the Energy Transition Charges as a result of changes in the production cost allocation methodology used in such general rate case. In order to effect a Non-Standard True-Up Adjustment, the Company, as servicer under the Servicing Agreement, will file with the Commission a request letter (together with the Standard True-Up Adjustment Letter, a “True-Up Adjustment Letter”), which will include the calculations required by Section 6(B) of the ETA and as described above.

Use of Proceeds

56.            As described in the Consolidated Application, including the Supporting Testimony, the SPE will use the proceeds it receives from the sale of the Energy Transition Bonds to (i) pay the Upfront Financing Costs incurred in connection with the issuance of the Bonds (including reimbursement to PNM of any such costs paid by PNM) and (ii) purchase the Energy Transition Property from PNM pursuant to the terms of the Purchase Agreement.

57.            As described in the Consolidated Application, including the Supporting Testimony, PNM will use the proceeds it receives from the sale of the Energy Transition Property to the SPE (i) to make required Section 16 Payments and (ii) for purposes of providing utility service to customers, including paying certain Energy Transition Costs financed with the Bonds. In particular, as described further in testimony provided by PNM during the formal hearings on the Consolidated Application, PNM will apply the proceeds it receives from the sale of the Energy Transition Property to make required Section 16 Payments, to pay Decommissioning and Reclamation Costs, to pay Severance and Job Training Costs, to make capital expenditures for the purpose of providing utility service to customers, and to repay any indebtedness incurred for the purpose of making any such payments. Proceeds of the Bonds shall not be used for purposes of paying dividends, making affiliate loans or paying incentive compensation.

Lowest Cost Objective

58.            In the Consolidated Application, including the Supporting Testimony, PNM has committed to use its commercially reasonable efforts to obtain the lowest cost objective.

B.	Conclusions of Law

1.            PNM is a “public utility” as defined in Section 2(R) of the ETA.

2.            The San Juan coal plant is a qualifying generating facility as defined in Section 2(5) of the ETA. As a public utility that (i) owns plants, property and facilities for the generation, transmission or distribution, sale or furnishing to or for the public of electricity for light, heat or power or other uses, and (ii) owns a qualifying generating facilities PNM is a qualifying utility as defined in Section 2(T) of the ETA.

3.            PNM was authorized to apply to the Commission for this Financing Order through the Consolidated Application pursuant to Section 4(A) of the ETA to recover all of its energy transition costs as defined in Section 2(H) of the ETA through the issuance of the Energy Transition Bonds.

4.            The Commission has jurisdiction over this matter pursuant to the ETA.

5.            On the date hereof, the Commission approved PNM’s abandonment of the San Juan on July 1, 2022.

6.            Section 5(E) of the ETA provides that the Commission shall issue a financing order approving PNM’s request to issue the Energy Transition Bonds if the Commission finds that the Consolidated Application complies with the requirements of Section 4 of the ETA. Pursuant to Section 5(A) of the ETA, the Commission shall issue an order granting or denying the application for the financing order within six months from the date the application for the financing order is filed with the Commission. For good cause shown, the Commission extended the time for issuing the order for an additional three months.

7.            As discussed above in this Financing Order, in compliance with Section 4(B)(1) of the ETA, the Consolidated Application includes a description of the San Juan coal plant, the facility for which abandonment authority was requested and granted by the Commission after December 31, 2018.

8.            As discussed above in this Financing Order, in compliance with Section 4(B)(2) of the ETA, the Consolidated Application includes an estimate of PNM’s energy transition costs as defined in Section 2(H) of the ETA. The Upfront Financing Costs and Ongoing Financing Costs are energy transition costs as defined in Section 2(H)(1) of the ETA. The Undepreciated Investment, the Decommissioning and Reclamation Costs and the Severance and Job Training Costs are energy transition costs as defined in Section 2(H)(2) of the ETA. The Section 16 Payments are energy transition costs as defined in Section 2(H)(4) of the ETA.

9.            As discussed above in this Financing Order, in compliance with Section 4(B)(3) of the ETA, the Consolidated Application includes an estimate of the amount of Energy Transition Charges necessary to recover the estimated energy transition costs provided in the Consolidated Application and the proposed calculation of the estimated Energy Transition Charges, based on the estimated date of issuance and estimated principal amount of each series of the Energy Transition Bonds proposed to be issued.

10.            As discussed above in this Financing Order, in compliance with Section 4(B)(4) of the ETA, the Consolidated Application includes a description of the True-Up Adjustment Mechanism, which is a proposed adjustment mechanism that complies with Section 6 of the ETA.

11.            As discussed above in this Financing Order, in compliance with Section 4(B)(5) of the ETA, the Consolidated Application includes the Securities Firm Memorandum indicating that the proposed issuance of the Energy Transition Bonds by the SPE satisfies the current published “AAA” rating or equivalent criteria of at least one nationally recognized statistical rating organization for issuances similar to the proposed Energy Transition Bonds.

12.            As discussed above in this Financing Order, in compliance with Section 4(B)(6) of the ETA, the Consolidated Application includes a commitment by PNM to file with the Commission following the issuance of the Energy Transition Bonds (a) a description of the final structure and pricing of the bonds, (b) updated financing costs and payment amount required pursuant to Section 16 of the ETA, and (c) an updated calculation of the Energy Transition Charges.

13.            As discussed above in this Financing Order, in compliance with Section 4(B)(7) of the ETA, the Consolidated Application includes an estimate of timing of the issuance of the Energy Transition Bonds and term of the Energy Transition Bonds, including a provision that the scheduled final maturity for the Energy Transition Bonds shall be no longer than twenty-five years. The legal final maturity of the Energy Transition Bonds may be longer than twenty-five years.

14.            As discussed above in this Financing Order, in compliance with Section 4(B)(8) of the ETA, the Consolidated Application includes (i) identification of plans to sell, assign, transfer or convey, other than as security, interest in the Energy Transition Property, including identification of the SPE as the assignee as defined in Section 2(C) of the ETA, and (ii) demonstration that the SPE will be a financing entity wholly owned, directly or indirectly, by PNM that will be initially capitalized by PNM in such a way that equity interests in the SPE are at least one-half percent of the total capital of the SPE.

15.            As discussed above in this Financing Order, in compliance with Section 4(B)(9) of the ETA, the Consolidated Application includes identification of ancillary agreements as defined in Section 2(B) of the ETA that may be necessary or appropriate in connection with the issuance of the Energy Transition Bonds, including various forms of credit enhancement or other mechanisms designed to improve the credit quality and marketability of the Energy Transition Bonds.

16.            As discussed above in this Financing Order, ~~in compliance with~~ pursuant to Section 4(B)(10) of the ETA, the Consolidated Application includes a description of PNM’s proposed ratemaking process to reconcile and recover or refund any difference between the energy transition costs financed by the Energy Transition Bonds and the actual final energy transition costs incurred by PNM and the SPE.

17.            As discussed above in this Financing Order, ~~in compliance with~~ pursuant to Section 4(B)(11) of the ETA, the Consolidated Application includes PNM’s proposed ratemaking method to account for the reduction in PNM’s cost of service associated with the amount of undepreciated investments being recovered by the Energy Transition Charge at the time that charge becomes effective.

18.            As discussed above in this Financing Order, ~~in compliance with~~ pursuant to Section 4(B)(12) of the ETA, the Consolidated Application includes a statement from PNM committing that PNM will use its commercially reasonable efforts to obtain the lowest cost objective as defined in Section 2(N) of the ETA.

19.            As discussed above in this Financing Order, ~~in compliance with~~ pursuant to Section 4(C) and 4(D) of the ETA, the Consolidated Application and Supporting Testimony identified adequate potential new resources sufficient to provide reasonable and proper service to retail customers.

20.            Except as stated below, The Consolidated Application complies with all of the requirements of Section 4 of the ETA.

21.            As required by Section 5(F)(1) of the ETA, this Financing Order includes approval for PNM to use the Energy Transition Bonds to finance the estimated amounts of Abandonment Costs identified in the Consolidated Application and this Financing Order. As required by Section 5(F)(1) of the ETA, this Financing Order includes approval for PNM to use the Energy Transition Bonds to finance the estimated amounts of Upfront Financing Costs and Section 16 Payments identified in the Consolidated Application and this Financing Order, as such amounts may be updated pursuant to Section 4(B)(6) of the ETA. As required by Section 5(F)(1) of the ETA, this Financing Order includes approval of the proposed use of proceeds of the Energy Transition Bonds by the SPE and PNM. The approved use of proceeds of the Energy Transition Bonds by the SPE and PNM complies with the requirements of Section 10 of the ETA.

22.            As required by Section 5(F)(2) of the ETA, this Financing Order includes approval for PNM to recover the Ongoing Financing Costs, as may be adjusted pursuant to Section 4(B)(6) of the ETA, requested in the Consolidated Application, through energy transition charges as defined in Section 2(G) of the ETA.

23.            This Financing Order adequately details the estimated amount of energy transition costs to be financed through the issuance of the Energy Transition Bonds and recovered through the Energy Transition Charges. In accordance with Section 5(F)(1), this Financing Order authorizes the SPE to issue the Energy Transition Bonds in a maximum aggregate principal amount equal to the sum of: (A) the $331.6 million of estimated Abandonment Costs set forth in the Consolidated Application and described in this Financing Order, (B) Section 16 Payments described in the Consolidated Application and this Financing Order (updated as of the time of issuance and provided to the Commission following issuance in accordance with Section 4(B)(6) of the ETA), and (C) Upfront Financing Costs described in the Consolidated Application and this Financing Order (updated as of the time of issuance and provided to the Commission following issuance in accordance with Section 4(B)(6) of the ETA). The SPE shall not issue Energy Transition Bonds in a principal amount in excess of $361.0 million unless PNM shall have obtained an amendment to the Financing Order as provided in Section 7(B)(2) of the ETA. If PNM’s energy transition cost estimate at the time of issuance is lower than the estimate included in the financing application, the SPE shall reduce the size of the bond issuance accordingly.

24.            As required by Section 5(H) of the ETA, this Financing Order authorizes the SPE to issue the Energy Transition Bonds in one or more series with a scheduled final maturity of no more than 25 years for each series. PNM shall not subsequently be required to secure a separate financing order prior to each issuance. In accordance with Section 5(H) of the ETA, this Financing Order provides that the rated final maturity may exceed 25 years.

25.            The Energy Transition Bonds to be issued by the SPE pursuant to this Financing Order will constitute energy transition bonds as defined Section 2(F) of the ETA, and the Energy Transition Bonds issued pursuant to this Financing Order and the holders thereof shall be entitled to all of the protections of the ETA.

26.            As required by Section 5(F)(3) of the ETA, this Financing Order (i) approves Energy Transition Charges necessary to recover the energy transition costs authorized in this Financing Order to be shown as a separate line item on customer bills, and (ii) provides that the Energy Transition Charges shall be subject to the True-Up Adjustment Mechanism. The Energy Transition Charges authorized in this Financing Order are energy transition charges as defined in Section 2(G) of the ETA.

27.            In accordance with Section 5(F)(3), the Energy Transition Charges authorized by this Financing Order are non-bypassable as defined in Section 2(P) of the ETA, meaning that the Energy Transition Charges may not be avoided by an electric service customer in PNM’s utility service territory and shall be paid by each customer that receives electric delivery service from the qualifying utility imposing the charge for as long as the Energy Transition Bonds remain outstanding and the related financing costs have not been recovered in full.

28.            The methodology approved in this Financing Order for allocating Energy Transition Charges among customer classes and for assessing Energy Transition Charges within customer classes complies with the requirements of Section 5(F)(3) and Section 6(A) of the ETA. Pursuant to Section 6(A) of the ETA, the allocation of Energy Transition Charges among customer classes and the manner of assessing Energy Transition Charges within customer classes is subject to the True-Up Adjustment Mechanism.

29.            As required by Section 5(F)(4) of the ETA, this Financing Order approves the True-Up Adjustment Mechanism. The True-Up Adjustment Mechanism approved by this Financing Order, including the Standard True-Up Adjustment Mechanism and Non-Standard True-Up Adjustment Mechanism, complies with the requirements of Section 6 of the ETA.

30.            As required by Section 5(F)(5) of the ETA, this Financing Order includes a description of the Energy Transition Property that is created by this Financing Order. The Energy Transition Property created by this Financing Order includes the rights and interests of PNM or the SPE upon assignment under the Financing Order, including the right to impose, charge, collect and receive the Energy Transition Charges in an amount necessary to provide for full payment and recovery of all energy transition costs identified in the Financing Order, including all revenues or other proceeds arising from those rights and interests. The Energy Transition Property also includes the True-Up Adjustment Mechanism approved in this Financing Order. The Energy Transition Property created by this Financing Order is energy transition property as defined in Section 2(I) of the ETA.

31.            As required by Section 5(F)(6) of the ETA, this Financing Order includes approval for PNM and the SPE to enter into appropriate ancillary agreements as defined in Section 2(B) of the ETA.

32.            As required by Section 5(F)(7) of the ETA, this Financing Order approves PNM’s plans for assigning, transferring and conveying, other than as security, all of its right, title and interest in and to the Energy Transition Property to the SPE. The SPE will be an assignee as defined in Section 2(C) of the ETA. The transfer of the Energy Transition Property to the SPE is in accordance with Section 12(B) of the ETA.

33.            The rights, interests and property conveyed to the SPE under the Purchase Agreement, including without limitation the irrevocable right to impose, bill, collect and receive the Energy Transition Charges and the revenues and collections from the Energy Transition Charges are energy transition property within the meaning of Section 2(I) of the ETA.

34.            ~~As required by~~Pursuant to Section 5(F)(8) of the ETA, this Financing Order approves (i) ~~PNM’s~~ a proposed ratemaking process to reconcile and recover or refund any difference between the energy transition costs financed by the Energy Transition Bonds and the actual final energy transition costs incurred by PNM or the SPE, and (ii) ~~PNM’s~~ a proposed ratemaking method to account for the reduction in PNM’s cost of service associated with the amount of undepreciated investments being recovered through the Energy Transition Charges at the time the Energy Transition Charges become effective.

35.            As required by Section 5(G) of the ETA, this Financing Order provides that the creation of the Energy Transition Property shall be simultaneous with the sale of the Energy Transition Property to the SPE and the pledge of the Energy Transition Property to secure the Energy Transition Bonds. Upon its transfer to the SPE, the Energy Transition Property will constitute an existing, present property right, notwithstanding that the imposition and collection of Energy Transition Charges depend on PNM continuing to provide electric energy or continuing to perform its service functions relating to the collection of the Energy Transition Charges or on the level of future energy consumption, as provided in Section 12(A) of the ETA.

36.            Pursuant to Section 12(B) of the ETA, the Energy Transition Property will continue to exist until the Energy Transition Bonds and all related financing costs have been paid in full Pursuant to Section 9(C) of the ETA, if the Energy Transition Bonds are outstanding and the Ongoing Financing Costs have not been paid in full, the Energy Transition Charges authorized in this Financing Order shall be collected by PNM or its successors or assignees, or a collection agent, in full through a non-bypassable charge that is a separate line item on customer bills and not part of the qualifying utility’s base rates. The charge shall be paid by all customers receiving electric delivery from PNM or its successors under Commission-approved rate schedules or special contracts, and all customers who acquire electricity from an alternative or subsequent electricity supplier in the utility service area currently served by PNM, to the extent such acquisition is permitted by New Mexico law.

37.            Upon the transfer by PNM of the Energy Transition Property to the SPE, the SPE will have all of the rights, title and interest of PNM with respect to such Energy Transition Property, including the right to impose, collect and receive the Energy Transition Charges authorized by this Financing Order.

38.            As provided in Section 12(E) of the ETA, any transfer, sale, grant of security interest or pledge of the Energy Transition Property to the SPE as authorized by this Financing Order does not require prior consent and approval of the Commission.

39.            Pursuant to Section 14(A), PNM’s sale, assignment and transfer of the Energy Transition Property to the SPE under the Purchase Agreement and related bill of sale shall be an absolute transfer and true sale of, and not a pledge or secured transaction relating to, PNM’s right, title and interest in, to and under the Energy Transition Property. As provided in Section 14(C) of the ETA, the characterization of the sale, assignment or transfer as an absolute transfer and true sale, and the corresponding characterization of the property interest of the SPE, shall not be affected or impaired by: (1) commingling of energy transition revenues with other funds; (2) the retention by PNM of (a) a partial or residual interest, including an equity interest, in the Energy Transition Property, whether direct or indirect, or whether subordinate or otherwise, or (b) the right to recover costs associated with taxes or license fees imposed on the collection of energy transition revenues; (3) any recourse that the SPE may have against PNM; (4) any indemnification rights, obligations or repurchase rights made or provided by PNM; (5) the obligation of PNM to collect energy transition revenues on behalf of the SPE; (6) treatment of the sale, assignment or transfer of Energy Transition Property for tax, financial reporting or other purposes; (7) any subsequent order of the Commission amending the Financing Order pursuant to Section 7(B) of the ETA; (8) any use of the adjustment mechanism approved in this Financing Order; or (9) anything else that might affect or impair the characterization of the Energy Transition Property.

40.            Except as otherwise provided in Section 13 of the ETA, the creation, perfection and enforcement of a security interest in the Energy Transition Property to secure the repayment of the principal of and interest on the Energy Transition Bonds are governed by Section 13 of the ETA.

41.            Pursuant to Section 13(C) of the ETA, a security interest in the Energy Transition Property will be created, valid and binding at the latest of when (a) this Financing Order is issued, (b) a security agreement is executed and delivered, or (c) value is received for the Energy Transition Bonds. Pursuant to Section 13(D) of the ETA, the security interest will attach without any physical delivery of collateral or other act and the lien of the security interest shall be valid, binding and perfected against all parties having claims of any kind against the SPE, regardless of whether such parties have notice of the lien, on the filing of a financing statement with Secretary of State of the New Mexico. Pursuant to Section 13(E) of the ETA, this security interest in the Energy Transition Property will be a continuously perfected security interest and will have priority over any other lien that may subsequently attach to the Energy Transition Property unless the holder of the security interest has agreed in writing otherwise.

42.            Pursuant to Section 13(F) of the ETA, the priority of a security interest in the Energy Transition Property is not affected by the commingling of energy transition revenues with other funds. Any pledgee or secured party shall have a perfected security interest in the amount of all energy transition revenues that are deposited in any account of PNM and any other security interest that may apply to those funds shall be terminated when they are transferred to a segregated account for the SPE or a financing party.

43.            As provided in Section 13(G) of the ETA, no order of the Commission amending this Financing Order and no application of the True-Up Adjustment Mechanism shall affect the validity perfection or priority of a security interest in or transfer of the Energy Transition Property.

44.            The Indenture Trustee will be a financing party as defined in Section 2(L) of the ETA. In addition, any other trustee, collateral agent or other person acting for the benefit of a bondholder, and a party to any ancillary agreement as defined in Section 2(B) of the ETA or the Energy Transition Bonds will be a financing party. As provided in Section 12(G) of the ETA, the interests of the SPE, holders of the Energy Transition Bonds and the Indenture Trustee in the Energy Transition Property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge or defense by PNM or any affiliate thereof.

45.            If PNM defaults on any required payment to the Indenture Trustee of Energy Transition Charges collected, a court with jurisdiction in the matter, on application by an interested party and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the energy transition revenues for the benefit of holders of the Energy Transition Bonds, the SPE, the Indenture Trustee and any other financing parties. The order shall remain in full force and effect notwithstanding any bankruptcy, reorganization or other insolvency or receivership proceedings with respect to the qualifying utility or any non-utility affiliate.

46.            Pursuant to Section 19(A) of the ETA, the State of New Mexico has pledged to and agreed with holders of the Energy Transition Bonds, the SPE and the Indenture Trustee that the State of New Mexico shall not take or permit any action that impairs the value of the Energy Transition Property, except as allowed pursuant to Section 6 of the ETA, or reduces, alters or impairs Energy Transition Charges that are imposed, collected and remitted for the benefit of the holders of the Energy Transition Bonds, the SPE and the Indenture Trustee, until the entire principal of, interest on and redemption premium on the Energy Transition Bonds, all financing costs and all amounts to be paid to the SPE or a financing party under an ancillary agreement are paid in full and performed in full. Pursuant to Section 19(B) of the ETA, SPE is permitted to include the pledge specified in Section 19(A) of the ETA in the Energy Transition Bonds and any ancillary agreements and documentation related to the issuance and marketing of the Energy Transition Bonds.

47.            As provided in Section 17 of the ETA, the Energy Transition Bonds shall not constitute a debt or a pledge of the faith and credit or taxing power of the State of New Mexico or of any county, municipality or any other political subdivision of the State of New Mexico. Holders of the Energy Transition Bonds shall have no right to have taxes levied by the legislature or the taxing authority of any county, municipality or other political subdivision of the State of New Mexico for the payment of the principal of or interest on the Energy Transition Bonds. The issuance of Energy Transition Bonds does not obligate the State of New Mexico or a political subdivision of the State of New Mexico to levy any tax or make any appropriation for payment of the principal of or interest on the Energy Transition Bonds.

48.            In accordance with Section 6(F) of the ETA, a True-Up Adjustment will be deemed approved by the Commission without a hearing thirty days after the Company’s filing of the True-Up Adjustment Request Letter unless: (1) no later than twenty days from the date the Company files the True-Up Adjustment Letter, the Commission is notified of a potential mathematical or transcription error in the adjustment; and (2) the Commission determines that the calculation of the adjustment is unlikely to provide for timely payment, or is likely to result in a material overpayment, of scheduled principal of and interest on the Energy Transition Bonds and recovery of Other Ongoing Financing Costs in accordance with the Financing Order, suspends operation of the True-Up Adjustment Mechanism, pending a hearing limited to the issue of the error in the adjustment. In accordance with Section 6(F) of the ETA, any such suspension shall be for a period not to exceed sixty days from the date the Company filed the True-Up Adjustment Letter.

49.            As provided in Section 6(G) of the ETA, any Commission hearing with respect to a Standard True-Up Adjustment or Non-Standard True-Up Adjustment will be limited to determining whether there is a mathematical or transcription error in the calculation of the Standard True-Up Adjustment or Non-Standard True-Up Adjustment, as applicable. If, after a hearing, the Commission determines that the calculation of a Standard True-Up Adjustment or Non-Standard True-Up Adjustment contains a mathematical or transcription error, the Commission shall issue an order that rejects and corrects such adjustment. The Company will adjust the Energy Transition Charges in accordance with the Commission’s calculation within five days from issuance of any such order. If the Commission orders such a hearing and does not issue an order rejecting a Standard True-Up Adjustment or Non-Standard True-Up Adjustment with a determination of the corrected calculation within 60 days from the date the Company filed the applicable Standard True-Up Adjustment letter or Non-Standard True-Up Adjustment letter, the adjustment to the Energy Transition Charges shall be deemed approved.

50.            As provided in Section 11(A) of the ETA, the Commission shall not treat (1) the Energy Transition Bonds as indebtedness of PNM, (2) the Energy Transition Charges paid under this Financing Order revenues of PNM, or (3) the energy transition costs to be financed by the Energy Transition Bonds as costs of PNM.

51.            As provided in Section 11(C) of the ETA, if PNM decides not to issue Energy Transition Bonds, such decision shall not be a basis for the Commission to refuse to allow PNM to recover energy transition costs in an otherwise permissible fashion, or as a basis to refuse or condition authorization to issue securities pursuant to Sections 62-6-6 and 62-6-7 NMSA 1978.

52.            This Financing Order constitutes a financing order as defined in Section 2(L) of the ETA.

53.            This Financing Order meets the requirements for a financing order under Section 5 of the ETA.

54.            This Financing Order will be operative and in full force and effect from the date of issuance by the Commission.

55.            Pursuant to Section 12(H) of the ETA, any successor to PNM shall be bound by the requirements of the ETA and shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, PNM under this Financing Order in the same manner and to the same extent as PNM, including the obligation to collect and pay energy transition revenues to the Indenture Trustee for the account of the SPE or to any other persons entitled to receive the revenues.

56.            Pursuant to Section 7(A) of the ETA, this Financing Order is irrevocable, and the Commission shall not reduce, impair, postpone or terminate the Energy Transition Charges approved in this Financing Order, the Energy Transition Property or the collection or recovery of energy transition revenues, including recovery of the Ongoing Financing Costs through the Energy Transition Charges.

57.            Pursuant to Section 9(B) of the ETA, this Financing Order shall remain in effect and unabated notwithstanding the bankruptcy, reorganization or insolvency of the qualifying utility (PNM or its successors) or any non-utility affiliate or the commencement of any proceeding for bankruptcy or appointment of a receiver.

58.            In accordance with Section 8(A) of the ETA, this Financing Order has been issued as a separate order from any other order issued by the Commission on the approvals requested in the Consolidated Application with respect to the Energy Transition Bonds and is a final order of the Commission. Pursuant to Section 8(A) of the ETA, a party aggrieved by the issuance of this Financing Order may apply to the Commission for a rehearing in accordance with Section 62-10-16 NMSA 1978; provided that such application shall be due no later than 10 calendar days after the issuance this Financing Order. An application for rehearing shall be deemed denied if not acted upon by the Commission within 10 calendar days after the filing of the application for rehearing. Pursuant to Section 8(B), an aggrieved party may file notice of appeal with the Supreme Court of New Mexico in accordance with Section 62-11-1 NMSA 1978; provided that such notice shall be due no later than 10 calendar days after denial of an application for rehearing or, if rehearing is not applied for, no later than 10 calendar days after issuance of this Financing Order. Pursuant to Section 8(B) of the ETA, the Supreme Court of New Mexico shall proceed to hear and determine the appeal as expeditiously as practicable.

59.            Pursuant to Section 22 of the ETA, effective on the date that any of the Energy Transition Bonds are first issued under this Financing Order, if any provision of the ETA is invalidated, superseded, replaced, repealed or expires for any reason, that occurrence shall not affect the validity of any action allowed pursuant to the ETA that is taken by the Commission, PNM or its successors, the SPE or any other person, a collection agent, a financing party, a bondholder or a party to an ancillary agreement and, to prevent the impairment of the Energy Transition Bonds issued or authorized in this Financing Order, any such action shall remain in full force and effect with respect to all Energy Transition Bonds issued or authorized pursuant to this Financing Order before the date that such provision is held to be invalid or is invalidated, superseded, replaced, repealed or expires for any reason.

V.            ORDERING PARAGRAPHS

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein and, or the reasons stated above, the Hearing Examiners recommend that the Commission ORDER as follows:

1.            The findings, conclusions and the ordering paragraphs herein are adopted, approved, and ordered by the Commission.

2.            PNM’s application for a financing order authorizing the issuance of one or more series of Energy Transition Bonds by the SPE is granted, subject to the terms set forth in this Financing Order.

3.            PNM may use the Energy Transition Bonds to finance the estimated amounts of Abandonment Costs identified in the Consolidated Application and this Financing Order. PNM may use the Energy Transition Bonds to finance the estimated amounts of Upfront Financing Costs and Section 16 Payments identified in the Consolidated Application and this Financing 0rder, as such amounts may be updated pursuant to Section 4(B)(6)(b) of the ETA.

4.            The SPE may issue one or more series of Energy Transition Bonds, with the maximum aggregate principal amount of such Energy Transition Bonds to be equal to the sum of(A) the $331.6 million of estimated Abandonment Costs set forth in the Consolidated Application and this Financing 0rder, (B) Section 16 Payments (updated as of the time of issuance and provided to the Commission following issuance in accordance with Section 4(B)(6) of the ETA), and (C) Upfront Financing Costs (updated as of the time of issuance and provided to the Commission following issuance in accordance with Section 4(B)(6) of the ETA). The SPE shall not issue Energy Transition Bonds in a principal amount in excess of $361.0 million unless PNM shall have obtained an amendment to the Financing Order as provided in Section 7(B)(2) of the ETA. If PNM’s energy transition cost estimate at the time of issuance is lower than the estimate included in the financing application, the SPE shall reduce the size of the bond issuance accordingly.

5.            PNM is authorized to form the SPE to be structured as described in the Consolidated Application and this Financing Order. Concurrent with the issuance of the Energy Transition Bonds. PNM shall make an equity capital contribution to the SPE that shall not be less than 0.5% of the total capital of the SPE (with the aggregate principal amount of the Energy Transition Bonds representing not more than 99.5% of the capital of the SPE). PNM shall be permitted to earn a rate of return on its equity capital contribution to the SPE at a rate equal to the rate of interest payable on the longest maturing tranche of Energy Transition Bonds and this return on the capital contribution will be an Ongoing Financing Cost and part of the Periodic Revenue Requirement.

6.            Each series of the Energy Transition Bonds may be issued in one or more tranches. The SPE is authorized to enter into an Indenture with an Indenture Trustee, consistent with the provisions of this Financing Order, pursuant to which the Energy Transition Bonds shall be issued. Each tranche of the Energy Transition Bonds shall be issued with a fixed interest rate and shall have a scheduled final maturity of no more than 25 years from the date of issuance of such Energy Transition Bonds, provided that the legal final maturity may exceed 25 years. Following the initial scheduled payment of principal and interest, payments of principal and interest on the Energy Transition Bonds shall be made semiannually. Subject to compliance with the requirements of this Financing Order, PNM and the SPE shall be afforded flexibility in establishing the terms and conditions of the Energy Transition Bonds, repayment schedules, term, payment dates, collateral, redemption provisions, credit enhancement, required debt service, reserves, interest rates and other financing costs.

7.            Each of PNM and the SPE is authorized to execute and deliver the Transaction Documents substantially in the form submitted with the Supporting Testimony, subject to such changes as are legally appropriate and necessary to satisfy bankruptcy or rating agency considerations or that are otherwise consistent with the provisions of this Financing Order. Each of PNM and the SPE is authorized to enter into any ancillary agreements (as defined in Section 2(B) of the ETA) consistent with the provisions of this Financing Order that may be appropriate in connection with the issuance of the Energy Transition Bonds, including various forms of credit enhancement or other mechanisms designed to improve the credit quality and marketability of the Energy Transition Bonds in furtherance of the lowest cost objective. Each of PNM and the SPE is authorized to execute and deliver such additional agreements, documents, certificates and instruments as shall be legally appropriate and necessary in order to effectuate the issuance of the Energy Transition Bonds in accordance with the provisions of this Financing Order.

8.            PNM is authorized to recover the Ongoing Financing Costs as described in the Consolidated Application and this Financing Order through the Energy Transition Charges authorized in this Financing Order.

9.            PNM or the SPE as its assignee is authorized to impose, charge, collect and receive Energy Transition Charges necessary to recover the Ongoing Financing Costs, to be imposed as described in the Consolidated Application, including the Supporting Testimony, and in this Financing Order. The Energy Transition Charges shall be subject to the True-Up Adjustment Mechanism described in the Consolidated Application, including the Supporting Testimony, and in this Financing Order until the Energy Transition Bonds and the Ongoing Financing Costs are paid in full.

10.            The Energy Transition Charges authorized in this Financing Order shall be ~~nonbypassable~~ non-bypassable as defined in Section 2(P) of the ETA, meaning that payment of an Energy Transition Charge may not be avoided by an electric service customer located within PNM’s utility service area and shall be paid by each customer that receives electric delivery service from the qualifying utility (PNM or its successor) imposing the charge for as long as the Energy Transition Bonds secured by the Energy Transition Charges are outstanding and the related Ongoing Financing Costs have not been recovered in full.

11.            The Energy Transition Charges shall appear as a separate line item on each customer’s electric bill. In addition, all electric bills shall state that all rights to the Energy Transition Charges are owned by the SPE.

12.            PNM’s proposed ETA Rider as shown in PNM Exhibit MJS-2 is hereby approved.

13.            Upon issuance of the Energy Transition Bonds, PNM shall file an advice notice with the Commission, subject to review by the Commission for errors and corrections, that identifies the actual initial Energy Transition Charges to be included on customers’ bills, effective fifteen days from the date the advice notice is filed.

14.      The True-Up Adjustment Mechanism described in the Consolidated Application. including the Supporting Testimony, and in this Financing Order is approved. PNM or its assignee is authorized to recover the Periodic Revenue Requirement through the Energy Transition Charges and shall file with the Commission at least semiannually (and at least quarterly during two-year period preceding the final maturity date of the Energy Transition Bonds) a True-Up Adjustment Letter as described in this Financing Order. In addition to the semiannual Standard True-Up Adjustments, PNM is authorized to implement optional Standard True-Up Adjustments at any time, without limitation as to frequency, in order to ensure timely payment of scheduled principal of and interest (or deposits to sinking funds in respect of principal and interest) on the Energy Transition Bonds and the payment of other ongoing financing costs, and to implement Non-Standard Adjustments as described above in this Financing Order.

15.            In connection with each True-Up Adjustment, PNM shall file an advice notice with the True-Up Adjustment Request Letter to implement the revised Energy Transition Charges.

16.            PNM’s method of allocating the Periodic Billing Requirement to customer classes and rate schedules and assessing the Energy Transition Charges within rate schedules as described in the Consolidated Application, including the Supporting Testimony, and in this Financing Order is hereby approved. As provided in Section 6(A) of the ETA, the allocation and assessment of energy transition are both subject to the True-Up Adjustment Mechanism. PNM shall file a True-Up Adjustment Request Letter in connection with any general rate case when necessary to reflect any adjustments in the allocation of ETCs as a result of changes in the production cost methodology used in such general rate case.

17.            The creation of the Energy Transition Property as described in this Financing Order is approved. The Energy Transition Property shall consist of all rights and interests of the qualifying utility (PNM or its successors) or its assignee under this Financing Order, including the right to impose, charge, collect and receive Energy Transition Charges in an amount necessary to provide for full payment and recovery of all Ongoing Financing Costs, including all revenues or other proceeds arising from those rights and interests. The Energy Transition Property also include the rights and interests of the qualifying utility (PNM or its successors) or its assignee in the True-Up Adjustment Mechanism approved under this Financing Order.

18.            The creation of the Energy Transition Property is conditioned upon and shall be simultaneous with, the transfer of the Energy Transition Property to the SPE pursuant to the Purchase Agreement and related bill of sale and the pledge of the Energy Transition Property to secure the Energy Transition Bonds. The Energy Transition Property shall continue to exist until the Energy Transition Bonds and all Ongoing Financing Costs have been paid in full.

19.            In accordance with the terms and conditions of this Financing Order, the SPE may pledge to an Indenture Trustee, as collateral for payment of the Energy Transition Bonds, the Energy Transition Property, including the SPE’s right to receive the related Energy Transition Charges when collected, and the other collateral described in the Indenture.

20.            PNM shall structure the issuance of the Energy Transition Bonds in a manner consistent with the provisions of IRS Revenue Procedure 2005-62.

21.            The Securitization Transaction Structure described in this Financing Order is approved.

22.            In its capacity as the initial servicer of the Energy Transition Bonds under the Servicing Agreement, PNM is authorized to calculate, bill, collect and receive for the account of the SPE, the Energy Transition Charges established under this Financing Order, as adjusted from time to time pursuant to the True-Up Adjustment Mechanism, and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the True-Up Adjustment Mechanism. The servicer of the Energy Transition Bonds will be entitled to collect servicing fees in accordance with the provisions of the Servicing Agreement, provided that the annual servicing fee payable to PNM for acting as servicer (or any other servicer affiliated with PNM) shall be 0.05% of the initial aggregate principal amount of the Energy Transition Bonds plus out-of-pocket expenses, and (ii) the annual servicing fee payable to any other servicer not affiliated with PNM shall not at any time exceed 0.60% of the initial aggregate principal amount of the Energy Transition Bonds plus out-of-pocket expenses, except as provided in the paragraph below.

23.        PNM shall not resign as servicer except upon either (a) a determination by PNM that the performance of its duties under as servicer shall no longer be permissible under applicable law, or (b) satisfaction of the following: (i) receipt of confirmation that such action will not result in a suspension, reduction or withdrawal of the then current ratings on any of the Energy Transition Bonds and (ii) the Commission shall have approved of such resignation. Upon the occurrence of an event of default under the Servicing Agreement relating to the servicer’s performance of its servicing functions with respect to the Energy Transition Charges, the Indenture Trustee may replace PNM as the servicer in accordance with the terms of the Servicing Agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified herein, the appointment of such replacement servicer will not be effective until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission. No entity may replace PNM as the servicer in any of its servicing functions with respect to the Energy Transition Charges and the Energy Transition Property authorized by this Financing Order, if the replacement would cause any of the then-current credit ratings of the Energy Transition Bonds to be suspended, withdrawn or downgraded.

24.        The servicer shall remit collections (or estimated amounts of collections) of the Energy Transition Charges to the SPE or the Indenture Trustee for the SPE’s account on each business day.

25.        In the event a customer of PNM does not pay the full amount of any bill that includes Energy Transition Charges, such partial payments shall be allocated in accordance with applicable Commission requirements and any other requirements of applicable law. Following the issuance of any Energy Transition Bonds, for amounts billed on the same date, charges shall be credited based on a priority waterfall, with late payment charges being credited first, Energy Transition Charges being credited second, and other charges being credited thereafter in the priority waterfall. If more than one series of Energy Transition Bonds are outstanding, partial payments allocable to Energy Transition Charges shall be allocated pro rata based upon the amount of Energy Transition Charges owing with respect to each series.

26.        PNM shall be entitled to receive an administration fee for its performance of administration duties for the SPE under the Administration Agreement, provided that the aggregate annual administration fee payable to PNM (or any of its affiliates) while serving as administrator for the SPE shall be $50,000 per year plus out-of-pocket expenses.

27.        The servicing and administration fees collected by PNM (or any affiliate of PNM) acting as servicer or administrator under the Servicing Agreement or the Administration Agreement, respectively, shall be included in PNM’s cost of service. The expenses incurred by PNM (or any affiliate of PNM) to perform obligations under the Servicing Agreement or Administration Agreement not otherwise recovered through the Energy Transition Charges shall be included in PNM’s cost of service.

28.        PNM has the continuing, irrevocable right to cause the issuance of the Energy Transition Bonds in one or more series in accordance with the terms of this Financing Order.

29.        PNM shall provide the Commission with a copy of each registration statement, prospectus, Current Report on Form 8-K or other filing made with the SEC in connection with any issuance or proposed issuance of the Energy Transition Bonds within 5 business days following the date of such filing with the SEC.

30.        In accordance with Section 4(B)(6) of the ETA, PNM shall file with the Commission within 30 days after the issuance of the Energy Transition Bonds, a report describing the final structure and pricing of the Energy Transition Bonds, updated Financing Costs and Section 16 Payments amounts, and an updated calculation of the Energy Transition Charges. In addition, PNM will file final forms of the Transaction Documents.

31.        In connection with any issuance of the Energy Transition Bonds, PNM shall use its commercially reasonable efforts to obtain the lowest cost objective.

32.        PNM’s proposed method The ratemaking method addressed in Section III.G.2 above to reconcile and recover or refund any difference between the energy transition costs financed by the Energy Transition Bonds and the actual final energy transition costs incurred by the PNM or the SPE, as described in this Financing Order, is approved.

33.        PNM’s proposed method The ratermaking method addressed in Section III.F.4.f above to account for the reduction in PNM’s cost of service associated with the amount of undepreciated investments being recovered by the Energy Transition Charges at the time the charge becomes effective, as described in this Financing Order, is approved.

34.        The SPE is authorized to the use the proceeds it receives from the sale of the Energy Transition Bonds to (i) pay the Upfront Financing Costs incurred in connection with the issuance of the Energy Transition Bonds (including reimbursement to PNM of any such costs paid by PNM) and (ii) to purchase the Energy Transition Property from PNM pursuant to the terms of the Purchase Agreement and related bill of sale. PNM and the SPE are authorized to enter the Purchase Agreement and related bill of sale consistent with the provisions of this Financing Order.

35.        PNM is authorized to use the proceeds it receives from the sale of the Energy Transition Property to the SPE (i) to make required Section 16 Payments and (ii) for purposes of providing utility service to customers, including paying certain Energy Transition Costs financed with the Energy Transition Bonds. In particular, PNM shall apply the proceeds it receives from the sale of the Energy Transition Property to make required Section 16 Payments, to pay Decommissioning and Reclamation Costs, to pay Severance and Job Training Costs, to make capital expenditures for the purpose of providing utility service to customers, and to repay any indebtedness incurred for the purpose of making any such payments. Proceeds of the Bonds shall not be used for purposes of paying dividends, making affiliate loans or paying incentive compensation.

36.        In accordance with Section 5(J) of the ETA, PNM shall file a report, within 30 days following receipt of the proceeds from the sale of the Energy Transition Bonds and annually thereafter until all bond proceeds have been disbursed, specifying (1) the gross amount of proceeds arising from the sale of the Energy Transition Bonds, (2) any amounts expended for payment of Upfront Financing Costs (including reimbursement to PNM for such costs paid by PNM). (3) the amount of Section 16 Payments made, (4) the amount of proceeds used to pay Decommissioning and Reclamation Costs, (5) the amount of proceeds used to pay Severance and Job Training Costs, (6) the amount of proceeds used to make capital expenditures for the purpose of providing utility service to customers, (7) the amount of proceeds used to repay indebtedness incurred for the purpose of making any such payments, and (8) the amount of remaining proceeds, if any.

37.        Following repayment of the Energy Transition Bonds and all related financing costs and the release of funds by the Indenture Trustee, the SPE shall distribute the final balance of the Collection Account to PNM. PNM has proposed that it will credit customers by the amount of the distribution, less the amount of the Capital Subaccount and any unpaid return on the capital contribution due to PNM as set forth in this Financing Order. PNM shall similarly credit customers by the aggregate amount of any Energy Transition Charge collections subsequently received by the SPE.

38.        In accordance with Section 5(I) of the ETA, to the extent permitted under applicable law, during any period in which the Energy Transition Bonds are outstanding, the SPE LLC Agreement shall provide that in order for the SPE to file a voluntary bankruptcy petition on behalf of the SPE, the prior unanimous consent of the managers of the SPE shall be required.

39.        In accordance with Section 5(K) of the ETA, the Commission is authorized to review and audit the books and records of PNM and the SPE, relating to the Energy Transition Property and the receipt and disbursement of proceeds of the Energy Transition Bonds.

40.        All regulatory approvals within the jurisdiction of the Commission that are necessary for the issuance of the Energy Transition Bonds and all related transactions, are granted.

41.        With the exception of the changes adopted herein, ~~T~~the Commission finds that the PNM’s Application for a Financing Order satisfies the requirements of Section 4 of the ETA. The Commission finds that this Financing Order constitutes a financing order within the meaning of Section 2(L) of the ETA. The Commission finds that this Financing Order complies with the provisions of Section 5 of the ETA. A financing order issued under Section 5 of the ETA gives rise to rights, interests, obligations and duties as expressed in the ETA. It is the Commission’s express intention to give rise to those rights, interests, obligations and duties by issuing this Financing Order. PNM and any successor servicer are authorized to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the requirements of this Financing Order.

42.        This Financing Order is irrevocable and the Commission shall not reduce, impair, postpone or terminate the Energy Transition Charges approved in this Financing Order, the Energy Transition Property or the collection or recovery of energy transition revenues, including recovery of the Ongoing Financing Costs through the Energy Transition Charges.

43.        Any successor to PNM shall be bound by the requirements of the ETA and shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, PNM under this Financing Order in the same manner as PNM, including the obligation to collect and pay energy transition revenues to the Indenture Trustee for the account of the SPE or to any other persons entitled to receive the revenues. This Financing Order also is binding upon any servicer or other entity responsible for billing and collecting the Energy Transition Charges on behalf of the SPE, and upon any successor to the Commission.

44.        If the Energy Transition Bonds are outstanding and the Ongoing Financing Costs have not been paid in full, the Energy Transition Charges authorized in this Financing Order shall be collected by PNM or its successors or assignees, or a collection agent, in full through a non-bypassable charge that is a separate line item on customer bills and not part of the qualifying utility’s base rates. The charge shall be paid by all customers receiving electric delivery from PNM or its successors under Commission-approved rate schedules or special contracts, and all customers who acquire electricity from an alternative or subsequent electricity supplier in the utility service area currently served by PNM, to the extent such acquisition is permitted by New Mexico law.

45.        This Financing Order shall remain in effect and unabated notwithstanding the bankruptcy, reorganization or insolvency of the qualifying utility (PNM or its successors) or any non-utility affiliate or the commencement of any proceeding for bankruptcy or appointment of a receiver.

46.        In accordance with Section 19 of the ETA, the Commission pledges to and agrees with holders of the Energy Transition Bonds, the SPE and the Indenture Trustee that the Commission shall not take or permit any action that impairs the value of the Energy Transition Property, except as allowed pursuant to Section 6 of the ETA, or reduces, alters or impairs Energy Transition Charges that are imposed, collected and remitted for the benefit of the holders of the Energy Transition Bonds, the SPE and the Indenture Trustee, until the entire principal of, interest on and redemption premium on the Energy Transition Bonds, all financing costs and all amounts to be paid to the SPE or a financing party under an ancillary agreement are paid inんll and performed in full. The SPE is permitted to include this pledge in the Energy Transition Bonds and any ancillary agreements and documentation related to the issuance and marketing of the Energy Transition Bonds.

47.        A copy of this Financing Order shall be served on all parties listed on the ~~attached certificate of~~ official service list for this case via e-mail where such e-mail addresses are known and if not known, by regular first-class postal delivery.

48.        This Financing Order is effective immediately.

49.        PNM shall have the opportunity pursuant to NMSA 1978, § 62-18-5(E) to make a filing to amend its Application to accept the changes described in this Order. PNM shall make the filing within ten calendar days after the date of this Final Order.

50.        In accordance with 1 .2.2.35(D) NMAC, the Commission has taken administrative notice of all Commission orders, rules, decisions and other relevant materials in all Commission proceedings cited in this Order.

51.        Any matter not specifically ruled on during the course of this proceeding or in this Order is disposed of consistent with this Order and the Commission’s Rules.

52.        This docket is closed except for receipt of PNM’s amended Application.

ISSUED at Santa Fe, New Mexico this 21st day of February 2020.

NEW MEXICO PUBLIC REGULATION COMMISSION

Anthony F. Medeiros	Ashley C. Schannauer
Hearing Examiner	Hearing Examiner

EXHIBIT A

FORM OF STANDARD TRUE-UP ADJUSTMENT LETTER

New Mexico Public Regulation Commission

[ADDRESS]

Attention:

Re:	Energy Transition Act Financing Order, 19-00018-UT

Dear [______]:

Pursuant to the financing order of the New Mexico Public Regulation Commission (the “Commission”) adopted on [______], in the above-referenced matter (the “Financing Order”), Public Service Company of New Mexico (“PNM”), as servicer of the energy transition bonds issued pursuant to the Financing Order, submits this filing for a True-Up Adjustment (as defined in the Financing Order) to the energy transition charges authorized pursuant to the Financing Order.

PNM has calculated the True-Up Adjustment in accordance with the methodology approved in the Financing Order. Attachment 1 hereto is the Energy Transition Charge True-Up Mechanism Form and Attachment 2 hereto is PNM’s workpapers showing the calculation of the adjusted energy transition charges. Attachment 3 hereto is PNM’s advice notice with respect to implementing the adjusted energy charges pursuant to the True-Up Adjustment.

Pursuant to the Financing Order and Section 6(F) of the Energy Transition Act, the True-Up Adjustment will be deemed approved by the Commission without a hearing thirty days after PNM’s filing of this letter unless: (1) no later than twenty days from the date PNM files this letter, the Commission is notified of a potential mathematical or transcription error in the adjustment; and (2) the Commission determines that the calculation of the adjustment is unlikely to provide for timely payment, or is likely to result in a material overpayment, of scheduled principal of and interest on the energy transition bonds and recovery of other ongoing financing costs in accordance with the Financing Order, and suspends operation of the True-Up Adjustment, pending a hearing limited to the issue of the error in the adjustment. In accordance with Section 6(F) of the Energy Transition Act, any such suspension shall be for a period not to exceed sixty days from the date PNM filed this letter.

Accordingly, so long as the Commission takes no action to suspend operation of the True-Up Adjustment, the True-Up Adjustment requested in this letter shall become effective on [_____________________].

Respectfully submitted,
PUBLIC SERVICE COMPANY OF NEW MEXICO

By:
Name:
Title:

Attachment 1 to True-Up Adjustment Request Letter

PNM Exhibit MJS-2, Appendix 1: Form of Recovery Period True-up	Page 1 of 1

Public Service Company of New Mexico (PNM)

Energy Transition Bond rider true-up calculation summary report

ETA Rider No 51

Remittance Period Start Date:
Remittance Period End Date:

Line No.	Description	Equation	Calculation of the True-up (1)	Projected Revenue Requirement to be Billed and Collected (2)	Revenue Requirement to Collection Period (1)+(2)=(3)	Data Source

1.	Prior period remittance from Start date: to End Date:		__________________
2.			__________________
3.	True-up for the Prior Remittance Period
4.	Revenue Requirement
5.	Actual Cash Receipt Transfers Interest Income
6.	Cash Receipts Transferred to the SPE		__________________
7.	Interest income on Subaccounts at the SPE		__________________
8.	Total Current Period Actual Daily Cash Receipts Transfers and interest income	Line 6 + Line 7	__________________
9.	(Over)/Under collection of prior remittance period revenue requirements	Line 4 + Line 8	__________________
10.	Cash in Excess Funds subaccount		__________________
11.	Cumulative (Over)/Under collections through the end of prior remittance period	Line 9+ Line 10	$__________________
12.
13.
14.	Current Remittance Period with Start date: Through End Date:
15.	Principal
16.	Interest
17.	Servicing Costs		__________________
18.	Other on-Going Costs	Line 15+ Line 16 + Line 17 + Line 18	$__________________
19.	Current Remittance Period Total Revenue Requirement
20.
21.	Current Remittance Period Cash Receipt Transfers and interest income:
22.	Cash Receipts Transferred to SPE		(A)	(B)
23.	Interest Income on Subaccounts at SPE		(A)	(B)
24.	Total Current Remittance Period Cash Receipt Transfers and interest income	Line 22 + Line 23	$__________________	$__________________	$
25.	Estimated Current Remittance Period (Over)/Under Collection	Line 19 + Line 24	$__________________	$__________________
26.
27.
28.	Projected Remittance Period with Start date: through End Date:
29.	Principal
30.	Interest
31.	Servicing Costs
32.	Other on-Going Costs		___________________
33.	Projected Remittance Period Total Revenue Requirement	Line 29 + Line 30 + Line 31 + Line 32	$__________________	$
34.
35.	Revenue Requirements to be Billed in Projected Remittance Period, TOTAL	Line 11 + Line 25 + Line 33		(C)	$___________________
36.	Forecasted Sales (in kWh) for Projected Remittance Period (adjusted for uncollectibles)				____________________
37.	Average Energy Transition Bond rider charge per kWh	Line 35 / Line 36			$___________________
38.
39.
40.
41.	Footnotes:
42.	(A) Reflected cash receipts and interest income that have been billed, collected, and remitted to SPE
43.	(B) These are the remaining months in the current period whose collection is estimated
44.	Remaining estimated months are for this time period:
45.	(C) This is the total amount for recovery

Attachment 2 to True-Up Adjustment Request Letter

[Advice Notice]

Attachment 3 to True-Up Adjustment Request Letter

[Workpapers]

BEFORE THE NEW MEXICO PUBLIC REGULATION COMMISSION

IN THE MATTER OF PUBLIC SERVICE COMPANY OF NEW MEXICO’S ABANDONMENT OF SAN JUAN GENERATION STATION UNITS 1 AND 4	) ) ) )	Case No. 19-00018-UT

CERTIFICATE OF SERVICE

I CERTIFY that on this date I sent to the parties listed here, via email only, a true and correct copy of the Recommended Decision on Financing Order.

Stacey Goodwin

Ryan Jerman

Richard Alvidrez

Robert Edwards

Dan Akenhead

Mark Fenton

Carey Salaz

Steven Schwebke

Heather Allen

Mariel Nanasi

Aaron El Sabrout

Joan Drake

Lisa Tormoen Hickey

Jason Marks

Matthew Gerhart

Katherine Lagen

Ramona Blaber

Camilla Feibelman

Michel Goggin

Nann M. Winter

Keith Herrmann

Dahi Harris

Peter Auh

Jody Garcia

Andrew Harriger

Donald E. Gruenemeyer

Joseph A. Herz

Steven S. Michel

April Elliott

Pat O’Connell

Douglas J. Howe

Bruce C. Throne

Rob Witwer

Jeffrey Albright

Amanda Edwards

Michael I. Garcia

Greg Sonnenfeld

Stephanie Dzur

Victor Ortiz

Peter J. Gould

Kelly Gould

Jim Dauphinais

Michael Gorman

Randy S. Bartell

Sharon T. Shaheen

John F. McIntyre

Marvin T. Griff

David Ortiz

Jennifer Breakell

Lorraine Talley

Stacey.Goodwin@pnmresources.com;

Ryan.jerman@pnmresources.com;

Ralvidrez@mstlaw.com;

Bob.Edwards@troutman.com;

DAkenhead@mstlaw.com;

Mark.Fenton@pnm.com;

Carey.Salaz@pnm.com;

Steven.Schwebke@pnm.com;

Heather.Allen@pnmresources.com;

Mariel@seedsbeneaththesnow.com;

Aaron@newenergyeconomy.org;

jdrake@modrall.com;

lisahickey@newlawgroup.com;

lawoffice@jasonmarks.com;

matt.gerhart@sierraclub.org;

Katherine.lagen@sierraclub.org;

Ramona.blaber@sierraclub.org;

Camilla.Feibelman@sierraclub.org;

MGoggin@gridstrategiesllc.com;

nwinter@stelznerlaw.com;

kherrmann@stelznerlaw.com;

dahlharris@hotmail.com;

pauh@abcwua.org;

JGarcia@stelznerlaw.com;

akharriger@sawvel.com;

degruen@sawvel.com;

jaherz@sawvel.com;

smichel@westernresources.org;

April.elliott@westernresources.org;

pat.oconnell@westernresources.org;

dhowe@highrocknm.com;

bthroneatty@newmexico.com;

witwerr@southwestgen.com;

JA@Jalblaw.com;

AE@Jalblaw.com;

mikgarcia@bernco.gov;

greg@sonnenfeldconsulting.com

Stephanie@Dzur-law.com;

Vortiz@montand.com;

pgouldlaw@gmail.com;

kellydarshan@gmail.com;

jdauphinais@consultbai.com;

mgorman@consultb証.com;

rbartell@montand.com;

sshaheen@montand.com;

jmcintyre@montand.com;

Marvin.Griff@thompsonhine.com;

DOrtiz@montand.com;

jbreakell@fmtn.org;

ltalley@montand.com

Anna Sommer

Chelsea Hotaling

Tyler Comings

Don Hancock

Stephen Curtice

Shane Youtz

James Montalbano

Barry W. Dixon

Kyle J. Tisdel

Erik Schlenker-Goodrich

Thomas Singer

Mike Eisenfeld

Sonia Grant

Carol Davis

Robyn Jackson

Thomas Manning

Debra S. Doll

Katherine Coleman

Thompson & Knight

Jane L. Yee

Larry Blank, Ph.D.

Saif Ismail

David Baake

Germaine R. Chappelle

Senator Steve Neville

Senator William Sharer

Rep. James Strickler

Rep. Anthony Allison

Rep. Rod Montoya

Rep. Paul Bandy

Patrick J. Griebel

Richard L. C. Virtue

Carla R. Najjar

Philo Shelton

Robert Cummins

Kevin Powers

Steven Gross

Cholla Khoury

Gideon Elliot

Robert F. Lundin

Elaine Heltman

Andrea Crane

Douglas Gegax

Michael C. Smith Bradford Borman

John Bogatko

Jack Sidler

Milo Chavez

Marc Tupler

Beverly Eschberger

Georgette Ramie

Dhiraj Solomon

Anthony Sisneros

ASommer@energyfuturesgroup.com;

CHotaling@energyfuturesgroup.com;

tyler.comings@aeclinic.org;

sricdon@earthlink.net;

stephen@youtzvaldez.com;

shane@youtzvaldez.com;

james@youtzvaldez.com;

bwdix0n953@msn.com;

tisdel@westernlaw.org;

eriksg@westernlaw.org;

Singer@westernlaw.org;

mike@sanjuancitizens.org;

sonia@sanjuancitizens.org;

caroljdavis.2004@gmail.com;

chooshgai.bitsi@gmail.com;

cfrecleanenergy@yahoo.com;

Debra@doll-law.com;

Katie.coleman@tklaw.com;

Tk.eservice@tklaw.com;

jyee@cabq.gov;

lb@tahoeconomics.com;

sismail@cabq.gov;

david@baakelaw.com;

Gchappelle.law@gmail.com;

steven.neville@nmlegis.gov;

bill@williamsharer.com;

jamesstrickler@msn.com;

Anthony.Allison@nmlegis.gov;

roddmontoya@gmail.com;

paul@paulbandy.org;

patrick@marrslegal.com;

rvirtue@virtuelaw.com;

Csnajjar@virtuelaw.com;

Philo.Shelton@lacnm.us;

Robert.Cummins@lacnm.us;

Kevin.Powers@lacnm.us;

gross@portersimon.com

ckhoury@nmag.gov;

gelliot@nmag.gov;

rlundin@nmag.gov;

Eheltman@nmag.gov;

ctcolumbia@aol.com;

dgegax@nmsu.edu;

Michaelc.smith@state.nm.us;

Bradford.Borman@state.nm.us;

John.Bogatko@state.nm.us;

lack.Sidler@state.nm.us;

Milo.chavez@state.nm.us;

Marc.Tupler@state.nm.us;

Beverly.Eschberger@state.nm.us;

Georgette.Ramie@state.nm.us;

Dhiraj.Solomon@state.nm.us;

Anthony.Sisneros@state.nm.us;

1

DATED this February 21, 2020.

NEW MEXICO PUBLIC REGULATION COMMISSION

/s/ Ana C. Kippenbrock
Ana C. Kippenbrock, Law Clerk

2